Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253295

CNL STRATEGIC CAPITAL, LLC

SUPPLEMENT NO. 14 DATED DECEMBER 16, 2022

TO THE PROSPECTUS DATED APRIL 18, 2022

We are providing this Supplement No. 14 (this “supplement”) to you in order to supplement our prospectus dated April 18, 2022 (the “Prospectus”). This supplement supersedes and replaces all prior supplements to the Prospectus (Supplements No. 1 through No. 13). This supplement provides information that shall be deemed part of, and must be read in conjunction with, the Prospectus. Capitalized terms used in this supplement have the same meanings in the Prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “Company” refer to CNL Strategic Capital, LLC. Before investing in our shares, you should read the entire Prospectus and this supplement, and consider carefully our investment objectives, risks, fees and expenses. You should also carefully consider the information disclosed in the section of the Prospectus captioned “Risk Factors” before you decide to invest in our shares.

The purpose of this supplement is to disclose the following:

•	to disclose the adjusted per share public offering price for each class of our shares;
•	to disclose information about our distributions;
•	to disclose our net asset value for the month ended November 30, 2022;
•	to disclose certain return information for all outstanding classes of shares;
•	to provide an update to the “Prospectus Summary” section;
•	to provide updates to the “Risk Factors” section;
•	to provide an updated “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section substantially the same as that which was included in our Quarterly Report on Form 10-Q, filed on November 14, 2022;
•	to provide updates to the “Our Portfolio” section;
•	to provide updates to the “Management” section;
•	to provide our condensed consolidated unaudited financial statements and the notes thereto as of and for the period ended September 30, 2022, as included in our Quarterly Report on Form 10-Q, filed on November 14, 2022; and
•	to provide updates to the “Plan of Distribution” section.

Public Offering Price Adjustment

On December 15, 2022, the board of directors (the “Board”) approved the new per share public offering price for each share class in this offering. The new public offering prices will be effective as of December 20, 2022 and will be used for our next monthly closing for subscriptions on December 29, 2022. As of the date of this supplement, all references throughout the Prospectus to the per share public offering price for each share class available in this offering are hereby updated to reflect the new per share public offering prices stated in the table below. The purchase price for Class A, Class T, Class D, and Class I shares purchased under our distribution reinvestment plan will be equal to the net asset value per share for each share class as of November 30, 2022. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees assuming the maximum sales load applies for each share class available in this offering:

	Class A	Class T	Class D	Class I
Public Offering Price, Per Share	$35.08	$33.71	$31.77	$32.59
Selling Commissions, Per Share	$2.10	$1.01
Dealer Manager Fees, Per Share	$0.88	$0.59

We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650.

Declaration of Distributions

The Board declared cash distributions on the outstanding shares of all classes of our common shares based on a monthly record date, as set forth below. Please see Note 6. “Distributions” to the “Financial Statements” included in this supplement for additional information regarding historical distributions declared and paid by us, including per share amounts declared for each share class and sources of total distributions for the periods presented and the section entitled “Distribution Policy” which begins on page 51 of this Prospectus.

Distribution Record Date	Distribution Payment Date	Declared Distribution Per Share for Each Share Class
		Class FA	Class A	Class T	Class D	Class I	Class S
October 28, 2022	November 10, 2022	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
November 29, 2022	December 12, 2022	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
December 26, 2022	December 28, 2022	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
January 26, 2023	January 27, 2023	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167

Determination of Net Asset Value for Outstanding Shares for the month ended November 30, 2022

On December 15, 2022, the Board determined our net asset value per share for each share class in a manner consistent with the Company’s valuation policy, as described under “Determination of Net Asset Value” in this Prospectus. Additionally, pursuant to our share repurchase program, we conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares back to us at a price equal to the net asset value per share as of the last date of the month immediately prior to the repurchase date. The repurchase date for our next quarterly repurchase will be December 31, 2022. This table provides our aggregate net asset value and net asset value per share for its Class FA, Class A, Class T, Class D, Class I, and Class S shares as of November 30, 2022 (in thousands, except per share data):

Month Ended November 30, 2022	Class FA	Class A	Class T	Class D	Class I	Class S	Total
Net Asset Value	$146,866	$68,486	$73,311	$57,429	$272,838	$61,705	$680,635
Number of Outstanding Shares	4,263	2,133	2,283	1,807	8,371	1,765	20,622
Net Asset Value, Per Share	$34.45	$32.10	$32.11	$31.77	$32.59	$34.96
Net Asset Value, Per Share Prior Month	$34.20	$31.92	$31.93	$31.59	$32.35	$34.70
Increase in Net Asset Value, Per Share from Prior Month	$0.25	$0.18	$0.18	$0.18	$0.24	$0.26

The increase in our net asset value per share for each applicable share class for the month ended November 30, 2022, was primarily driven by the increases in the fair value of six out of eleven of our portfolio company investments. The fair value of five of our portfolio company investments decreased during the same period.

Return Information

The following table illustrates year-to-date (“YTD”), trailing 12 months (“1-Year Return”), 3-Year Return, Average Annual Return (“AAR”) Since Inception, and cumulative total returns through November 30, 2022 (“Cumulative Total Return”), with and without upfront sales load, as applicable:

	YTD Return(1)	1-Year Return(2)	3-Year Return(3)	AAR Since Inception(4)	Cumulative Total Return(4)	Cumulative Return Period
Class FA (no sales load)	9.1%	9.3%	40.7%	14.0%	67.6%	February 7, 2018 – November 30, 2022
Class FA (with sales load)	2.0%	2.2%	31.5%	11.8%	56.7%	February 7, 2018 – November 30, 2022
Class A (no sales load)	8.2%	7.9%	36.1%	12.4%	57.7%	April 10, 2018 – November 30, 2022
Class A (with sales load)	-1.0%	-1.2%	24.5%	9.5%	44.3%	April 10, 2018 – November 30, 2022
Class I	8.3%	8.2%	36.8%	12.9%	59.7%	April 10, 2018 – November 30, 2022
Class T (no sales load)	7.8%	8.1%	32.3%	11.0%	49.7%	May 25, 2018 – November 30, 2022
Class T (with sales load)	2.7%	3.0%	26.0%	9.4%	42.6%	May 25, 2018 – November 30, 2022
Class D	8.2%	8.6%	35.0%	11.3%	50.3%	June 26, 2018 – November 30, 2022
Class S (no sales load)	10.1%	10.4%	N/A	15.4%	41.0%	March 31, 2020 – November 30, 2022
Class S (with sales load)	6.3%	6.6%	N/A	13.5%	36.1%	March 31, 2020 – November 30, 2022

(1) For the period from January 1, 2022 through November 30, 2022.

(2) For the period from December 1, 2021 through November 30, 2022.

(3) For the period from December 1, 2019 through November 30, 2022.

(4) For the period from the date the first share was issued for each respective share class through November 30, 2022. The AAR Since Inception is calculated by taking the Cumulative Total Return and dividing it by the return period.

Total return is calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Amounts are not annualized. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. For details regarding applicable sales load, please see the “Plan of Distribution” section in the Prospectus. Class I and Class D shares have no upfront sales load.

For the eleven months ended November 30, 2022, sources of declared distributions on a GAAP basis were as follows:

	Eleven Months Ended November 30, 2022
	Amount (in 000s)	% of Total Distributions Declared
Net investment income[1]	$13,868	69.9%
Distributions in excess of net investment income[2]	5,959	30.1%
Total distributions declared	$19,827	100.0%

Cash distributions net of distributions reinvested during the period presented were funded from the following sources:

	Eleven Months Ended November 30, 2022
	Amount (in 000s)	% of Cash Distributions Net of Distributions Reinvested
Net investment income before expense support reimbursement	$15,764	122.9%
Expense support (reimbursement)	(1,896)	(14.8)%
Net investment income	13,868	108.1%
Cash distributions net of distributions reinvested in excess of net investment income[2]	—	—%
Cash distributions net of distributions reinvested[3]	$12,828	100.0%

1 There was no expense support due from the Manager and Sub-Manager for the eleven months ended November 30, 2022.

2 Consists of distributions made from offering proceeds for the period presented.

3 For the eleven months ended November 30, 2022, excludes $6,999 of distributions reinvested pursuant to our distribution reinvestment plan.

For the years ended December 31, 2021, 2020, 2019, and 2018 distributions were paid from multiple sources and these sources included net investment income before expense support of 65.2%, 42.3%, 61.7% and 85.2%, reimbursable expense support of 0.0%, 33.2%, 23.5% and 11.1%, and offering proceeds of 34.8%, 24.5%, 14.8% and 3.7%, respectively. The Company will be required to repay expense support to the Manager and Sub-Manager in future periods which may reduce future income available for distributions, however as of the date of this supplement, management believes that reimbursement of all expense support is not probable under the terms of the Expense Support and Conditional Reimbursement Agreement.  We have also posted this information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain this information by calling us by telephone at (866) 650-0650. The calculation of our net asset value is a calculation of fair value of our assets less our outstanding liabilities. For a discussion of how the fair values of our investments have been impacted by the COVID-19 pandemic, please see “Risk Factors” related to COVID-19 included in our Prospectus.

Prospectus Summary

The following disclosure supersedes and replaces the second paragraph under the section “Prospectus Summary—Q: Who are Levine Leichtman Strategic Capital, LLC and LLCP?” and the third paragraph under the section “Business—The Manager and the Sub-Manager,” which appear on pages 4 and 83, respectively, of the Prospectus.

The Sub-Manager is an affiliate of LLCP. LLCP is an asset manager that has made private capital investments in middle-market companies located primarily in the United States for 39 years. Since its inception in 1984 through September 30, 2022, LLCP has managed approximately $13.1 billion of capital and currently manages approximately $8.4 billion of assets. From 1994 through September 30, 2022, LLCP has sponsored and managed fifteen private funds in addition to our company. LLCP has an experienced leadership team comprised of ten senior professionals the (“LLCP Senior Executives”) who have worked at LLCP for an average of 18 years. LLCP currently has 77 employees, including 44 dedicated investment professionals.

Risk Factors

The following disclosure amends and replaces in its entirety the risk factor entitled “Risk Factors—Risks Related to Our Business—Our success is dependent on general economic, political and market conditions” which appears on page 34 of the Prospectus.

Our success is dependent on general economic, political and market conditions.

Our portfolio companies and the success of our investment activities in particular are affected by global and national economic, political and market conditions generally and also by the local economic conditions where our portfolio companies are located and operate. These factors may affect the businesses our portfolio companies operate, which could impair the profitability or result in losses. In addition, general fluctuations in the market prices of securities and interest rates may affect our investment opportunities and the value of our investments.

Based on expected moderate, but improved, future economic growth, and historically low levels of interest rates, the valuations and pricing of durable/high-quality private companies continued to increase in the last couple years. Nevertheless, the ongoing competition for high quality private companies may reduce anticipated returns in the future. Furthermore, economic growth remains affected by inflationary pressure, rising interest rates, recessionary concerns and supply chain related disruptions and could be slowed or halted by significant external events. For example, in response to recent inflationary pressure, the U.S. Federal Reserve and other global central banks have raised interest rates in 2022 and have indicated likely further interest rate increases. A negative shock to the economy could result in reduced valuations and multiples for the acquisitions. There can be no assurance that our investments will not be adversely affected by a severe slowing of the economy or renewed recession. Fluctuations in interest rates, inflationary pressure, supply chain issues, changes in labor and material costs, and limited availability of capital and other economic conditions beyond our control could negatively affect our portfolio and decrease the value of our investments.

Any of the following events could result in substantial impact to our portfolio companies and to the value of our investments in these portfolio companies:

•	changes in global, national, regional or local economic, demographic or capital market conditions;
•	a recession, slowdown or sustained downturn in the U.S. market, and to a lesser extent, the global economy (or any particular segment thereof);
•	overall weakening of, or disruptions in, the financial markets;
•	future adverse acquisitions trends, including increasing multiplies and pricing of private companies, declining yield on investments;
•	future adverse valuation trends, including the compression of the multiples used for valuations;
•	changes in supply of or demand for products/services offered by our portfolio companies;
•	increased competition for businesses/portfolio companies targeted by our investment strategy;
•	increases in interest rates and inflationary pressures on labor rates and input costs, which may impact the margins of our portfolio companies;
•	any supply chain related disruptions exacerbated by the ongoing COVID-19 pandemic and changes in labor and material costs which may have a pronounced impact on the profitability of our portfolio companies;
•	geopolitical challenges and uncertainties (including wars and other forms of conflict, terrorist acts and security operations), such as the escalating conflict between Russia, Belarus and Ukraine and the severe economic sanctions and export controls imposed by the U.S. and other governments against Russia, Belarus and Russian and Belarusian interests; and
•	changes in government rules, regulations and fiscal policies, including increases in taxes, changes in zoning laws and increasing costs to comply with environmental laws.

4

All of these factors are beyond our control. Any negative changes in these factors could affect our performance and our ability to meet our obligations and make distributions to stockholders.

The following disclosure amends and restates the third paragraph under the risk factor entitled “Risk Factors—Risks Related to Our Business— Uncertainty regarding LIBOR may adversely impact our borrowings” which appears on page 41 of the Prospectus.

Our current Line of Credit is linked to the SOFR. However, it is possible that our other future financings may be linked to 1-month U.S. dollar LIBOR. In addition, any resulting differences in interest rate standards among our assets and our financing arrangements may result in interest rate mismatches between our assets and the borrowings used to fund such assets. There is no guarantee that a transition from U.S dollar LIBOR to an alternative will not result in financial market disruptions, significant increases in benchmark rates, or borrowing costs to borrowers, any of which could have an adverse effect on our business, results of operations, financial condition, and the market price of our common stock.

5

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Prospectus is hereby supplemented with the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is substantially the same as that which was included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022. Unless otherwise defined in this supplement, capitalized terms are defined in such Quarterly Report on Form 10-Q.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is based on the unaudited condensed consolidated financial statements as of September 30, 2022 and December 31, 2021, and for the quarter and nine months ended September 30, 2022 and 2021. Amounts as of December 31, 2021 included in the unaudited condensed consolidated statements of assets and liabilities have been derived from the audited consolidated financial statements as of that date. This information should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto, as well as the audited consolidated financial statements, notes and management’s discussion and analysis included in our Annual Report on Form 10-K for the year ended December 31, 2021 (our “Form 10-K”). Capitalized terms used in this section have the same meaning as in the accompanying unaudited condensed financial statements unless otherwise defined herein.

Overview

CNL Strategic Capital, LLC is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. We are externally managed by the Manager, CNL Strategic Capital Management, LLC, an entity that is registered as an investment adviser under the Advisers Act. The Manager is controlled by CNL Financial Group, LLC, a private investment management firm specializing in alternative investment products. We have engaged the Manager under the Management Agreement pursuant to which the Manager is responsible for the overall management of our activities and sub-managed by the Sub-Manager, Levine Leichtman Strategic Capital, LLC, a registered investment adviser, under the Sub-Management Agreement pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is an affiliate of Levine Leichtman Capital Partners, LLC.

The Manager and the Sub-Manager are collectively responsible for sourcing potential acquisitions and debt financing opportunities, subject to approval by the Manager’s management committee that such opportunity meets our investment objectives and final approval of such opportunity by our board of directors, and monitoring and managing the businesses we acquire and/or finance on an ongoing basis. The Sub-Manager is primarily responsible for analyzing and conducting due diligence on prospective acquisitions and debt financings, as well as the overall structuring of transactions.

Since we commenced operations on February 7, 2018, we have acquired equity and debt investments in middle market U.S. businesses with annual revenues primarily between $15 million and $250 million. Our businesses have a track record of stable and predictable operating performance, are highly cash flow generative and have management teams who have a meaningful ownership stake in their respective company. As of September 30, 2022, we had eight investments structured as controlling equity interests in combination with debt positions and three investments structured as minority equity interests in combination with debt positions. All of our debt investments were current as of September 30, 2022.

We were formed as a Delaware limited liability company on August 9, 2016 and we operate and intend to continue to operate our business in a manner that will permit us to avoid registration under the Investment Company Act. We are not a “blank check” company within the meaning of Rule 419 of the Securities Act. We commenced operations on February 7, 2018.

Our Common Shares Offerings

Public Offerings

On March 7, 2018, we commenced the Initial Public Offering of up to $1.1 billion of shares, which included up to $100.0 million of shares being offered through our distribution reinvestment plan, pursuant to the Initial Registration Statement. On November 1, 2021, we commenced the Follow-On Public Offering of up to $1.1 billion of shares, which includes up to $100.0 million of shares being offered through our distribution reinvestment plan, of our shares, upon which the Initial Registration Statement was deemed terminated.

Through September 30, 2022, we had received net proceeds from the Public Offerings of approximately $417.7 million, including approximately $12.5 million received through our distribution reinvestment plan. As of September 30, 2022, the public offering price was $34.60 per Class A share, $33.18 per Class T share, $31.27 per Class D share and $32.13 per Class I share. See Note 7. “Capital Transactions” and Note 13. “Subsequent Events” in the “Financial Statements” included in this supplement for additional information regarding the Initial Public Offering.

Through September 30, 2022, we had incurred selling commissions and dealer manager fees of approximately $7.4 million from the sale of Class A shares and Class T shares in the Public Offerings. The Class D shares and Class I shares sold through September 30, 2022 were not subject to selling commissions and dealer manager fees. We also incurred obligations to reimburse the Manager and Sub-Manager for organization and offering costs of approximately $6.2 million based on actual amounts raised through the Public Offerings through September 30, 2022. These organization and offering costs related to the Public Offerings were advanced by the Manager and Sub-Manager, as described further in Note 5. “Related Party Transactions” to the “Financial Statements” included in this supplement.

We are currently offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, “Non-founder shares”) through the Follow-On Public Offering. There are differing selling fees and commissions for each share class. We also pay distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offerings (excluding sales pursuant to our distribution reinvestment plan).

In October 2022, our board of directors approved new per share public offering prices for each share class in the Follow-On Public Offering. The new public offering prices are effective as of October 27, 2022. The following table provides the new public offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Follow-On Public Offering:

	Class A	Class T	Class D	Class I
Effective October 27, 2022:
Public Offering Price, Per Share	$34.89	$33.52	$31.59	$32.35
Selling Commissions, Per Share	2.09	1.01	—	—
Dealer Manager Fees, Per Share	0.88	0.58	—	—

Since we commenced operations on February 7, 2018, we have raised total net offering proceeds (including amounts raised from our private offerings and Public Offerings) of approximately $593.1 million, including approximately $12.5 million received through our distribution reinvestment plan.

Portfolio and Investment Activity

As of September 30, 2022, we had invested in eleven portfolio companies, consisting of equity investments and debt investments in each portfolio company. The table below presents our portfolio company investments (in millions):

		As of September 30, 2022
		Equity Investments		Debt Investments(1)
Portfolio Company	Initial Investment Date	Ownership %	Cost Basis	Senior Secured Debt	Interest Rate	Maturity Date	Cost Basis	Total Cost Basis(2)
Lawn Doctor	2/7/2018	61%	$27.8	Second Lien	16.0%	7/7/2026	$15.0	$42.8
Polyform	2/7/2018	87	15.6	First Lien	16.0	2/7/2026	15.7	31.3
Roundtables	8/1/2019	81	32.4	Second Lien	16.0	8/1/2025	12.1	44.5
Roundtables	11/13/2019	—	—	First Lien	8.0	11/13/2022	2.0	2.0
Milton	11/21/2019	13	6.6	Second Lien	15.0	12/19/2027	3.4	10.0
Resolution Economics	1/2/2020	8	7.1	Second Lien	15.0	1/2/2026	2.8	9.9
Blue Ridge(3)	3/24/2020	16	12.9	Second Lien	15.0	12/28/2028	2.6	15.5
HSH	7/16/2020	75	17.3	First Lien	15.0	7/16/2027	24.4	41.7
ATA(4)	4/1/2021	75	37.1	First Lien	15.0	4/1/2027	37.0	74.1
Douglas	10/7/2021	90	35.5	Second Lien	16.0	10/7/2028	15.0	50.5
Clarion(5)	12/9/2021	98	50.8	First Lien	15.0	12/9/2028	22.5	73.3
Vektek	5/6/2022	84	56.9	Second Lien	15.0	11/6/2029	24.4	81.3
			$300.0				$176.9	$476.9

FOOTNOTES:

(1)	The note purchase agreements contain customary covenants and events of default. As of September 30, 2022, all of our portfolio companies were in compliance with their respective debt covenants.

(2)	See the Schedule of Investments and Note 3. “Investments” to our “Financial Statements” included in this supplement for additional information related to our investments, including fair values as of September 30, 2022.

(3)	Includes additional $2.9 million equity investment made in August 2022.

(4)	Includes additional $1.1 million equity investment made in February 2022.

(5)	Includes additional $4.0 million equity investment made in June 2022.

The portfolio companies are required to make monthly interest payments on their debt, with the debt principal due upon maturity. Failure of any of these portfolio companies to pay contractual interest payments could have a material adverse effect on our results of operations and cash flows from operations, which would impact our ability to make distributions to shareholders. See our Form 10-K for the year ended December 31, 2021 for additional information regarding our portfolio companies and their related business activities.

We also held investments in U.S. Treasury Bills of approximately $60.1 million as of September 30, 2022.

Our Portfolio Companies

The below information regarding our portfolio companies contains financial measures utilized by management to evaluate the operating performance and liquidity of our portfolio companies that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow (“FCF”), should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP. We use these non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our portfolio companies. We present these non-GAAP measures quarterly for our portfolio companies in which we own a controlling equity interest and annually for all of our portfolio companies.

You are encouraged to evaluate the adjustments to Adjusted EBITDA and Adjusted FCF, including the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted FCF, you should be aware that in the future our portfolio companies may incur expenses that are the same as or similar to some of the adjustments in this presentation. The presentations of Adjusted EBITDA and Adjusted FCF should not be construed as an inference that the future results of our portfolio companies will be unaffected by unusual or non-recurring items.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosures by other companies, because not all companies calculate these non-GAAP measures in the same manner. Because of these limitations and additional limitations described below, Adjusted EBITDA and Adjusted FCF should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on the GAAP results and using Adjusted EBITDA and Adjusted FCF only as supplemental measures.

Additionally, we provide our proportionate share of each non-GAAP measure because our ownership percentage of each portfolio company varies. We urge investors to consider our ownership percentage of each portfolio company when evaluating the results of each of our portfolio companies.

Adjusted EBITDA

When evaluating the performance of our portfolio, we monitor Adjusted EBITDA to measure the financial and operational performance of our portfolio companies and their ability to pay contractually obligated debt payments to us. In connection with this evaluation, the Manager and Sub-Manager review monthly portfolio company operating performance versus budgeted expectations and conduct regular operational review calls with the management teams of the portfolio companies.

We present Adjusted EBITDA as a supplemental measure of the performance of our portfolio companies because we believe it assists investors in comparing the performance of such businesses across reporting periods on a consistent basis by excluding items that we do not believe are indicative of their core operating performance.

We define Adjusted EBITDA as net income (loss), plus (i) interest expense, net, and loan cost amortization, (ii) taxes and (iii) depreciation and amortization, as further adjusted for certain other non-recurring items that we do not consider indicative of the ongoing operating performance of our portfolio companies. These further adjustments are itemized below. Our proportionate share of Adjusted EBITDA is calculated based on our equity ownership percentage at period end.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are: (i) Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness; (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; (v) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the ongoing operations of our portfolio companies; and (vi) other companies in similar industries as our portfolio companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Adjusted Free Cash Flow

We monitor Adjusted FCF to measure the liquidity of our portfolio companies. We present Adjusted FCF as a supplemental measure of the performance of our portfolio companies since such measure reflects the cash generated by the operating activities of our portfolio companies and to the extent such cash is not distributed to us, it generally represents cash used by the portfolio companies for the repayment of debt, investing in expansions or acquisitions, reserve requirements or other corporate uses by such portfolio companies, and such uses reduce our potential need to make capital contributions to the portfolio companies for our proportionate share of cash needed for such items. We use Adjusted FCF as a key factor in our planning for, and consideration of, acquisitions, the payment of distributions and share repurchases.

We define Adjusted FCF as cash from operating activities less capital expenditures, net of proceeds from the sale of property and equipment, of our portfolio companies, as further adjusted for certain non-recurring items. These further adjustments are itemized below. Our proportionate share of Adjusted FCF is calculated based on our equity ownership percentage at period end. Adjusted FCF does not represent cash available to our business except to the extent it is distributed to us, and to the extent actually distributed to us, we may not have control in determining the timing and amount of distributions from our portfolio companies, and therefore, we may not receive such cash.

Adjusted FCF has limitations as an analytical tool. Some of these limitations are: (i) Adjusted FCF does not account for future contractual commitments; (ii) Adjusted FCF excludes required debt service payments; (iii) Adjusted FCF does not reflect the impact of certain cash charges resulting from matters we do not consider to be indicative of the on-going operations of our portfolio companies; and (iv) other companies in similar industries as our portfolio companies may calculate Adjusted FCF differently, limiting its usefulness as a comparative measure. This non-GAAP measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes or as an alternative to operating cash flows presented in accordance with GAAP.

Our aggregate proportionate share of Adjusted FCF from our controlled equity investments was approximately $10.7 million and $13.2 million for the nine months ended September 30, 2022 and 2021, respectively. As discussed above, cash not distributed to us is used by our portfolio companies for various reasons, including, but not limited to, repayment of debt, investing in acquisitions and general cash reserves. See below for the calculation of Adjusted FCF for each of our controlled equity investments.

Lawn Doctor

As of September 30, 2022 and December 31, 2021, Lawn Doctor, Inc. (“Lawn Doctor”) had total assets of approximately $101.4 million and $106.2 million, respectively. In October 2022, Lawn Doctor acquired a controlling equity interest in Elite Window Cleaning Inc. (“Elite”), a Canadian-based franchisor offering window cleaning, gutter cleaning and power washing services to residential and commercial customers.

The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of Lawn Doctor for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$8,414	$7,927	$29,960	$27,716

Net income (GAAP)	$860	$596	$2,612	$2,405
Interest and debt related expenses	1,268	1,131	3,614	3,147
Depreciation and amortization	625	633	1,861	1,880
Income tax expense	286	15	841	627
Adjusted EBITDA (non-GAAP)	$3,039	$2,375	$8,928	$8,059

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,840	$1,438	$5,405	$4,879

	Nine Months Ended September 30,
	2022	2021
Cash provided by operating activities (GAAP)	$3,507	$2,003
Capital expenditures(2)	(172)	(128)
Adjusted FCF (non-GAAP)	$3,335	$1,875

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$2,019	$1,135

FOOTNOTES:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022 and 2021, we owned approximately 61% of Lawn Doctor.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

Polyform

As of September 30, 2022 and December 31, 2021, Polyform Products, Co. (“Polyform”) had total assets of approximately $37.9 million and $38.9 million, respectively. The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of Polyform for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$4,769	$4,996	$18,234	$16,521

Net income (GAAP)	$11	$82	$1,346	$1,377
Interest and debt related expenses	736	736	2,184	2,184
Depreciation and amortization	458	434	1,370	1,301
Income tax expense	5	34	539	552
Adjusted EBITDA (non-GAAP)	$1,210	$1,286	$5,439	$5,414

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,054	$1,120	$4,739	$4,717

	Nine Months Ended September 30,
	2022	2021
Cash provided by operating activities (GAAP)	$2,842	$1,418
Capital expenditures(2)	(290)	(675)
Adjusted FCF (non-GAAP)	$2,552	$743

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$2,224	$647

FOOTNOTES:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022 and 2021, we owned approximately 87% of Polyform.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

Roundtables

As of September 30, 2022 and December 31, 2021, Auriemma U.S. Roundtables (“Roundtables”) had total assets of approximately $65.3 million and $64.0 million, respectively. The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net (loss) income and cash provided by operating activities, respectively, of Roundtables for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$3,933	$3,422	$11,371	$9,642

Net income (GAAP)	$133	$117	$496	$231
Interest and debt related expenses	662	656	1,951	1,944
Depreciation and amortization	508	487	1,523	1,353
Income tax expense	226	27	218	57
Adjusted EBITDA (non-GAAP)	$1,529	$1,287	$4,188	$3,585

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$1,235	$1,040	$3,382	$2,896

	Nine Months Ended September 30,
	2022	2021
Cash provided by operating activities (GAAP)	$4,536	$4,428
Capital expenditures(2)	(69)	(48)
Adjusted FCF (non-GAAP)	$4,467	$4,380

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$3,608	$3,537

FOOTNOTES:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022 and 2021, we owned approximately 81% of Roundtables.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

HSH

As of September 30, 2022 and December 31, 2021, Healthcare Safety Holdings, LLC (“HSH”) had total assets of approximately $48.8 million and $53.9 million, respectively. The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of HSH for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$9,503	$7,884	$27,369	$24,014

Net income (GAAP)	$693	$89	$1,420	$848
Interest and debt related expenses	958	956	2,837	2,834
Depreciation and amortization	891	928	2,748	2,794
Income tax expense	297	25	610	239
Adjusted EBITDA (non-GAAP)	$2,839	$1,998	$7,615	$6,715

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(2)	$2,115	$1,488	$5,674	$5,003

	Nine Months Ended September 30,
	2022	2021
Cash provided by operating activities (GAAP)	$613	$951
Capital expenditures(2)	(158)	(128)
Adjusted FCF (non-GAAP)	$455	$823

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$339	$613

FOOTNOTES:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022 and 2021, we owned approximately 75% of HSH.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

ATA

As of September 30, 2022 and December 31, 2021, ATA Holding Company, LLC (“ATA”) had total assets of approximately $97.6 million and $100.5 million, respectively. We acquired our investment in ATA in April 2021. In February 2022, ATA acquired Absolute Title, Inc., which is a title services business providing services to the residential and commercial markets, in Ann Arbor, Michigan.

The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of ATA for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021(1)
Revenues	$17,058	$20,072	$48,430	$40,105

Net income (GAAP)	$2,034	$3,147	$2,225	$7,131
Interest and debt related expenses	1,533	1,533	4,550	3,050
Depreciation and amortization	1,088	1,043	3,267	2,149
Adjusted EBITDA (non-GAAP)	$4,655	$5,723	$10,042	$12,330

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(2)	$3,492	$4,292	$7,532	$9,247

	Nine Months Ended September 30,
	2022	2021(1)
Cash provided by operating activities (GAAP)	$1,497	$9,758
Capital expenditures(3)	(156)	(114)
Adjusted FCF (non-GAAP)	$1,341	$9,644

Our Proportionate Share of Adjusted FCF (non-GAAP)(2)	$1,006	$7,233

FOOTNOTES:

(1)	Results are for the period from April 1, 2021 (the date we acquired our investment in ATA) to September 30, 2021.

(2)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022 and 2021, we owned approximately 75% of ATA.

(3)	Capital expenditures relate to the purchase of property, plant and equipment.

Douglas Machines Corp.

As of September 30, 2022 and December 31, 2021, Douglas Machine Corp. (“Douglas”) had total assets of approximately $59.0 million and $59.1 million, respectively. We acquired our investment in Douglas in October 2021. The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of Douglas for the quarter and nine months ended September 30, 2022 (in thousands):

	Quarter Ended September 30, 2022	Nine Months Ended September 30, 2022
Revenues	$6,443	$19,889

Net (loss) income (GAAP)	$(87)	$84
Interest and debt related expenses	619	1,853
Depreciation and amortization	340	1,025
Income tax (benefit) expense	(31)	24
Adjusted EBITDA (non-GAAP)	$841	$2,986

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(1)	$758	$2,694

Nine Months Ended September 30, 2022
Cash used in operating activities (GAAP)	$(45)
Capital expenditures(2)	(549)
Adjusted FCF (non-GAAP)	$(594)

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$(536)

FOOTNOTES:

(1)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022, we owned approximately 90% of Douglas.

(2)	Capital expenditures relate to the purchase of property, plant and equipment.

Clarion Safety Systems, LLC

As of September 30, 2022 and December 31, 2021, Clarion Safety Systems, LLC (“Clarion”) had total assets of approximately $73.3 million and $69.3 million, respectively. We acquired our investment in Clarion in December 2021. In June 2022, Clarion acquired Machine Safety Specialists, which specializes in engineering consulting services, including machine safety audits and risk assessments, machine safeguarding plans, verification and validation services and other work streams that contribute to clients’ compliance with applicable machine safety standards.

The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of Clarion for the quarter and nine months ended September 30, 2022 (in thousands):

	Quarter Ended September 30, 2022	Nine Months Ended September 30, 2022
Revenues	$3,433	$9,866

Net income (GAAP)	$318	$595
Interest and debt related expenses	863	2,560
Depreciation and amortization	245	732
Income tax (benefit) expense	130	243
Adjusted EBITDA (non-GAAP)	$1,556	$4,130

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(2)	$1,523	$4,046

Nine Months Ended September 30, 2022
Cash provided by operating activities (GAAP)	$958
Capital expenditures(2)	(64)
Adjusted FCF (non-GAAP)	$894

Our Proportionate Share of Adjusted FCF (non-GAAP)(1)	$876

FOOTNOTES:

(1)	Capital expenditures relate to the purchase of property, plant and equipment.

(2)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022, we owned approximately 98% of Clarion.

Vektek Holdings, LLC

As of September 30, 2022, Vektek Holdings, LLC (“Vektek”) had total assets of approximately $118.9 million. We acquired our investment in Vektek in May 2022. The following tables reconcile our proportionate share of Adjusted EBITDA and Adjusted FCF from net income and cash provided by operating activities, respectively, of Vektek for the quarter ended September 30, 2022 and for the period from May 6, 2022 (the date we acquired our investment in Vektek) to September 30, 2022 (in thousands):

	Quarter Ended September 30, 2022	May 6, 2022 to September 30, 2022
Revenues	$10,067	$15,482

Net loss (GAAP)	$1,474	$329
Interest and debt related expenses	1,418	2,236
Depreciation and amortization	303	488
Income tax expense	57	65
Transaction related expenses(1)	—	1,884
Adjusted EBITDA (non-GAAP)	$3,252	$5,002

Our Proportionate Share of Adjusted EBITDA (non-GAAP)(2)	$2,722	$4,187

May 6, 2022 to September 30, 2022
Cash provided by operating activities (GAAP)	$1,524
Capital expenditures(3)	(141)
Adjusted FCF (non-GAAP)	$1,383

Our Proportionate Share of Adjusted FCF (non-GAAP)(2)	$1,158

FOOTNOTES:

(1)	Transaction related expenses are non-recurring.

(2)	Amounts based on our ownership percentage as of the end of the periods presented. As of September 30, 2022, we owned approximately 84% of Vektek.

(3)	Capital expenditures relate to the purchase of property, plant and equipment.

Other Portfolio Companies

As of September 30, 2022, we held minority equity and debt positions in three portfolio companies. These portfolio companies completed the following add-on acquisitions during the nine months ended September 30, 2022:

●	In January 2022, Blue Ridge ESOP Associates (“Blue Ridge”) acquired Nicholas and Associates which specializes in the design and administration of retirement plans. Additionally, in August 2022, Blue Ridge acquired substantially all of the Tax Benefits Plan Services business of Crowe LLP which specializes in ESOP administration as well as retirement plan and consulting services.

●	In March 2022, Milton Industries, Inc. (“Milton”) acquired Thunder Technologies which specializes in critical and demanding hose, rubber and expansion joint applications. Additionally, in July 2022, Milton acquired Lock Technology which provides specialty tools to the automotive end market.

●	In October 2022, Resolutions Economics, LLC (“Resolution Economics”) acquired Berkshire Associates which specializes in outsourced affirmative action plan consulting.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors. Many of the factors that will affect our operating results are beyond our control. We will be dependent upon the earnings of and cash flow from the businesses that we acquire to meet our operating and management fee expenses and to make distributions. These earnings and cash flows, net of any minority interests in these businesses, will be available:

●	first, to meet our management fees and corporate overhead expenses; and

●	second, to fund business operations and to make distributions to our shareholders.

COVID-19

See “Risk Factors” in our Prospectus and Item 7. “Management’s Discussion of Analysis of Financial Condition and Results of Operations” in Part II of our Form 10-K for the year ended December 31, 2021 for information regarding the risks of COVID-19. The Company and the operations of its portfolio companies have not been materially adversely affected as a result of the COVID-19 pandemic.

Size of assets

If we are unable to raise substantial funds, we will be limited in the number and type of acquisitions we may make. The size of our assets will be a key revenue driver. Generally, as the size of our assets grows, the amount of income we receive will increase. In addition, our assets may grow at an uneven pace as opportunities to acquire assets may be irregularly timed, and the timing and extent of the Manager’s and the Sub-Manager’s success in identifying such opportunities, and our success in making acquisitions, cannot be predicted.

Market conditions

From time to time, the global capital markets may experience periods of disruption and instability, as we have seen and continue to see with the recent public health crises, including the COVID-19 pandemic, natural disasters and geopolitical events, which could materially and adversely impact the broader financial and credit markets and reduce the availability of debt and equity capital. Furthermore, economic growth remains affected by inflationary pressure and supply chain related disruptions and could be slowed or halted by significant external events. Some of our portfolio companies have experienced supply chain related disruptions from time to time. In some instances, strategic decisions to hold more inventory have been made as a result of ongoing supply chain related disruptions. Significant changes or volatility in the capital markets have and may continue to have a negative effect on the valuations of our businesses and other assets. While all of our assets are likely to not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our assets are sold in a principal market to market participants (even if we plan on holding an asset long term or through its maturity) and impairments of the market values or fair market values of our assets, even if unrealized, must be reflected in our financial statements for the applicable period, which could result in significant reductions to our net asset value for the period. Significant changes in the capital markets may also affect the pace of our activity and the potential for liquidity events involving our assets. Thus, the illiquidity of our assets may make it difficult for us to sell such assets to access capital if required, and as a result, we could realize significantly less than the value at which we have recorded our assets if we were required to sell them for liquidity purposes.

Liquidity and Capital Resources

General

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments, fund and maintain our assets and operations, repay borrowings, make distributions to our shareholders and other general business needs. We will use significant cash to fund acquisitions, make additional investments in our portfolio companies, make distributions to our shareholders and fund our operations. Additionally, to the extent we have available cash we will make investments in short-term U.S. Treasury Bills. Our primary sources of cash will generally consist of:

●	the net proceeds from the Offerings;

●	distributions and interest earned from our assets; and

●	proceeds from sales of assets and principal repayments from our assets.

We expect we will have sufficient cash from current sources to meet our liquidity needs for the next twelve months. However, we may opt to supplement our equity capital and increase potential returns to our shareholders through the use of prudent levels of borrowings. We may use debt when the available terms and conditions are favorable to long-term investing and well-aligned with our business strategy. In light of the current economic environment, impacted by rising interest rates, record inflationary pressures due to global supply chain issues, a rise in energy prices, and the impact of the recent public health crises, natural disasters and geopolitical events on the global economy, we are closely monitoring overall liquidity levels and changes in the business performance of our portfolio companies to be in a position to enact changes to ensure adequate liquidity going forward.

While we generally intend to hold our assets for the long term, certain assets may be sold in order to manage our liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty.

As of September 30, 2022 and December 31, 2021, we had cash of approximately $10.6 million and $58.7 million, respectively.

Sources of Liquidity and Capital Resources

Offerings. We received approximately $114.4 million and $96.9 million in net proceeds during the nine months ended September 30, 2022 and 2021, respectively, from the Public Offerings, which excludes approximately $5.3 million and $2.8 million raised through our distribution reinvestment plan, respectively. As of September 30, 2022, we had approximately 829 million authorized common shares remaining for sale.

Operating Activities. We generated operating cash flows (excluding amounts related to investment activity) of approximately $13.5 million and $14.1 million during the nine months ended September 30, 2022 and 2021, respectively. The decrease in operating cash flows (excluding amounts related to investment activity) for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, is primarily attributable to the timing of payments to our Manager and Sub-Manager for total return incentive fees and Expense Support (reimbursement) which are paid annually in arrears and an increase in base management fees driven by an increase in assets. These decreases in operating cash flows were partially offset by an increase in investment income.

Investments. We received a return of capital from portfolio company investments of approximately $0.2 million and $2.8 million during the nine months ended September 30, 2022 and 2021, respectively. Additionally, we received proceeds from sales and redemptions of U.S. Treasury Bills of approximately $45.1 million during the nine months ended September 30, 2022. We did not invest in U.S. Treasury Bills during the nine months ended September 30, 2021.

Borrowings. We did not borrow any amounts during the nine months ended September 30, 2022 or 2021. See Note 8. “Borrowings” to the “Financial Statements” included in this supplement for additional information regarding our $50.0 million line of credit.

Uses of Liquidity and Capital Resources

Investments. We used approximately $89.4 million and $73.0 million of cash to purchase portfolio company investments during the nine months ended September 30, 2022 and 2021. Additionally, we used approximately $105.0 million of cash to purchase U.S. Treasury Bills during the nine months ended September 30, 2022, which includes reinvestment of proceeds from sales and redemptions of U.S. Treasury Bills described above of approximately $45.1 million. Our U.S. Treasury Bills held at September 30, 2022 matured in October 2022 and we reinvested the proceeds from the redemption in additional U.S. Treasury Bills. We did not purchase U.S. Treasury Bills during the nine months ended September 30, 2021.

Distributions. We paid distributions to our shareholders of approximately $10.2 million and $7.8 million (which excludes distributions reinvested of approximately $5.3 million and $2.8 million, respectively) during the nine months ended September 30, 2022 and 2021, respectively. See “Distributions Declared” below for additional information.

Share Repurchases. We paid approximately $16.6 million and $4.1 million during the nine months ended September 30, 2022 and 2021, respectively, to repurchase shares in accordance with our Share Repurchase Program.

Deferred Financing Costs. We paid approximately $0.2 million and $0.02 million in deferred financing costs during the nine months ended September 30, 2022 and 2021, respectively.

Reimbursement of Expense Support. During the nine months ended September 30, 2022, we reimbursed the Manager and Sub-Manager approximately $1.8 million for Expense Support received in previous years. The Manager and Sub-Manager have provided approximately $3.2 million of Expense Support that has not been reimbursed and that may become subject to reimbursement in the future, of which the Company had accrued approximately $2.5 million as of September 30, 2022. Expense Support is received or Expense Support reimbursement paid annually. As of September 30, 2022, management believes that reimbursement payments by the Company to the Manager and Sub-Manager for the remaining unreimbursed Expense Support are not probable under the terms of the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements will automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement. See Note 5. “Related Party Transactions” to the “Financial Statements” included in this supplement for additional information.

Distributions Declared

The Company’s board of directors declared distributions on a monthly basis during the nine months ended September 30, 2022 and 2021 (nine record dates), and such distributions are paid monthly in arrears. The following table reflects the total distributions declared during the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Nine Months Ended September 30,
	2022			2021
Distribution Period	Distributions Declared(1)	Distributions Reinvested(2)	Cash Distributions Net of Distributions Reinvested (2)	Distributions Declared(1)(2)	Distributions Reinvested (2)	Cash Distributions Net of Distributions Reinvested (2)
First Quarter	$4,928	$1,630	$3,298	$3,290	$789	$2,501
Second Quarter	5,259	1,819	3,440	3,618	972	2,646
Third Quarter	5,627	2,036	3,591	4,037	1,224	2,813
	$15,814	$5,485	$10,329	$10,945	$2,985	$7,960

FOOTNOTES:

(1)	Monthly distributions declared per share for each share class were as follows:

Record Date Period	Class FA	Class A	Class T	Class D	Class I	Class S
January 1, 2022 – September 30, 2022	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
January 1, 2021 – September 30, 2021	0.104167	0.104167	0.083333	0.093750	0.104167	0.104167

(2)	Amounts based on distribution record date.

Cash distributions declared net of distributions reinvested were funded from the following sources noted below (in thousands):

	Nine Months Ended September 30,
	2022		2021
	Amount	Percentage(1)	Amount	Percentage(1)
Net investment income before Expense Support (reimbursement)	$14,575	141.1%	$7,999	100.5%
Expense Support (reimbursement)	(2,535)	(24.5)	(1,055)	(13.3)
Net investment income	12,040	116.6	6,944	87.2
Cash distributions net of distributions reinvested in excess of net investment income(2)	—	—	1,016	12.8
Cash distributions declared, net of distributions reinvested(3)	$10,329	100.0%	$7,960	100.0%

FOOTNOTES:

(1)	Represents percentage of cash distributions declared, net of distribution reinvested for the period presented.

(2)	Consists of offering proceeds for the nine months ended September 30, 2021.

(3)	Excludes $5,485 and $2,985 of distributions reinvested pursuant to our distribution reinvestment plan during the nine months ended September 30, 2022 and 2021, respectively.

Distribution amounts and sources of distributions declared vary among share classes. We calculate each shareholder’s specific distribution amount for the period using record and declaration dates. Distributions are declared on all classes of our shares at the same time. Amounts distributed to each class are allocated among the holders of our shares in such class in proportion to their shares. Distributions on the Non-founder shares may be lower than distributions on Founder shares because we are required to pay higher management and total return incentive fees to the Manager and the Sub-Manager with respect to the Non-founder shares. Additionally, distributions on Class T and Class D shares are lower than distributions on Class FA, Class A, Class I and Class S shares because we are required to pay ongoing distribution and shareholder servicing fees with respect to Class T and Class D shares. There is no assurance that we will pay distributions in any particular amount, if at all.

See Note 6. “Distributions” to the “Financial Statements” included in this supplement for additional disclosures regarding distributions, including per share amounts declared for each share class and sources of total distributions for the periods presented.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which shareholders who purchase shares in the Public Offerings have their cash distributions automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable, unless such shareholders elect to receive distributions in cash, are residents of Opt-In States, or are clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan. Opt-In States include Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Hampshire, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Vermont and Washington. Shareholders who are residents of Opt-In States, holders of Class FA shares, and clients of certain participating broker-dealers that do not permit automatic enrollment in our distribution reinvestment plan automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares. Cash distributions paid on Class FA shares are reinvested in additional Class A shares. Class S shares do not participate in the distribution reinvestment plan.

The purchase price for shares purchased under our distribution reinvestment plan is equal to the most recently determined and published net asset value per share of the applicable class of shares. Because the distribution and shareholder servicing fee is calculated based on net asset value, it reduces net asset value and/or distributions with respect to Class T shares and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. To the extent newly issued shares are purchased from us under the distribution reinvestment plan or shareholders elect to reinvest their cash distribution in our shares, we retain and/or receive additional funds for acquisitions and general purposes including the repurchase of shares under the Share Repurchase Program.

We do not pay selling commissions or dealer manager fees on shares sold pursuant to our distribution reinvestment plan. However, the amount of the distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in the Public Offerings is allocated among all Class T or Class D shares, respectively, including those sold under our distribution reinvestment plan and those received as distributions.

Our shareholders will be taxed on their allocable share of income, even if their distributions are reinvested in additional shares of our common shares and even if no distributions are made.

Share Repurchase Program

We adopted the Share Repurchase Program effective March 2019, as amended, pursuant to which we conduct quarterly share repurchases to allow our shareholders to sell all or a portion of their shares (at least 5% of his or her shares) back to us at a price equal to the net asset value per share of the month immediately prior to the repurchase date. The repurchase date is generally the last business day of the month of a calendar quarter end. We are not obligated to repurchase shares under the Share Repurchase Program. If we determine to repurchase shares, the Share Repurchase Program also limits the total amount of aggregate repurchases of Class FA, Class A, Class T, Class D, Class I and Class S shares to up to 2.5% of our aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of our aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of our trailing four quarters). The Share Repurchase Program also includes certain restrictions on the timing, amount and terms of our repurchases intended to ensure our ability to qualify as a partnership for U.S. federal income tax purposes.

The aggregate amount of funds under the Share Repurchase Program is determined on a quarterly basis at the sole discretion of our board of directors. During any calendar quarter, the total amount of aggregate repurchases is limited to the aggregate proceeds from our distribution reinvestment plan during the previous quarter unless our board of directors determines otherwise. At the sole discretion of our board of directors, we may also use other sources, including, but not limited to, offering proceeds and borrowings to repurchase shares.

To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, from among the requests for repurchase received by us based upon the total number of shares for which repurchase was requested and the order of priority described in the Share Repurchase Program. We may repurchase shares including fractional shares, computed to three decimal places.

Under the Share Repurchase Program, our ability to make new acquisitions of businesses or increase the current distribution rate may become limited if, over any two-year period, we experience repurchase demand in excess of capacity. If, during any consecutive two year period, we do not have at least one quarter in which we fully satisfy 100% of properly submitted repurchase requests, we will not make any new acquisitions of businesses (excluding short-term cash management investments under 90 days in duration) and we will use all available investable assets (as defined below) to satisfy repurchase requests (subject to the limitations under the Share Repurchase Program) until all Unfulfilled Repurchase Requests have been satisfied. Additionally, during such time as there remains any Unfulfilled Repurchase Requests outstanding from such period, the Manager and the Sub-Manager will defer their total return incentive fee until all such Unfulfilled Repurchase Requests have been satisfied. “Investable assets” includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserves or other business costs in the normal course of owning, operating or selling our acquired businesses, debt service, repayment of debt, debt financing costs, current or anticipated debt covenants, funding commitments related to our businesses, customary general and administrative expenses, customary organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries, obligations imposed by law, regulations, courts or arbitration, or distributions or establishment of an adequate liquidity reserve as determined by our board of directors.

During the nine months ended September 30, 2022 and 2021, we received requests for the repurchase of approximately $18.2 million and $2.8 million, respectively, of our common shares, which exceeded proceeds received from our distribution reinvestment plan in the applicable periods by approximately $13.3 million and $0.6 million, respectively. Our board of directors approved the use of other sources to satisfy repurchase requests received in excess of proceeds received from the distribution reinvestment plan.

The following table summarizes the shares repurchased during the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA shares	296	$9,829	$33.24
Class A shares	23	735	31.36
Class T shares	11	334	31.27
Class D shares	16	507	31.00
Class I shares	212	6,746	31.84
Class S shares	1	28	33.74
Nine Months Ended September 30, 2022	559	$18,179	$32.53

Class FA shares	18	$565	$32.05
Class A shares	18	527	29.88
Class T shares	16	493	29.86
Class D shares	5	147	29.32
Class I shares	34	1,050	30.75
Nine Months Ended September 30, 2021	91	$2,782	$30.59

Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto.

Through September 30, 2022, we had acquired equity and debt investments in eleven portfolio companies. As of September 30, 2022 and 2021, the fair value of our portfolio company investments portfolio totaled approximately $572.9 million and $332.2 million, respectively. Additionally, as of September 30, 2022, we had invested in U.S. Treasury Bills with a fair value of $60.1 million. We did not have any investments in U.S. Treasury Bills as of September 30, 2021. See “Portfolio and Investment Activity” above for discussion of the general terms and characteristics of our assets, and for information regarding our portfolio companies.

The following table summarizes our operating results for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total investment income	$12,213	$12,867	$34,063	$23,153
Total operating expenses	(7,293)	(4,221)	(19,244)	(14,029)
Expense support (reimbursement)	(183)	(5,550)	(2,535)	(1,055)
Net investment income before taxes	4,737	3,096	12,284	8,069
Income tax expense	(128)	(985)	(244)	(1,125)
Net investment income	4,609	2,111	12,040	6,944
Net change in unrealized appreciation on investments	10,864	1,545	27,565	30,313
Net increase in net assets resulting from operations	$15,473	$3,656	$39,605	$37,257

Investment Income

Investment income consisted of the following for the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
From portfolio company investments:
Interest income	$6,895	$4,483	$19,189	$11,917
Dividend income	5,167	8,362	14,710	11,141
From U.S. treasury bills and cash accounts:
Interest income	151	22	164	95
Total investment income	$12,213	$12,867	$34,063	$23,153

Interest income from portfolio company investments is generated from our senior secured note investments, all of which had fixed rate interest as of September 30, 2022 and 2021. As of September 30, 2022 and 2021, our weighted average annual yield on our accruing debt investments was 15.2% and 15.3%, respectively, based on amortized cost as defined above in “Portfolio and Investment Activity.” The increase in interest income from portfolio company investments during the quarter and nine months ended September 30, 2022, as compared to the quarter and nine months ended September 30, 2021, is primarily attributable to additional debt investments during the twelve months ended September 30, 2022 of approximately $61.9 million.

Dividend income from portfolio company investments is recorded on the record date for privately issued securities, but excludes any portion of distributions that are treated as a return of capital. During the nine months ended September 30, 2022, we received dividend income from eight of our majority-owned portfolio companies, as compared to dividend income from four of our majority-owned portfolio companies during the nine months ended September 30, 2021.

Our total investment income for the nine months ended September 30, 2022, resulted in annualized cash yields ranging from 2.6% to 15.5% based on our investment cost, as compared to 3.2% to 17.8% for the nine months ended September 30, 2021.

We do not believe that our interest income, dividend income and total investment income are representative of either our stabilized performance or our future performance. We expect investment income to increase in future periods as we increase our base of assets that we expect to acquire from existing cash, borrowings and an expected increase in capital available for investment using proceeds from the Public Offerings.

Operating Expenses

Our operating expenses for the quarter and nine months ended September 30, 2022 and 2021 were as follows (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total return incentive fees	$3,090	$1,419	$7,723	$6,289
Base management fees	2,425	1,287	6,417	3,277
Organization and offering expenses	756	688	2,002	1,802
Professional services	383	367	1,261	1,140
Pursuit costs	147	137	486	651
Distribution and shareholder servicing fees	210	104	549	247
Custodian and accounting fees	66	59	272	174
Insurance expense	56	60	172	173
Director fees and expenses	52	50	154	152
General and administrative expenses	108	50	208	124
Total operating expenses	7,293	4,221	19,244	14,029
Expense support	—	4,495	—	—
Reimbursement of expense support	183	1,055	2,535	1,055
Net expenses	$7,476	$9,771	$21,779	$15,084

We consider the following expense categories to be relatively fixed in the near term: insurance expenses and director fees and expenses. Variable operating expenses include total return incentive fees, base management fees, organization and offering expenses, professional services, distribution and shareholder servicing fees, custodian and accounting fees, general and administrative expenses, and pursuit costs. We expect these variable operating expenses to increase in connection with the growth in our asset base (base management fees, total return incentive fees, accounting fees and general and administrative expenses), the number of shareholders and open accounts (professional services, distribution and shareholder servicing fees and custodian and accounting fees), and/or the complexity of our investment processes and capital structure (professional services).

Total Return Incentive Fee

The Manager and Sub-Manager are eligible to receive incentive fees based on the Total Return to Shareholders, as defined in the Management Agreement and Sub-Management Agreement, for each share class in any calendar year, payable annually in arrears. We accrue (but do not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and perform a final reconciliation at completion of each calendar year. The total return incentive fee is due and payable to the Manager and Sub-Manager no later than ninety (90) calendar days following the end of the applicable calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement.

We recorded total return incentive fees of approximately $3.1 million and $1.4 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $7.7 million and $6.3 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in total return incentive fees during the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, is primarily due to an increase in net investment income, offset partially by a decrease in the net change in unrealized appreciation on investments.

Base Management Fee

Our base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares, 2% of the product of (x) our average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital and (ii) for the Founder shares, 1% of the product of (x) our average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears.

We incurred base management fees of approximately $2.4 million and $1.3 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $6.4 million and $3.3 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in base management fees is primarily attributable to the increase in our average gross assets (excluding cash and U.S. Treasury Bills) which were approximately $513.5 million and $295.3 million during the nine months ended September 30, 2022 and 2021, respectively.

Organization and Offering Expenses

Organization expenses are expensed on our condensed consolidated statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Public Offerings, are capitalized on our condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to our condensed consolidated statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

We expensed organization and offering expenses of approximately $0.8 million and $0.7 million during each of the quarters ended September 30, 2022 and 2021 and approximately $2.0 million and $1.8 million during the nine months ended September 30, 2022 and 2021, respectively.

Pursuit Costs

Pursuit costs relate to transactional expenses incurred to identify, evaluate and negotiate acquisitions that ultimately were not consummated. We incurred pursuit costs of approximately $0.1 million during each of the quarters ended September 30, 2022 and 2021, and approximately $0.5 million and $0.7 million during the nine months ended September 30, 2022 and 2021, respectively.

Distribution and Shareholder Servicing Fee

The Managing Dealer is eligible to receive a distribution and shareholder servicing fee, subject to certain limits, with respect to our Class T and Class D shares sold in the Public Offerings (excluding Class T shares and Class D shares sold through our distribution reinvestment plan and those received as share distributions) in an amount equal to 1.00% and 0.50%, respectively, of the current net asset value per share.

We incurred distribution and shareholder servicing fees of approximately $0.2 million and $0.1 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $0.5 million and $0.2 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in distribution and shareholder servicing fees during the quarter and nine months ended September 30, 2022, is attributable to an increase in Class T and Class D shareholders.

Other Operating Expenses

Other operating expenses (consisting of professional services, insurance expense, custodian and accounting fees, director fees and expenses, and general and administrative expenses) were approximately $0.7 million and $0.6 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $2.1 million and $1.8 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in other operating expenses during the quarter and nine months ended September 30, 2022 is primarily attributable to an increase in accounting, legal, tax and valuation professional services resulting from an increase in the number of shareholders and investments, as compared to the quarter and nine months ended September 30, 2021.

Expense Support and Conditional Reimbursement Agreement

We have entered into an Expense Support and Conditional Reimbursement Agreement with the Manager and the Sub-Manager, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that our annual regular cash distributions exceed our annual net income (with certain adjustments). Expense Support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of our distribution reinvestment plan) to shareholders minus (b) the available operating funds (the “Expense Support”). The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. The Manager and Sub-Manager equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable to the Manager or the Sub-Manager.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), we will use such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to the Conditional Reimbursements as described further in the Expense Support and Conditional Reimbursement Agreement. Our obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

Since inception, we have received cumulative Expense Support of approximately $5.1 million. During the quarter ended September 30, 2021, we recorded Expense Support of approximately $(4.5) million which represented a reversal of expense support accrued through June 30, 2021 and reimbursement of Expense Support of approximately $1.1 million. We reimbursed approximately $1.8 million of Expense Support to the Manager and Sub-Manager for the year ended December 31, 2021. As of September 30, 2022, the remaining amount of Expense Support collected from the Manager and Sub-Manager subject to reimbursement was approximately $3.2 million. We recorded reimbursement of Expense Support in the condensed consolidated statements of operations of approximately $0.2 million and $2.5 million during the quarter and nine months ended September 30, 2022, respectively. The actual amount of Expense Support or Expense Support Reimbursement is determined as of the last business day of each calendar year and is paid within 90 days after each year end per the terms of the Expense Support and Conditional Reimbursement Agreement described above. See Note 5. “Related Party Transactions” of Item 1. “Financial Statements” for additional information.

Other Expenses and Changes in Net Assets

Income Tax Expense

We incur income tax expense to the extent we have or expect to have taxable income or loss for the current period related to our Taxable Subsidiaries. We recorded current income tax expense of approximately $0.1 million and $1.0 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $0.2 million and $1.1 million during the nine months ended September 30, 2022 and 2021, respectively, which primarily relates to our controlling equity interest in ATA acquired in April 2021.

Net Change in Unrealized Appreciation on Investments

Unrealized appreciation on portfolio company investments is based on the current fair value of our investments as determined by our board of directors based on inputs from the Sub-Manager and our independent valuation firm and consistent with our valuation policy, which take into consideration, among other factors, actual results of our portfolio companies in comparison to budgeted results for the year, future growth prospects, and the valuations of publicly traded comparable companies as determined by our independent valuation firm.

During the quarter and nine months ended September 30, 2022, we recognized a net change in unrealized appreciation on portfolio company investments of approximately $10.5 million and $27.8 million, respectively. The net change in unrealized appreciation on portfolio company investments included gross unrealized appreciation on nine portfolio companies of approximately $31.3 million, offset partially by gross unrealized depreciation on one portfolio company of approximately $3.5 million during the nine months ended September 30, 2022. Gross unrealized appreciation was primarily due to accretive add-on acquisitions and EBITDA growth. Gross unrealized depreciation was primarily driven by EBITDA declines.

During the quarter and nine months ended September 30, 2021, we recognized a net change in unrealized appreciation on portfolio company investments of approximately $2.0 million and $30.8 million, respectively. The net change in unrealized appreciation on portfolio company investments was driven by gross unrealized appreciation on eight portfolio companies during the nine months ended September 30, 2021, primarily due to EBITDA growth of our portfolio companies and changes in public market multiples. EBITDA growth was partially attributable to accretive add-on acquisitions made by our portfolio companies.

Additionally, we recorded a benefit (provision) for deferred taxes on investments of approximately $0.4 million and $(0.5) million during the quarters ended September 30, 2022 and 2021, respectively, and $(0.2) million and $(0.5) million during the nine months ended September 30, 2022 and 2021, respectively, primarily related to changes in unrealized appreciation (depreciation) on portfolio company investments held by our Taxable Subsidiaries. As of September 30, 2022, three of our equity investments were held in Taxable Subsidiaries, as compared to one equity investment held in Taxable Subsidiaries as of September 30, 2021.

Net Assets

During the quarter and nine months ended September 30, 2022 and 2021, the net increase in net assets consisted of the following (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operations	$15,473	$3,656	$39,605	$37,257
Distributions to shareholders	(5,627)	(4,037)	(15,814)	(10,945)
Capital transactions	49,378	45,282	118,568	113,694
Net increase in net assets	$59,224	$44,901	$142,359	$140,006

Operations increased by approximately $11.8 million and $2.3 million during the quarter and nine months ended September 30, 2022, as compared to the quarter and nine months ended September 30, 2021, respectively. The increase in operations for the quarter ended September 30, 2022, as compared to the quarter ended September 30, 2021, is primarily due to an increase in net investment income of approximately $2.5 million and an increase in the net change in unrealized appreciation on investments of approximately $9.3 million. The increase in operations for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, is primarily due to an increase in net investment income of approximately $5.1 million, offset partially by a decrease in the net change in unrealized appreciation on investments of approximately $2.8 million.

Distributions increased approximately $1.6 million and $4.9 million during the quarter and nine months ended September 30, 2022, as compared to the quarter and nine months ended September 30, 2021, primarily as a result of an increase in shares outstanding.

Capital transactions increased by approximately $4.1 million and $4.9 million during the quarter and nine months ended September 30, 2022, as compared to the quarter and nine months ended September 30, 2021, respectively. The increase in capital transactions for the quarter and nine months ended September 30, 2022, as compared to the quarter and nine months ended September 30, 2021, is primarily due to an increase in net proceeds received through the Follow-On Public Offering (including proceeds received through our distribution reinvestment plan) of approximately $5.5 million and $20.3 million, respectively, offset partially by an increase in share repurchases of approximately $1.4 million and $15.4 million, respectively.

Total Returns

The following table illustrates year-to-date (“YTD”), trailing 12 months (“One Year”), trailing 36 months (“Three Year”), Average Annual Return (“AAR”) and cumulative total returns with and without upfront selling commissions and dealer manager fees (“sales load”), as applicable. All total returns with sales load assume full upfront selling commissions and dealer manager fees. Total returns are calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Class FA assumes distributions are reinvested in Class A shares and all other share classes assume distributions are reinvested in the same share class. Management believes total return is a useful measure of the overall investment performance of our shares.

	Year-To- Date Total Return	One Year Total Return(1)	Three Year Total Return(2)	AAR Since Inception(3)	Cumulative Total Return(3)	Cumulative Total Return Period(3)
Class FA (no sales load)	7.5%	9.1%	40.4%	14.0%	65.2%	February 7, 2018 - September 30, 2022
Class FA (with sales load)	0.5%	2.0%	31.3%	11.7%	54.5%	February 7, 2018 - September 30, 2022
Class A (no sales load)	6.8%	7.9%	35.8%	12.5%	55.8%	April 10, 2018 - September 30, 2022
Class A (with sales load)	(2.2)%	(1.3)%	24.2%	9.5%	42.6%	April 10, 2018 - September 30, 2022
Class I	6.9%	7.9%	36.3%	12.9%	57.5%	April 10, 2018 - September 30, 2022
Class T (no sales load)	6.7%	7.6%	31.9%	11.0%	48.1%	May 25, 2018 - September 30, 2022
Class T (with sales load)	1.6%	2.5%	25.6%	9.4%	41.0%	May 25, 2018 - September 30, 2022
Class D	7.0%	8.2%	34.4%	11.4%	48.5%	June 26, 2018 - September 30, 2022
Class S (no sales load)	8.5%	10.2%	N/A	15.6%	39.0%	March 31, 2020 - September 30, 2022
Class S (with sales load)	4.7%	6.4%	N/A	13.6%	34.1%	March 31, 2020 - September 30, 2022

FOOTNOTES:

(1)	For the period from October 1, 2021 to September 30, 2022.

(2)	For the period from October 1, 2019 to September 30, 2022.

(3)	For the period from the date the first share was issued for each respective share class to September 30, 2022. The AAR since inception is calculated by taking the Cumulative Total Return and dividing it by the cumulative total return period.

We are not aware of any material trends or uncertainties, favorable or unfavorable, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from our investments, other than those described above and the risk factors identified in our Form 10-K for the year ended December 31, 2021 and this Quarterly Report, including the negative impacts from the continued spread of COVID-19.

Our shares are illiquid investments for which there currently is no secondary market. Investors should not expect to be able to resell their shares regardless of how we perform. If investors are able to sell their shares, they will likely receive less than their purchase price. Our net asset value and total returns — which are based in part upon determinations of fair value of Level 3 investments by our board of directors, not active market quotations — are inherently uncertain. Past performance is not a guarantee of future results. Current performance may be higher or lower than the performance data quoted.

Hedging Activities

As of September 30, 2022, we had not entered into any derivatives or other financial instruments. With respect to any potential financings, general increases in interest rates over time may cause the interest expense associated with our borrowings to increase, and the value of our debt investments to decline. We may seek to stabilize our financing costs as well as any potential decline in our assets by entering into derivatives, swaps or other financial products in an attempt to hedge our interest rate risk. In the event we pursue any assets outside of the United States we may have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge any such foreign currency exchange risk. It is difficult to predict the impact hedging activities may have on our results of operations.

Inflation

Inflation may affect the fair value of our investments or affect the performance of our portfolio companies. As inflation increases, the fair value of our portfolio companies could decline. Rising inflation has impacted labor rates and input costs at some of our portfolio companies, which may impact margins. We anticipate further cost increases in 2022. Some of our portfolio companies have implemented or will be implementing price increases to minimize the impact on inflationary costs increases on their margins. However, any increases in price may not be sufficient to cover increases in expenses of our portfolio companies. Margin reductions could impact the cash our portfolio companies have available for distributions, which may reduce our dividend income.

Seasonality

We do not anticipate that seasonality will have a significant effect on our results of operations.

Critical Accounting Policies and Use of Estimates

See our Form 10-K for the year ended December 31, 2021 and Note 2. “Significant Accounting Policies” included in this supplement for a summary of our critical accounting policies.

Historical Net Asset Value Determinations

Our board of directors had also previously determined the net asset value per share for each company share class as of the following months ended:

Month Ended	Class FA	Class A	Class T	Class D	Class I	Class S
10/31/2022	$34.20	$31.92	$31.93	$31.59	$32.35	$34.70
9/30/2022	$34.15	$31.92	$31.93	$31.59	$32.35	$34.66
8/31/2022	$33.86	$31.66	$31.60	$31.27	$32.13	$34.25
7/31/2022	$33.62	$31.47	$31.47	$31.15	$31.93	$34.06
6/30/2022	$33.54	$31.46	$31.47	$31.15	$31.89	$34.01
5/31/2022	$33.41	$31.35	$31.26	$30.95	$31.79	$33.74
4/30/2022	$33.26	$31.24	$31.20	$30.88	$31.68	$33.62
3/31/2022	$33.28	$31.31	$31.28	$30.97	$31.73	$33.67
2/28/2022	$33.00	$31.08	$30.90	$30.62	$31.49	$33.24
1/31/2022	$32.98	$31.09	$30.94	$30.65	$31.50	$33.20
12/31/2021	$32.62	$30.78	$30.66	$30.35	$31.18	$32.84
11/30/2021	$32.64	$30.95	$30.67	$30.34	$31.34	$32.85
10/31/2021	$32.53	$30.88	$30.63	$30.30	$31.27	$32.73
9/30/2021	$32.44	$30.80	$30.65	$30.27	$31.18	$32.64
8/31/2021	$ 32.26	$ 30.70	$ 30.46	$ 30.11	$ 31.07	$ 32.44
7/31/2021	$ 32.58	$ 31.07	$ 30.85	$ 30.49	$ 31.44	$ 32.76
6/30/2021	$32.40	$30.92	$30.73	$30.35	$31.28	$32.56
5/31/2021	$32.13	$30.70	$30.53	$30.13	$31.06	$32.28
4/30/2021	$31.75	$30.36	$30.21	$29.80	$30.70	$31.89
3/31/2021	$31.22	$29.88	$29.74	$29.33	$30.21	$31.35
2/28/2021	$30.95	$29.65	$29.53	$29.11	$29.97	$31.07
1/31/2021	$30.54	$29.29	$29.18	$28.75	$29.60	$30.66
12/31/2020	$29.97	$28.76	$28.67	$28.24	$29.06	$30.08
11/30/2020	$29.53	$28.36	$28.29	$27.85	$28.65	$29.62
10/31/2020	$29.26	$28.13	$28.08	$27.64	$28.42	$29.35
9/30/2020	$29.00	$27.91	$27.88	$27.44	$28.19	$29.07
8/31/2020	$28.85	$27.80	$27.79	$27.34	$28.08	$28.92
7/31/2020	$28.61	$27.59	$27.60	$27.15	$27.87	$28.66
6/30/2020	$27.96	$26.98	$27.01	$26.58	$27.25	$28.00
5/31/2020	$27.54	$26.61	$26.65	$26.21	$26.88	$27.58
4/30/2020	$27.13	$26.24	$26.30	$25.86	$26.50	$27.16
3/31/2020	$27.15	$26.30	$26.36	$25.94	$26.55	$27.16
2/29/2020	$27.56	$26.75	$26.82	$26.40	$26.99	--
1/31/2020	$27.53	$26.76	$26.85	$26.44	$27.00	--
12/31/2019	$27.64	$26.91	$27.01	$26.61	$27.15	--
11/30/2019	$27.48	$26.79	$26.89	$26.43	$27.02	--
10/31/2019	$27.38	$26.74	$26.85	$26.40	$26.96	--
9/30/2019	$27.34	$26.74	$26.84	$26.43	$26.95	--
8/31/2019	$27.19	$26.64	$26.74	$26.27	$26.83	--
7/31/2019	$27.19	$26.69	$26.79	$26.35	$26.87	--
6/30/2019	$27.19	$26.74	$26.84	$26.46	$26.91	--
5/31/2019	$27.16	$26.75	$26.86	$26.45	$26.91	--
4/30/2019	$26.88	$26.51	$26.62	$26.24	$26.67	--
3/31/2019	$26.72	$26.39	$26.50	$26.17	$26.54	--
2/28/2019	$26.72	$26.43	$26.54	$26.15	$26.57	--
1/31/2019	$26.57	$26.33	$26.43	$26.07	$26.44	--
12/31/2018	$26.65	$26.44	$26.54	$26.23	$26.55	--
11/30/2018	$26.61	$26.42	$26.52	$26.23	$26.52	--
10/31/2018	$26.40	$26.25	$26.33	$26.11	$26.33	--
9/30/2018	$26.41	$26.28	$26.36	$26.20	$26.34	--
8/31/2018	$26.41	$26.30	$26.38	$26.28	$26.35	--
7/31/2018	$26.18	$26.09	$26.16	$26.12	$26.13	--
6/30/2018	$25.43	$25.37	$25.42	$25.41	$25.40	--
5/31/2018	$25.26	$25.08	$25.17	--	$25.23	--
4/30/2018	$25.16	$25.16	--	--	$25.23	--
3/31/2018	$25.13	--	--	--	--	--

Our Portfolio

The following disclosure supersedes and replaces the sections “Our Portfolio— Lawn Doctor,” “Our Portfolio— Polyform,” “Our Portfolio— Auriemma U.S. Roundtables,” “Our Portfolio— Milton Industries,” “Our Portfolio— Resolution Economics,” “Our Portfolio— Blue Ridge ESOP Associates,” “Our Portfolio— Healthcare Safety Holdings LLC,” “Our Portfolio— ATA Title Company,” “Our Portfolio—Douglas Machine Corp.,” “Our Portfolio —Clarion Safety Systems,” “Our Portfolio—Vektek Holdings “and “Our Portfolio— Financing Line of Credit” respectively, which first appear on page 95 of the Prospectus, respectively.

Lawn Doctor

Overview. On October 20, 2017, we entered into a merger agreement with LD Merger Sub, Inc., our wholly owned subsidiary, and LD Parent, Inc., the parent company of Lawn Doctor. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Lawn Doctor through an approximately $45.5 million investment consisting of approximately $30.5 million of common equity and an approximately $15.0 million debt investment in the form of a secured second lien note that we made to Lawn Doctor. After the closing of the merger, the consummation of the equity contribution pursuant to the exchange agreement described under “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisitions of Our Initial Businesses” and subsequent purchases of common equity in Lawn Doctor by certain members of Lawn Doctor’s senior management team, we own approximately 61% of the outstanding equity in Lawn Doctor, with the remaining equity owned primarily by Lawn Doctor’s senior management team.

Lawn Doctor is a leading franchisor of residential lawn care programs and services. Lawn Doctor’s core service offerings provide residential homeowners with year-round monitoring and treatment by focusing on weed and insect control, seeding, and professionally and consistently-administered fertilization, using its proprietary line of equipment. Lawn Doctor is not involved in other lawn maintenance services, such as mowing, edging, and leaf blowing.

Lawn Doctor’s franchised business model has consistently been ranked as a Top 500 Franchise Opportunity by Entrepreneur Magazine for 40 years. We believe this accomplishment ranks Lawn Doctor alongside the top franchise businesses and brands in the world. Lawn Doctor’s efforts on behalf of its franchisees (which include shared marketing programs and infrastructure, an extensive online presence, and comprehensive training) have attracted a strong core of dedicated franchise owners who, in turn, contribute to the continued growth and success of the Lawn Doctor brand.

None of Lawn Doctor’s employees are subject to collective bargaining agreements. Lawn Doctor’s corporate headquarters (which it owns) are in Holmdel, New Jersey, and it leases a manufacturing site in Marlboro, New Jersey.

In August 2021, Lawn Doctor was recapitalized with an additional term loan of $10.7 million. Proceeds from the recapitalization were primarily used to pay special distributions to Lawn Doctor’s shareholders, of which we received approximately $6.0 million.

History. Lawn Doctor was founded in 1967 by Robert Magda and Tony Giordano and the business was originally named Auto Lawn of America, Inc. In 1983, Russell Frith, who had served as Lawn Doctor’s Director of Franchise Development, Vice President of Marketing, and Executive Vice President, was promoted to President and Chief Executive Officer. In 2011, Scott Frith became President and Chief Executive Officer of Lawn Doctor after serving as marketing director from 1999 to 2005 and Vice President of Marketing and Franchise Development from 2005 to 2011. Lawn Doctor was purchased on December 22, 2011 by Levine Leichtman Capital Partners SBIC Fund, L.P. (the “SBIC Fund”), which is managed by an affiliate of the Sub-Manager.

Industry. In 2021, the lawn services market in the United States was an estimated $99.7 billion industry with a growth rate of approximately 1.0%. It is also a highly fragmented industry with two nationwide competitors (one of which is Lawn Doctor), dozens of regional competitors, and thousands of local competitors. We believe that most companies in the industry are small, private operations and do not offer proprietary processes and equipment, cost effectiveness, breadth of experience, and strong brand recognition that Lawn Doctor provides. Lawn Doctor believes that a franchised based business model tends to be more competitive and profitable, due to superior brand awareness, improved customer service and economies of scale.

Investment Highlights. Lawn Doctor operates a nationwide network of independently owned franchise units in 39 states as of September 30, 2022. The Lawn Doctor franchisee unit base has grown from 452 in 2012 to 621 as of September 30, 2022, with strong average annual openings of approximately 20 units and an average annual closure rate of approximately 1.6%. Lawn Doctor benefits from a scalable business model, which does not require significant capital expenditures or additional fixed costs to support future growth. As noted below, Lawn Doctor acquired brands Mosquito Hunters and Ecomaids in May 2018 and May 2019, respectively. The company has grown the two brands from 8 and 2 units at entry to 124 and 73 units as of September 30, 2022, respectively. Lawn Doctor earns revenue from franchisee royalty fees, equipment lease fees, initial franchisee fees, equipment parts sales, vendor rebates, and interest on franchise loans. The primary source of revenue is the franchisee royalty fee. The total revenue for the trailing twelve months ended September 30, 2022 was approximately $37.3 million, of which approximately $21.8 million was the franchisee royalty fees for Lawn Doctor. From 2009 to the trailing twelve months ended September 30, 2022, Lawn Doctor’s total revenue and royalties have grown at compound annual growth rates of approximately 11.0% and 7.9%, respectively. Total system wide sales for Lawn Doctor were approximately $183 million, $159 million and $142 million for the years ended December 31, 2021, 2020 and 2019, respectively. Total Lawn Doctor system wide sales for the trailing twelve months ended September 30, 2022 was approximately $197 million.

Growth Opportunities. The acquisition of Mosquito Hunters and Ecomaids furthered Lawn Doctor’s strategy of growing both organically and also through the acquisition of additional home service brands. We believe the following are key growth opportunities in addition to Lawn Doctor’s continued organic growth: (i) the potential to expand Mosquito Hunters’ business nationally, (ii) the potential to expand Ecomaids’ business nationally, and (iii) the potential to acquire additional home service franchisors through LLCP’s platform and Lawn Doctor’s relationships.

In May 2018, Lawn Doctor acquired an 80% equity interest in Mosquito Hunters, a franchisor of mosquito and pest control services. Mosquito Hunters was founded in 2013, is based in Northbrook Illinois and specializes in the eradication of mosquitos through regular spraying applications and follow-up maintenance. This acquisition furthers Lawn Doctor’s strategy of both growing organically and also via acquisition of additional home service brands.

In May 2019, Lawn Doctor acquired a 71% equity interest in Ecomaids, a franchisor of residential cleaning services. Ecomaids was founded in 2012. Ecomaids specializes in home cleaning services utilizing environmentally-friendly cleaning products and solutions.

In October 2022, Lawn Doctor acquired a 62% equity interest in Elite Window Cleaning Inc., a Canadian-based franchisor offering window cleaning, gutter cleaning and power washing services to residential and commercial customers. Elite currently supports six franchised locations and operates one corporate owned location, and Lawn Doctor’s management team expects to leverage its core competencies to further expand Elite’s franchise operations into the United States. We believe this acquisition contributes to Lawn Doctor’s diversified, multi-brand home service franchisor platform.

Polyform

Overview. On October 20, 2017, we entered into a merger agreement with PFHI Merger Sub, Inc., our wholly owned subsidiary, and Polyform. The merger agreement was amended on February 6, 2018. On February 7, 2018, pursuant to the terms of the merger agreement, we acquired a controlling interest in Polyform through an approximately $31.3 million investment consisting of approximately $15.6 million of common equity and an approximately $15.7 million debt investment in the form of a first lien secured note that we made to Polyform. After the closing of the merger and the consummation of the equity contribution pursuant to the exchange agreement described under “Conflicts of Interest and Certain Relationships and Related Party Transactions—The Acquisitions of Our Initial Businesses,” we own approximately 87% of the outstanding equity in Polyform, with the remaining equity owned by Denice Steinmann, a current board member and the former Chief Executive Officer of Polyform.

Polyform is a leading developer, manufacturer and marketer of polymer clay products worldwide. Through its two primary brands, Sculpey® and Premo!®, Polyform sells a comprehensive line of premium craft products to a diverse mix of customers including specialty and big box retailers, distributors and e-tailers. We believe Polyform is well regarded for its high quality, comprehensive line of polymer clays, clay molds, children kits, wax-base clays, non-dry clays, clay tools and accessories. Polyform’s strong brand recognition, unique product attributes and strong customer network have earned it one of the leading market share positions in the polymer clay segment within the United States.

Polyform estimates that its products are available in approximately 16,000 retail locations through its major customers, plus many other locations through independent retailers. None of Polyform’s employees are subject to collective bargaining agreements. Polyform’s corporate headquarters are in Elk Grove Village, Illinois.

History. The chemical formulation that makes up the polymer clay was originally designed to serve as a thermal transfer compound; and after several years, it was determined that this compound may have better use as a molding and sculpting clay. The formulation’s pliability characteristics at room temperature and solidification without shrinkage upon low temperature baking, exhibited the necessary traits of high quality clay. Polyform was incorporated in 1967, with Zenith Products Company, Inc. (“Zenith”) as the parent company. Polyform performed all non-manufacturing functions related to this product, while the manufacturing was performed by Zenith. In 1993, Zenith was merged into Polyform. In 1995, Polyform was sold to Charles and Denice Steinmann. In July 2018, Mr. Steve Seppala, formerly Chief Financial Officer of Polyform, succeeded Ms. Denice Steinmann as Chief Executive Officer of Polyform. Ms. Steinmann is expected to continue with Polyform in an advisory role and remains as one of the members of the board of directors of Polyform.

Industry. The arts and crafts industry is highly fragmented across products, market niches, and consumer types. Polyform has been competing in the arts and crafts market for over 40 years. This industry is primarily driven by large national retail chains and other mass market retail stores, and has more recently expanded into the e-commerce sales channel. Polyform has placement in approximately 16,000 retail locations including the top four U.S. craft retailers, individual craft stores, internet stores, art supply stores, and distributors who sell to retail craft shops and art supply stores. Polyform’s management believes that there is also a significant number of potential new retail distribution opportunities. Polyform has long-standing relationships with its customers as the top five have been customers for at least 15 years. We believe that Polyform is one of the market leaders in the polymer clay category in the United States with significantly more sales than its closest competitors, and as a result they have a competitive advantage based on price, product variety, quality, innovation and overall distribution.

Investment Highlights. Polyform has grown its signature product lines, Sculpey® and Premo!®, into global names with a strong retail presence in the United States and growing presences abroad. The clay products are clean, economical, easy to work with and only require oven baking at 275 degrees Fahrenheit. Polyform’s success in the arts and crafts market is a result of its unique product formulations that offer superior molding and color profiles, and Polyform believes the proprietary product formulas and manufacturing methodologies create significant barriers to entry or duplication. The primary source of Polyform’s revenue is the sale of its products. Net sales for Polyform were approximately $22.3 million and $19.0 million for the years ended December 31, 2021 and 2020, respectively. Net sales for Polyform for the trailing twelve months ended September 30, 2022 were approximately $24.0 million. Net sales for Polyform have grown at a compound annual growth rate of approximately 6.1% from 2009 to the trailing twelve months ended September 30, 2022.

Growth Opportunities. We believe the following are key growth opportunities for Polyform: (i) the potential growth through new customer acquisitions, new product introductions, international expansion, and potential price increases, (ii) the potential to improve overall margins through automation, vendor cost reductions, and reformulations, and (iii) potential growth in the e-commerce channel through strategic digital and social media marketing initiatives.

Auriemma U.S. Roundtables

Overview. On August 1, 2019, we, through our wholly-owned subsidiary, acquired a controlling interest in Roundtables through an approximately $44.5 million investment consisting of approximately $32.4 million of common equity and an approximately $12.1 million debt investment in the form of senior secured notes. Prior to this transaction, Roundtables operated as a division of Auriemma Consulting Group, Inc. (“Auriemma Group”). We own approximately 81% of the outstanding equity of Roundtables, with the remaining equity owned by Michael Auriemma. Mr. Auriemma is the previous owner of Roundtables and will continue to serve as a member of Roundtables’ board of directors. On November 13, 2019, we made an additional debt investment in Roundtables in the form of a $2.0 million senior secured bridge note. The senior secured bridge note accrues interest at a per annum rate of 8.0% and will mature in August 2024.

Roundtables is an information services and advisory solutions business to the consumer finance industry. Roundtables offers membership in any of its over 37 topic-specific roundtables across five verticals (credit cards, automotive finance, retail banking, wealth management, and fintech) that includes participation in hosted executive meetings, proprietary benchmarking studies, and custom surveys. The subscription-based model provides executives with key operational data to optimize business practices and address current issues within the consumer finance industry. Auriemma Group, headquartered in New York, NY, was founded in 1984 and the U.S. Roundtables business was subsequently launched in 1992.

Industry.  We believe Roundtables’ valuable industry insights and data on niche topic areas result in limited direct competition. We also believe that Roundtables’ “give-to-get” data model creates a significant barrier to entry and that the business has low concentration risk with no client comprising more than 4.0% of revenue as of September 30, 2022.

Investment Highlights. Roundtables serves approximately 100 of the largest, most respected forward-thinking organizations in its verticals: credit cards, automotive finance, retail banking, wealth management, and fintech.  Members rely on this intelligence to manage their operations and view participation as business-critical, as evidenced by approximately 90%+ client retention and high levels of engagement with core value drivers. Roundtables’ customers typically pay upfront for a membership to a specific roundtable (e.g., card collections) and most customers subscribe to multiple roundtables. From 2008 to the trailing twelve months ended September 30, 2022, membership has experienced strong and steady growth over the last decade at a compound annual growth rate of approximately 9.6%.

Total revenue for Roundtables for the years ended December 31, 2021 and 2020 were approximately $13.1 million and $10.9 million, respectively. The total revenue for Roundtables for the trailing twelve months ended September 30, 2022 was approximately $14.9 million, of which, the majority represented membership fees. From 2005 to the trailing twelve months ended September 30, 2022, Roundtables’ total revenue has grown at a compound annual growth rate of approximately 14.7%. Given its current market position, access to data and brand identity, we believe Roundtables is uniquely positioned to expand its existing products and services to become the premier provider of operational data, diagnostics and analysis.

Growth Opportunities. We believe the following are key growth opportunities for Roundtables: (i) the potential to continue to add top-tier clients and new roundtable topics, (ii) the ability to expand into new industries, (iii) the monetization of Roundtables’ unique repository of data with existing clients, and (iv) the ability to pursue future strategic partnerships and acquisitions.

In April 2021, Roundtables acquired Edgar Dunn’s U.S. roundtables business, which added 6 roundtables to Auriemma’s services offering. This acquisition furthers Roundtables’ strategy of both growing organically and through M&A.

Milton Industries

Overview. On November 21, 2019, we, through our wholly-owned subsidiaries, Milton Strategic Capital EquityCo, LLC and Milton Strategic Capital DebtCo, LLC, acquired a minority interest in Milton Industries of $10.0 million. Our co-investment is comprised of an approximately $6.6 million common equity investment and a debt investment of approximately $3.4 million in senior secured subordinated notes. Our equity investment represents approximately 13% of the total ownership of Milton. The co-investment is alongside a debt and equity investment from the LMM II Fund, an institutional fund and affiliate of the Sub-Manager. The remainder of the common equity of Milton is owned by members of the Milton executive management team and capital providers. Milton was founded in 1943 and is based in Chicago, IL. Milton is a leading provider of highly-engineered tools and accessories for pneumatic applications across a variety of end markets including vehicle service; industrial maintenance, repair, and operating supplies; aerospace and defense; and agriculture. Milton has over 1,300 active customers and 4,000 SKUs with products including couplers, gauges, chucks, blow guns, filters, regulators, lubricators, hoses and fittings, and fluid management equipment. Milton serves multiple channels including distributors, wholesalers and retailers, and is the #1 supplier to many leading customers.

Investment Highlights. We believe that Milton is a more resilient business given the consumable nature of its products and the diversity of its customer, product and end market mix. We also believe that Milton’s high product quality, engineering expertise and long-term partnership approach create sticky relationships, with an average tenure of over 30 years among Milton’s top ten customers. Milton’s net revenue has grown at a compound annual growth rate of approximately 7.7% from 2010 to the trailing twelve months ended September 30, 2022. Net revenues for the years ended December 31, 2021 and 2020 were approximately $47.4 million and $41.2 million, respectively. Milton had net revenue for the trailing twelve months ended September 30, 2022 of approximately $71.8 million.

We believe that Milton has an attractive financial profile, with strong margins, limited capital expenditure requirements and low working capital needs.

Growth Opportunities. We believe the following are key growth opportunities for Milton: (i) additional growth in existing markets, (ii) new product development, (iii) e-commerce and digital marketing initiatives and (iv) strategic acquisitions.

Milton completed four add-on acquisitions during 2021 and 2020, including GH Meiser & Co., Milton’s Bells, Zeeline, and Global-Flex. We believe these add-on acquisitions bolster Milton’s tire gauge, grease and fluid handling, hose assemblies, rubber expansion and metal expansion joints, “PTFE” products and pump connectors product lines. In March 2022, Milton acquired Thunder Technologies which specializes in critical and demanding hose, rubber and expansion joint applications. Additionally, in July 2022, Milton acquired Lock Technology which provides specialty tools to the automotive end market. These acquisitions further Milton’s strategy of both growing organically and through M&A.

Resolution Economics

Overview. On January 2, 2020, we, through our wholly-owned subsidiaries, RE Strategic Capital EquityCo, LLC and RE Strategic Capital DebtCo, LLC, acquired a minority interest in ResEcon of $10.0 million. Our co-investment in ResEcon is comprised of an approximately $7.1 million common equity investment and a debt investment of approximately $2.8 million in senior secured subordinated notes. Our equity investment represents approximately 8% of the total ownership of ResEcon. The co-investment is alongside a debt and equity investment from the LMM II Fund. The remainder of the common equity of ResEcon is owned by members of the ResEcon executive management team.

Company Overview. Established in 1998, ResEcon is a leading specialty consulting firm that provides services to leading law firms and corporations in labor & employment and commercial litigation matters. ResEcon provides economic and statistical analysis as well as expert testimony services in class action, multi-plaintiff and single-plaintiff matters alleging wrongful employment practices and focuses on discrimination in the recruitment and hiring, promotion, pay, termination and other employment practices on the basis of age, race, gender, national origin, ethnicity and other protected classes. ResEcon also focuses on providing consulting and expert testimony services in matters alleging wage and hour employment law violations. ResEcon has offices in Los Angeles, New York, Chicago and Washington, D.C.

In providing its services, ResEcon relies upon client data, complex proprietary statistical modeling, and over 20 years of experience with labor & employment law and commercial litigation. ResEcon employs a highly technical workforce of approximately 130 employees as of September 30, 2022 and includes professionals with PhDs, professionals with master’s degrees, software for statistical analysis (SAS) programmers, and professionals who have served as expert witnesses. ResEcon’s clients include a large number of the top 100 law firms and Fortune 500 companies, as well as government entities. ResEcon also serves a variety of industries, with the consumer and retail, hospitality, transportation, and technology industries constituting the largest.

We believe that the U.S. market for consulting services for labor and employment law litigation has potential for continued growth due to an increase in labor & employment filings, increased adoption of economic consultants, and the increasing complexity of cases due to the proliferation of data and technology. Accordingly, we believe these trends, coupled with recent social movements (e.g., equal pay for equal work, #MeToo), will continue to support the increasing demand for the types of services ResEcon provides.

Investment Highlights. ResEcon’s total revenue has grown at a compound annual growth rate in excess of 13.4% from 2007 to the trailing twelve months ended September 30, 2022. We note that ResEcon has been involved with or cited in several landmark cases and believe that ResEcon has created a sought-after brand supporting a favorable outlook for potential continued growth. We also believe ResEcon’s focus on labor & employment litigation consulting services positions its business to be less correlated to overall economic cycles. We believe that ResEcon’s ability to attract and retain its clients is a key factor for ResEcon’s success.

We believe that ResEcon has an attractive financial profile, with strong margins, limited capital expenditure requirements and modest working capital needs.

Growth Opportunities. We believe that the following are key growth opportunities for ResEcon: (i) geographic expansion to new U.S. metropolitan areas and internationally, (ii) expansion of consulting and advisory services to new areas of expertise beyond labor & employment, (iii) expansion of advisory and consulting services to new and existing clients, (iv) recruitment of senior lateral hires, and (v) strategic acquisitions.

In October 2022, Resolution Economics acquired Berkshire Associates, Inc. (“Berkshire”). Headquartered in Columbia, Maryland, Berkshire is a leading provider of outsourced affirmative action plan (“AAP”) consulting and software services, compensation analysis and other human resource compliance-related services. Founded in 1983, Berkshire began as one of the first companies to establish an automated way to prepare AAPs, revolutionizing the AAP process for HR professionals nationwide. Over the years, Berkshire has expanded its scope of services beyond AAPs to meet the evolving needs of HR professionals with a range of services, training, and technology and software. The acquisition adds EEO compliance and AAP services to Resolution Economics’ existing labor and employment consulting services.

Blue Ridge ESOP Associates

Overview. On March 24, 2020, we, through our wholly-owned subsidiaries, BR Strategic Capital EquityCo, LLC and BR Strategic Capital DebtCo, LLC, acquired a minority interest in Blue Ridge of $12.5 million. Our co-investment in Blue Ridge is comprised of an approximately $9.9 million common equity investment and a debt investment of approximately $2.6 million in senior secured subordinated notes. In August of 2022, we made an additional equity investment of approximately $2.9 million into Blue Ridge. Our equity investment represents approximately 16% of the total equity ownership of Blue Ridge. Our co-investment is alongside investments from the LMM II Fund, Blue Ridge’s previous owners, and members of its executive management team.

Company Overview. Established in 1988, Blue Ridge is an independent, third-party employee stock ownership plans (“ESOP”) and 401(k) administrator. For over 30 years, Blue Ridge has developed proprietary and comprehensive solutions to address the unique and complex administrative needs of companies operating as ESOPs and managing 401(k) plans. Blue Ridge’s services and solutions include recordkeeping, compliance, reporting, distribution and processing, administrative services and plan management and analysis software. Blue Ridge is led by a long-tenured and experienced executive management team.

Investment Highlights. We believe that Blue Ridge’s business model and diversified client base position it to be more resilient in economic recessions and have less correlation to the overall economic cycles. From 2005 to the trailing twelve months ended September 30, 2022, Blue Ridge’s total revenue has grown at a compound annual growth rate of approximately 17.6% and grew each year through the financial crisis. Blue Ridge provides services for over 1,350 ESOP plans with approximately 500,000 plan participants and over 3,550 401(k), defined benefit, and other type plans with over 130,000 plan participants. From 2016 through September 30, 2022, approximately 75% of Blue Ridge’s clients were obtained through referrals. With approximately 6,100 ESOP plans in the United States as of September 30, 2022, we believe that Blue Ridge’s approximately 24% market share demonstrates its strong market positioning, but with plenty of capacity for further growth.

Growth Opportunities. We believe that the following are key growth opportunities for Blue Ridge: (i) the growth of participants in the ESOP’s at existing clients, (ii) the acquisition of new clients, supported through new client referrals and ESOP market growth, (iii) cross-selling of additional services, (iv) M&A, and (v) the expansion of service offerings into adjacent markets.

In July 2020, Blue Ridge acquired Benefit Concepts Systems, Inc., a full service benefit consulting firm with expertise in the design, implementation, and administration of ESOPs. In April 2021, Blue Ridge acquired Coastal Pension Services, a leading provider of outsourced 401(k) administration services in the greater Washington, D.C. area. In December 2021, Blue Ridge acquired a California based provider of outsourced 401(k), defined benefit and cash balance plan administration services. In 2022, Blue Ridge acquired Nicholas and Associates, specializing in in the design and administration of retirement plans. These acquisitions further Blue Ridge’s strategy of both growing organically and through M&A. Additionally, in August 2022, Blue Ridge acquired Crowe BPS which specializes in ESOP administration as well as retirement plan and consulting services.

Healthcare Safety Holdings LLC

Overview. On July 16, 2020, we, through our wholly-owned subsidiary, UM Strategic Capital EquityCo, LLC, acquired an approximately 75% interest in the common equity of HSH for $17.3 million. Additionally, we, through our wholly-owned subsidiary, UM Strategic Capital DebtCo, LLC, made a $24.4 million debt investment in HSH in the form of senior secured notes. The remaining HSH equity is owned by members of the HSH executive management team, the former controlling interest holder and TM SPV III, LLC. Members of the HSH executive management team may participate in an options incentive plan.

Company Overview. Founded in 1988 and headquartered in Excelsior, MN, HSH is a leading producer of daily use insulin pen needles, syringes and related product offerings for the human and animal diabetes care markets. HSH specializes in providing “dispense and dispose” sharps solutions, which allow users to more easily and safely dispose of sharps. HSH produces branded and private label products sold primarily through distributors to retail pharmacies, veterinary clinics and dialysis centers, as well as via e-commerce channels. HSH’s manufacturing facility in South Dakota is well equipped to capture the growing demand for single use sharps by human and animal diabetics.

Investment Highlights. We believe HSH’s innovative offerings, brand positioning, proprietary “dispense and dispose” solution and value proposition make the company a strong competitor in its core consumer and animal diabetes categories. HSH’s core pen needle offers a one-time use, disposable product for consumers who need multiple daily injections, which we believe creates the potential for recurring revenue. From 2005 to the trailing twelve months ended September 30, 2022, HSH’s net revenue has grown at a compound annual growth rate of approximately 12.0%.

Industry. We believe that insulin pens are an essential product to the health and wellness for individuals living with diabetes. We believe that this will result in a durable business model for HSH that is resilient to changes in market and economic cycles. We also believe there are differentiated elements of HSH’s platform, including UltiGuard, a propriety solution for the safe dispensing and disposal of sharps.

As of September 30, 2022, HSH has an estimated 50% of the market share of the pet diabetes syringe category. As the incidence of pet diabetes grows and consumers increasingly demand the highest quality care for their pets, the market for animal syringes is currently expected to grow at a compound annual growth rate of approximately 12% per year.

Growth Opportunities. We believe the following are key growth opportunities for HSH: (i) invest in sales/marketing to grow presence in new and existing channels, (ii) develop data driven and targeted marketing programs for each customer channel, and (iii) pursue strategic acquisitions.

ATA Title Company

Overview. On April 1, 2021, we, through our wholly-owned subsidiary, Huron Title Buyer, LLC, entered into a Membership Interest Purchase Agreement pursuant to which we acquired an approximately 75% interest in the common equity membership interest units of ATA Holding Company, LLC (“ATA”) for consideration of approximately $36 million, subject to certain post-closing adjustments (the “ATA Acquisition”). Additionally, on the closing date of the Acquisition, we, through our wholly-owned subsidiary, ATA Strategic Capital DebtCo, LLC, made an approximately $37 million debt investment in subsidiaries of ATA in the form of senior secured notes. In February of 2022, we made an additional equity investment of approximately $1.1 million into ATA. The remaining ATA units of equity membership interest are owned by members of the ATA executive management team and former controlling interest owners.

Company Overview. Founded in 1999 and headquartered in Farmington Hills, MI, ATA is a leading national independent title insurance agency and settlement service provider for the residential resale, residential refinance, commercial and default markets. Its brands include ATA National Title Group, Greco Title Agency, Midstate Title Agency, Seaver Title Agency and Talon Title Agency. ATA has over 425 employees across 60+ offices in the Great Lakes Region (Michigan, Indiana, Ohio and Illinois).

Investment Highlights. ATA’s scale and broad service offering allow it to process closings with minimal outsourcing resulting in higher quality, consistent transaction execution. Further, we believe ATA’s higher touch service is a key distinguishing element for its customers. Although the residential resale and refinance business is driven in part by residential housing market and interest rates, we believe that ATA’s diversified business model positions it well for various market cycles. The total revenue for ATA for the trailing twelve months ended September 30, 2022, was approximately $67.3 million. The total revenue for ATA for the year ended December 31, 2021 was approximately $75 million. From 2011 to the trailing twelve months ended September 30, 2022, ATA’s total revenue has grown at a compound annual growth rate of approximately 5%.

Industry. ATA’s business has nationwide reach through key underwriter relationships and is in the top one percent (1%) of U.S. independent title insurance agencies by volume completing over 50,000 transactions in 2021. ATA is the largest independent agency in the Great Lakes Region with the second largest independent competitor only two-thirds the size.

Growth Opportunities. We believe the following are key growth opportunities for ATA: (i) geographic expansion, (ii) further building the company’s sales function to accelerate organic growth and (iii) accretive acquisitions. In February 2022, ATA acquired Absolute Title, Inc., which is a title services business providing services to the residential and commercial markets, in Ann Arbor, Michigan. This acquisition furthers ATA’s strategy of both growing organically and through M&A.

Douglas Machine Corp.

Overview. On October 7, 2021, we, through our wholly-owned subsidiary, DM Strategic Capital EquityCo, LLC, acquired an approximately 90% indirect equity ownership interest in the capital stock of Douglas Machines Corp. (“Douglas”). The remaining Douglas capital stock is owned by members of the Douglas executive management team and existing pre-closing owners. In connection with the transaction, our indirect wholly-owned subsidiary, Douglas Machines Buyer, Inc., (the “Buyer”) entered into a Stock Purchase Agreement with Douglas and Douglas Acquisition Company, LLC (the “Seller”) pursuant to which the Seller received aggregate consideration of approximately $40.7 million which included rollover investment from existing pre-closing owners and is subject to certain customary escrow related and post-closing adjustments (“Douglas Acquisition”). Additionally, through a Note Purchase Agreement dated October 7, 2021, we, through our wholly-owned subsidiary, DM Strategic Capital DebtCo, LLC, made an approximately $15.0 million debt investment in Douglas in the form of senior secured notes. Subject to such adjustments, we paid approximately $35.5 million at closing for our portion of our equity ownership interest in the capital stock of Douglas.

Company Overview. Founded in 1979 and headquartered in Clearwater, FL, Douglas is a leading manufacturer of innovative and customizable commercial cleaning and sanitizing equipment to the food, pet food, nutraceutical and industrial end-markets in the United States. Many of these end-markets, and in particular, food safety, are subject to increasingly stringent regulations, further accelerated by the COVID-19 pandemic. As a “one stop solution” for many of its customers, Douglas is a market leader in a niche industry with approximately 20% market share in the “clean-out-of-place” core segment as of September 30, 2022. The clean-out-of-place core segment generally refers to machinery where equipment and parts are removed from their operational area for cleaning.

Investment Highlights. We believe Douglas is well positioned for steady growth in an industry that is estimated to grow approximately 5% per year. We believe this potential growth is supported by increased food safety requirements and greater adoption of automated sanitation systems. We also believe that Douglas’ product offering offers a potentially high return on investment for its customers, typically generating significant savings in labor and water costs. The total revenue for Douglas for the trailing twelve months ended September 30, 2022 was approximately $26 million. From fiscal year end 2004 to the trailing twelve months ended September 30, 2022, Douglas’ total revenue has grown at a compound annual growth rate of approximately 8%.

Growth Opportunities. We believe the following are key growth opportunities for Douglas: (i) market growth, (ii) new customer wins and wallet share expansion driven by sales and marketing expansion, (iii) operational efficiencies, (iv) accretive acquisitions and (v) international expansion.

Clarion Safety Systems

Overview. On December 9, 2021, we, through our wholly-owned subsidiary, Clarion Strategic Capital EquityCo, LLC, acquired an approximately 99% indirect equity ownership interest in Clarion Safety Systems, LLC (“Clarion”). The remaining indirect equity ownership in Clarion in an amount equal to approximately $0.5 million (the “Clarion Management Rollover Amount”) is held by members of the Clarion executive management team. In connection with the transaction, our indirect subsidiary, Clarion Safety Buyer, LLC (the “Clarion Buyer”) entered into a Unit Purchase Agreement (the “Clarion Purchase Agreement”) with the pre-closing members of Clarion (the “Clarion Sellers”) and Clarion Investment Holdings, LLC, as the seller representative, pursuant to which the Clarion Buyer paid aggregate consideration of approximately $67.5 million less the Clarion Management Rollover Amount, subject to certain net working capital, transaction expenses, and other customary post-closing purchase price adjustments (the “Clarion Acquisition”). The Clarion Purchase Agreement contains customary representations, warranties, and covenants by the Clarion Buyer and the Clarion Sellers. Our investment in Clarion is comprised of an indirect common equity interest investment of approximately $50.8 million (which reflects our additional equity investment of $4.0 million in June 2022) and a concurrent debt investment of approximately $22.5 million made through our wholly-owned subsidiary, Clarion Strategic Capital DebtCo, LLC, in the form of a senior secured note issued jointly and severally by the Clarion Buyer and Clarion.

Company Overview. Founded in 1990 and headquartered in Milford, PA, Clarion is a provider of standards-based visual safety labels and signs that support original equipment manufacturers (“OEMs”), facility owners, and employers in reducing risk and protecting workers. Clarion serves thousands of customers across the world in a large and diverse set of industries. Customers rely upon Clarion’s expertise to help them navigate applicable regulatory and safety standards related to risk communication, resulting in the implementation of tailored systems of risk reduction.

Investment Highlights. We believe that Clarion’s revenue streams tend to be recurring and stable as they are tied to the manufacture and sale of a broad, diversified range of global capital equipment. We also believe that Clarion’s products are a cost-effective and necessary method for protecting users from potential liability as adequate warning labels and signs are required by OSHA and other industry bodies, providing for a durable business model. Revenue for Clarion has grown at an approximately 7.5% compound annual growth rate from the year ended December 31, 2010 to the trailing twelve months ended September 30, 2022.

Growth Opportunities. We believe the following are key growth opportunities for Clarion: (i) market growth, (ii) new customer wins and wallet share expansion driven by sales and marketing expansion, (iii) accretive acquisitions and (iv) service offering expansion. In June 2022, Clarion acquired Machine Safety Specialists. Founded in 1977, Machine Safety Specialists’ engineering consulting services include machine safety audits and risk assessments, machine safeguarding plans, verification and validation services and other workstreams that contribute to clients’ compliance with applicable machine safety standards. We believe that Machine Safety Specialists’ services are non-discretionary and will assist clients to comply with increasing industrial safety regulations. We also believe that this acquisition will provide an opportunity for Machine Safety Specialists to sell consulting services to Clarion’s existing customer base, and to market Clarion’s facility safety signage in connection with its facility audit and safety assessments. Additionally, we believe the acquisition will bring additional technical expertise to Clarion to assist with development of safety products and resources.

Vektek Holdings

Overview. On May 6, 2022, we, through our wholly-owned subsidiary, Vektek Strategic Capital EquityCo, LLC acquired an approximately 84% indirect equity ownership interest in Vektek Holdings, LLC (“Vektek”). Our total investment of $81.3 million in Vektek is comprised of an indirect common equity interest investment of approximately $56.9 million and a concurrent debt investment of approximately $24.4 million made through our wholly-owned subsidiary, Vektek Strategic Capital DebtCo, LLC, in the form of a senior secured note issued by Vektek. At the closing of the transaction, substantially all of the remaining Vektek equity is owned by certain of the pre-closing members of Vektek.

Company Overview. Founded in 1974 and headquartered in St. Joseph, MO, Vektek designs, engineers and manufactures automated workholding solutions for CNC (Computer Numerical Control) machining. A market leader in high-pressure hydraulic clamps, Vektek products are essential to machine automation, tight tolerance machining and user production throughput. Vektek serves domestic and international machining customers in end markets including general industrial, automotive, agriculture, medical devices, technology and aerospace.

Investment Highlights. Vektek is a leading hydraulic clamp manufacturer. Vektek’s innovative and durable hydraulic clamping solutions, technical expertise, and domestic production differentiate the business from its competitors. Additionally, Vektek sells highly customized products directly to end customers as well as through multi-step channel partners. Vektek’s products serve a large installed base, are low cost and a minimal component of the customers’ engineering spend and we believe have potential to result in meaningful return on investment for customers and strong performance for Vektek. We also believe that Vektek has an established and diversified supply chain infrastructure. Based on our due diligence and industry analysis, we believe the increased demand for industrial automation in CNC machining provide strong secular tailwinds for Vektek’s growth. Vektek’s revenue has grown at an approximately 4.8% compound annual growth rate from the year ended December 31, 2006 to the trailing twelve months ended September 30, 2022.

Growth Opportunities. We believe the following are key growth opportunities for Vektek: (i) further existing customer penetration driven by product adoption/automation, new customer wins and Vektek’s sales and marketing expansion initiatives, (ii) further end-market diversification, (iii) accretive acquisitions and (iv) new product development.

Financing Line of Credit

Our wholly-owned subsidiary, CNL Strategic Capital B, Inc. (“Borrower”) and First Horizon Bank, a Tennessee banking corporation, (“First Horizon Bank”) entered into a Revolving Loan Agreement (the “Loan Agreement”) and related Revolving Credit Note (the “Promissory Note”) for a $50.0 million revolving line of credit (the “Line of Credit”). Unless extended, the Line of Credit is available for advances to the Borrower for a period of three hundred and sixty days from the Line of Credit closing date of August 24, 2022. In connection with the Line of Credit, the Borrower is required to pay a total commitment fee to First Horizon Bank of $250,000, of which $125,000 has been paid to date with the remaining $125,000 balance due to First Horizon Bank one hundred and eighty days after the Line of Credit closing date. The Borrower is also required to pay a fee to First Horizon Bank with each advance under the Loan Agreement in an amount equal to 0.05% of the amount of each borrowing. The Borrower is also required to pay interest on the borrowed amount at a rate per year equal to the 1-Month Term secured overnight financing rate (“SOFR”) plus 2.75%. Interest payments are due monthly in arrears. Furthermore, the Borrower is required to pay a quarterly unused fee when the average outstanding balance of the Line of Credit is less than $25.0 million. The Borrower may prepay, without penalty, all or any part of the borrowings under the Loan Agreement at any time and such borrowings are required to be repaid within 180 days of the borrowing date. Under the Loan Agreement, we are required to comply with certain covenants including the provision of financial statements on a quarterly basis, a restriction from incurring any debt, and restrictions on the transfer and sale of assets held by certain subsidiaries. On August 24, 2022, we entered into a Guaranty agreement to act as a guarantor of the Borrower’s outstanding borrowings under the Loan Agreement (the “Guaranty Agreement”). Along with the Borrower, we also entered into a pledge and security agreement (“Pledge Agreement”) in favor of First Horizon Bank. Under the Pledge Agreement, the Company is required to contribute proceeds from the Company’s offering to pay down the outstanding debt to the extent there are any borrowings outstanding under the Loan Agreement.

Management

The following disclosure supersedes and replaces the paragraph entitled “Effectiveness of the Management Agreement” which begins on page 154 of the Prospectus under the "Management" section.

The Company is managed by the Manager, CNL, under a management agreement, as currently amended and as may be amended in the future (the “Management Agreement”) pursuant to which the Manager is responsible for the overall management of our activities. The Management Agreement was initially approved by our board of directors and became effective on February 7, 2018. Unless earlier terminated as described below, the Management Agreement will remain in effect for a period of one year from the date it first became effective and will remain in effect from year-to-year thereafter if approved annually by a majority of our independent directors. Most recently, on November 10, 2022, our board of directors, including a majority of our independent directors, approved the Fourth Amended and Restated Management Agreement and renewed the Management Agreement for a one-year term through February 7, 2024, subject to earlier termination in accordance with its terms.

The following disclosure supersedes and replaces the paragraph entitled “Effectiveness of the Sub-Management Agreement” which begins on page 163 of the Prospectus under the "Management" section.

The Manager has engaged the Sub-Manager, Levine Leichtman Strategic Capital, LLC, under a sub-management agreement, as currently amended and as may be amended in the future (the “Sub-Management Agreement”), pursuant to which the Sub-Manager is responsible for the day-to-day management of our assets. The Sub-Manager is registered as an investment adviser under the Advisers Act. The Sub-Management Agreement was initially approved by our board of directors and became effective on February 7, 2018. Unless earlier terminated as described below, the Sub-Management Agreement will automatically be extended concurrently with the Management Agreement and upon approval by a majority of our independent directors. Most recently, on November 10, 2022, our board of directors, including a majority of our independent directors, approved the renewal of the Sub-Management Agreement for an additional one-year term through February 7, 2024, subject to earlier termination in accordance with its terms.

The following disclosure supersedes and replaces the paragraph entitled “Administrative Services Agreement” which begins on page 168 of the Prospectus under the "Management" section.

The Administrative Services Agreement was initially approved by our board of directors and became effective on February 7, 2018. Most recently, on November 10, 2022, our board of directors, including a majority of our independent directors, approved the renewal of the Administrative Services Agreement for an additional one-year term through February 7, 2024, subject to earlier termination in accordance with its terms.

The following disclosure supersedes and replaces the paragraph entitled “Sub-Administrative Services Agreement” which begins on page 170 of the Prospectus under the "Management" section.

The Sub-Administration Agreement was initially approved by our board and became effective on February 7, 2018. Most recently, on November 10, 2022, our board of directors, including a majority of our independent directors, approved the renewal of the Sub-Administration Agreement for an additional one-year term through February 7, 2024, subject to earlier termination in accordance with its terms.

Plan of Distribution

The following disclosure supersedes and replaces the section "Plan of Distribution" which begins on page 216 of the Prospectus.

PLAN OF DISTRIBUTION

This Offering

We are offering a maximum of $1,100,000,000 in shares of our limited liability company interests in this offering. As used in this prospectus, we refer to the shares of our limited liability company interests as our shares. The Managing Dealer is CNL Securities Corp., which is an affiliate of CNL and a member of FINRA and the Securities Investor Protection Corporation. The Managing Dealer will act as a distributor of our shares offered by this prospectus. The shares are being offered on a “best efforts” basis, which means generally that the Managing Dealer is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. The Managing Dealer is headquartered at 450 S. Orange Avenue, Orlando, Florida 32801. Our agreement with the Managing Dealer may be terminated by either party upon 30 days’ written notice. The Managing Dealer will engage unrelated, third-party participating broker-dealers in connection with this offering of shares. As used in this prospectus, the term participating broker-dealers includes the Managing Dealer, other members of FINRA, registered investment advisers and other entities exempt from broker-dealer registration.

We are currently offering four classes of our shares: Class A shares, Class T shares, Class D shares and Class I shares. The current public offering prices for our shares are $35.08 per Class A share, $33.71 per Class T share, $31.77 per Class D share and $32.59 per Class I share. See “—Volume Discounts (Class A Shares Only)” for a description of the discounts that are available to certain purchasers. In determining which class of shares you are eligible to purchase, you should consult with your financial or investment adviser and consider, among other factors, the amount of your investment, the anticipated length of time you intend to hold our shares assuming you are able to redeem, transfer or otherwise dispose of your shares, the applicable sales load and/or ongoing distribution and servicing fees with a particular class, your investment objective, investment account type, or the existence of applicable volume or other discounts. We allocated $1,000,000,000 in any combination of Class A shares, Class T shares, Class D shares and Class I shares to our primary offering and $100,000,000 in any combination of Class A shares, Class T shares, Class D shares and Class I shares to be offered pursuant to the distribution reinvestment plan. We may elect to reallocate some or all of our shares between our primary offering and our distribution reinvestment plan.

Our board of directors determines our net asset value for each class of our shares on a monthly basis. We expect that such determination will ordinarily be made within 15 business days after each such completed month. To the extent that our net asset value per share on the most recent determination increases above or decreases below our net proceeds per share as stated in this prospectus, our board of directors will adjust the offering prices of any of the classes of our shares to ensure that no share is sold at a price, after deduction of upfront selling commissions and dealer manager fees, that is above or below our net asset value per share as of the most recent valuation date. The adjusted offering prices will become effective five business days after our board of directors determines to set the new prices and we publicly disclose such prices. Our board of directors will continue to adjust the offering prices of all classes of our shares as necessary in this manner.

Promptly following any such adjustment to the offering prices per share, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC disclosing the adjusted offering prices and the effective date of such adjusted offering prices, and we will also post the updated pricing information on our website at www.cnlstrategiccapital.com. A subscriber may also obtain our current offering price by calling us by telephone at (866) 650-0650. If the new offering price per share for any of the classes of our shares being offered by this prospectus represents more than a 20% change in the per share offering price of our shares from the most recent offering price per share, we will file an amendment to the registration statement with the SEC. We will attempt to file the amendment on or before such time in order to avoid interruptions in this offering; however, there can be no assurance that this offering will not be suspended while the SEC reviews any such amendment and until it is declared effective.

Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be withdrawn at any time before the time it has been accepted by us. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. The purchase price per share to be paid by each investor will be equal to the price that is in effect on the date we accept such investor’s subscription agreement in connection with our monthly closings. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance.

This is a continuous offering of our shares as permitted by the federal securities laws. We currently intend to sell shares in this offering until November 1, 2023 and we may extend this offering one additional year if all of the shares we have registered are not yet sold within two years; however, we may suspend or terminate this offering sooner, or extend this offering as permitted under applicable securities laws, in each case with respect to any class of shares, and we would announce such event in a prospectus supplement. In addition, some states will require us to renew our registration annually in order to continue offering our shares beyond the initial registration period in such states. Your ability to purchase shares and submit shares for repurchase will not be affected by the expiration of this offering and the commencement of a new one.

Compensation Paid for Sales of Shares

Distribution Channels

We expect the Managing Dealer to utilize multiple distribution channels to sell our shares, including through FINRA-registered broker-dealers, registered investment advisers and other financial intermediaries exempt from broker-dealer registration. These channels may have different selling commissions, and consequently, a different purchase price for the shares. Our Managing Dealer will engage participating broker-dealers in connection with the sale of the shares of this offering in accordance with participating broker agreements. Except as otherwise described, selling commissions and dealer manager fees will be paid by us to our Managing Dealer in connection with such sales.

Front-End Selling Commissions, Dealer Manager Fee and Discounts (Class A and Class T Shares)

Except for the special sales, fee arrangements or volume discounts described later in this section, we pay the Managing Dealer selling commissions of up to 6.00% of the sale price per Class A share for Class A shares sold in this primary offering and up to 3.00% of the sale price per Class T share for Class T shares sold in this primary offering. Reduced selling commissions will be paid with respect to certain volume discount sales of Class A shares. The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers as compensation for their services in soliciting and obtaining subscriptions. Except for certain special sales as described later in this section, we also pay the Managing Dealer fee of up to 2.50% of the price of each Class A share sold in this primary offering and up to 1.75% of the price of each Class T share sold in this primary offering to the Managing Dealer for marketing the shares in connection with this offering, which includes coordinating the marketing of the shares with any participating broker-dealers. The Managing Dealer may, in its discretion, reallow all or a portion of this dealer manager fee to participating broker-dealers. With respect to certain sales of Class T shares, the Managing Dealer may permit broker-dealers to reallocate a portion of the dealer manager fee to a selling commission, without changing the aggregate upfront selling commission and dealer manager fee paid. Throughout this prospectus, we describe the maximum selling commissions and dealer manager fees assuming that such a reallocation has not occurred. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. We will not pay any selling commissions or dealer manager fees in connection with sales of Class D and Class I shares in this offering. No selling commissions or dealer manager fees will be paid on any Class A, Class T, Class D and Class I shares sold pursuant to the distribution reinvestment plan.

The selling commission and/or dealer manager fee may be reduced or eliminated in connection with certain categories of sales, such as sales for which a volume discount applies, sales through certain investment advisory representatives and, subject to the agreement of the Managing Dealer, sales made to certain investors who have agreed with a participating broker-dealer to reduce or eliminate the selling commission and/or the dealer manager fee through use of a fee based or alternative fee arrangement with such investor. Our Managing Dealer has also agreed with certain participating broker-dealers, and may agree in the future with others, to waive a portion of the upfront selling commission and/or dealer manager fee it receives from the sale of a Class A share. Our Managing Dealer will make such determination in its discretion based on various factors, including, but not limited to, the projected volume of sales, the amount of marketing assistance provided on a platform, existing products categories on such participating broker-dealer’s platform, regulatory considerations or the total shareholder services provided by such participating broker-dealer. Currently, if an investor purchases shares through one of these participating broker-dealers, Class A shares will be sold at a negotiated discount of up to 6.5% from the public offering price, reflecting that a portion of the selling commission and/or dealer manager fee will not be paid in connection with such purchases. In this way, the upfront selling commission and/or dealer manager fee may vary by participating broker-dealer and your ability to receive a fee waiver or fee discount on Class A shares may depend on the participating broker-dealer through which you purchase your Class A shares. Accordingly, you should consult with your own financial advisor about the ability to receive such discounts or fee waivers before purchasing Class A shares. Shareholders of Class A shares who qualify for a discount or fee waiver will potentially receive a higher percentage return on his or her investment than Class A investors who do not qualify for such discount or fee waiver. In no event will your upfront sales load exceed the maximum amounts of up-front selling commission and dealer manager fees disclosed in this prospectus. You can obtain more information from the participating broker-dealer through which you purchase shares about the compensation it receives. The net proceeds we receive will not be affected by such sales of shares at a discount.

Purchases Net of Selling Commissions and Dealer Manager Fees

Except as disclosed above or below, selling commissions and dealer manager fees generally will be paid in connection with such sales. In the event of the sale of Class A shares and Class T shares in this offering through certain categories of investors or certain investment advisory representatives as described below, we will waive some or all of the sales load, reflecting the fact that we will not pay the Managing Dealer the 6.00% selling commission with respect to such Class A shares and the 3.00% selling commission with respect to such Class T shares and, in some cases, the 2.50% dealer manager fee on such Class A shares and the 1.75% dealer manager fee on such Class T shares, as described in more detail below.

We will not pay selling commissions or dealer manager fees in connection with the following special sales of Class A shares:

•	the purchase of Class A shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
•	the purchase of Class A shares through independent registered investment advisers not affiliated with a broker-dealer;
•	the purchase of Class A shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class A shares net of selling commissions; and
•	the purchase of shares under our distribution reinvestment plan.

We will not pay selling commissions, but will pay the dealer manager fee, in connection with the following special sales of Class A shares in this offering:

•	the sale of Class A shares through registered investment advisers that are affiliated with or duly registered with a participating broker-dealer whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice; and
•	the sale of Class A shares to investors whose contracts for investment advisory and related brokerage services with participating broker-dealers include a fixed fee or fee-based program, also known as “wrap” accounts or other alternative fee arrangements.

In each of the two types of special sales specified directly above the dealer manager fee will be paid by us to the Managing Dealer, which may then reallow all or a portion of the dealer manager fee to the participating broker-dealer. Neither the Managing Dealer nor its affiliates will compensate any person engaged as an investment adviser by a potential investor as an inducement for such investment adviser to advise favorably for an investment in us. However, in the case of certain sales of Class A shares to the client of a registered investment adviser in which the registered investment adviser is affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the Managing Dealer may reallow all or a portion of the dealer manager fee to the participating broker-dealer entity. If the registered investment adviser is not affiliated with a participating broker-dealer that is a party to a participating broker agreement with the Managing Dealer, the dealer manager fee will not be reallowed. We may also make certain sales directly to these groups or certain institutional investors designated by our management without a broker-dealer intermediary. For such direct sales, all selling commissions and dealer manager fees will be waived.

We will not pay upfront selling commissions or upfront dealer manager fees in connection with the following special sales of Class T shares:

•	the purchase of Class T shares by directors, the Manager, the Sub-Manager or our affiliates or any of their or our officers, employees, or any family members of those individuals, any Plan established exclusively for the benefit of such persons or entities, or, if approved by our board of directors, our partners, consultants or other third party service providers;
•	the purchase of Class T shares by the directors, officers, registered representatives or employees of a participating broker-dealer (or family members of any of the foregoing) who requests and is entitled to purchase Class T shares net of upfront selling commissions or upfront dealer manager fees; and
•	the purchase of shares under our distribution reinvestment plan.

For purposes of the foregoing, “family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren, aunts, uncles, niece, nephew, cousins, and any such person who is so related by marriage such that this includes “step-“ and “-in-law” relations as well as such persons so related by adoption, and any associated family offices, foundations, or accounts managed by registered investment advisers. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and dealer manager fees may elect not to accept all or a portion of such compensation. In that event, such shares will be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and dealer manager fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and dealer manager fees payable in connection with sales through registered investment advisers or bank trust departments.

Reallowance (Class A Shares and Class T Shares)

The Managing Dealer may reallow all or a portion of the dealer manager fee on Class A and Class T shares to participating broker-dealers. Generally, the Managing Dealer will reallow a portion of the dealer manager fees if the participating broker-dealer agrees to provide one or more of the following services:

•	internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;
•	internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive applications and media, and internal mail to promote us and this offering;
•	provide access to registered representative lists, updated quarterly;
•	assistance with reinvestments and repurchases;
•	maintaining the technology necessary to adequately process subscriptions and service our investors, as otherwise associated with this offering; or
•	other services, as requested by investors from time to time.

Additional Compensation

Our Sponsor, CNL, or one of its affiliates, in their sole discretion and from their own resources, have agreed and may in the future agree to pay additional compensation on an on-going basis to certain participating broker-dealers that agree to waive a portion of the upfront selling commission and/or dealer manager fee in connection with the sale and distribution of our Class A shares sold by such participating broker-dealer (the “Additional Compensation”). Additional Compensation shall not exceed 4.0% of the gross offering proceeds of Class A shares sold by such participating broker-dealer. The Additional Compensation will be paid through the Managing Dealer to such participating broker-dealers as an upfront selling commission, upfront dealer manager fee or as an on-going distribution fee payment. Additionally, all Additional Compensation payments will be considered underwriting compensation and subject to the overall FINRA underwriting compensation limit. The Additional Compensation paid may differ among participating broker-dealers in amount or in the manner of calculation. You can obtain more information from the participating broker-dealer through which you purchase shares about the Additional Compensation it may receive.

Other Compensation

The Managing Dealer and/or participating broker dealers may incur certain other costs and expenses associated with this offering or the facilitation of the marketing of our shares, including technology fees related to the marketing of shares, certain wholesaling activities, certain legal expenses, the costs and expenses of sales training and educational meetings held by us or the Managing Dealer or for participating broker-dealer sponsored conferences, or selling commissions and non-transaction based compensation paid to registered persons associated with the Managing Dealer in connection with wholesaling activities. Such costs and expenses will be paid out of selling commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer (all or portion of which may be reallowed to participating broker-dealers); provided, however, that to the extent any such costs and expenses exceed the commissions, dealer manager or distribution and shareholder servicing fees retained by the Managing Dealer such costs and expenses will be borne by the Managing Dealer and/or participating broker-dealers without reimbursement by us. In either case, such costs and expenses will be deemed to be underwriting compensation and will be subject to the FINRA’s 10% limit on total underwriting compensation.

The Managing Dealer may also provide permissible forms of non-cash compensation pursuant to FINRA Rule 2310(c) to its registered representatives and to participating broker-dealers, which will be paid for out of selling commissions and/or dealer manager fees, such as:

•	an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target;
•	gifts that do not exceed on aggregate of $100 (or other amount fixed periodically by the FINRA Board of Governors) per person and are not conditioned on achievement of a sales target; or
•	other forms of non-cash compensation.

In addition, the sponsor or its affiliates may pay the Managing Dealer, without reimbursement by us, additional amounts in order to fund certain of the Managing Dealer’s costs and expenses related to the distribution of this offering, including selling commissions and non-transaction based compensation of certain registered employees of the Managing Dealer.  Such payments will be considered underwriting compensation subject to the 10% underwriting compensation limit.

We, the Managing Dealer, or their respective affiliates may also pay directly, or reimburse the Managing Dealer and/or participating broker-dealers, as applicable, any organization and offering expenses (other than upfront selling commissions, dealer manager fees or annual shareholder distribution and servicing fees). For example, we will reimburse the Managing Dealer and/or participating broker-dealers for reasonable out-of-pocket due diligence expenses that are incurred by the Managing Dealer and/or participating broker-dealers and, provided that such expenses are detailed on itemized invoices.

The table and discussion below summarizes the applicable upfront selling commission and dealer manager fees in connection with this offering all of which are deemed to be underwriting compensation.

Managing Dealer and Broker-Dealer Compensation

CNL Securities Corp. serves as the Managing Dealer in this offering. The Managing Dealer is not obligated to purchase any of our shares, but has only agreed to use “best efforts” to sell the shares to investors.

	Maximum Aggregate(1)		Percent of the Gross Offering Proceeds Raised From Sales, of the Respective Share Class
Class A Shares
Selling Commission	$18,000,000		6.00%
Dealer Manager Fee	$7,500,000		2.50%
Class T Shares
Selling Commission	$9,000,000		3.00%
Dealer Manager Fee	$5,250,000		1.75%
Distribution and Shareholder Servicing Fees	—	(2)	—(2)
Class D Shares
Distribution and Shareholder Servicing Fees	—	(2)	—(2)
Class I Shares

(1)	This table assumes that we sell all of the shares offered by this prospectus, that no shares are reallocated between this primary offering and the distribution reinvestment plan, that 30%, 30%, 10% and 30% of the gross offering proceeds are from Class A shares, Class T shares, Class D shares and Class I shares, respectively, and that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.
(2)	See “—Distribution and Shareholder Servicing Fee (Class T and Class D Shares Only)” below for a description of the distribution and shareholder servicing fee.

Under FINRA rules, the aggregate of all underwriting compensation from any source payable in connection with this offering, including selling commissions, dealer manager fees, distribution and shareholder servicing fees and Additional Compensation, may not exceed 10% of gross offering proceeds from our primary offering. The Managing Dealer will monitor the aggregate amount of underwriting compensation paid in connection with this offering to ensure that we comply with the underwriting compensation limits of applicable FINRA rules described above. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. See “Estimated Use of Proceeds” for a description of other organization and offering expenses expected to be incurred in connection with this offering. Certain registered representatives of the Managing Dealer and a potential participating broker-dealer purchased Class S shares for their own account or the account of a family member in our previous private offering. FINRA views these Class S shares as underwriting compensation and has attributed a compensation value to such purchases pursuant to the rules of FINRA.

Distribution and Shareholder Servicing Fee (Class T and Class D Shares Only)

We pay the Managing Dealer distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in this primary offering (excluding Class T Shares and Class D shares sold through the distribution reinvestment plan and those received as share distribution) in an annual amount equal to 1.00% and 0.50%, respectively, of our current net asset value per share, as disclosed in our periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fees accrue daily and are paid monthly in arrears. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares, a broker-dealer with a fee-based platform, or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fees are ongoing fees that are allocated among all Class T and Class D shares, respectively, and are not paid at the time of purchase. Eligibility to receive the distribution and shareholder servicing fee is conditioned on a participating broker-dealer providing the following ongoing services with respect to the Class T and Class D shares: assistance with ongoing account maintenance and recordkeeping, answering investor inquiries regarding us, including inquiries regarding valuation, tax information, annual reports, redemption rights and procedures, the company’s financial status, or distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. While we expect that the broker-dealer of record for a Class A or Class I shareholder may provide similar services to a Class A or Class I shareholder, they are under no contractual obligation to do so and we will not pay the distribution and shareholder servicing fee for such services. The distribution and shareholder servicing fees are similar to selling commissions. The distribution and shareholder servicing expenses borne by the participating broker-dealers may be different from and substantially less than the amount of the distribution and shareholder servicing fees charged.

We will cease paying the distribution and shareholder servicing fee with respect to Class T shares held in any particular account, and those Class T shares will convert into a number of Class A shares determined by multiplying each Class T share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class T shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class T shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class T shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those shares received as a share or dividends). We will also cease paying the distribution and shareholder servicing fee with respect to Class T shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class T Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class T shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were redeemed and those Class T shares that were retained in the account. Likewise, if a portion of the Class T shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T shares that were transferred and the Class T shares that were retained in the account.

We will cease paying the distribution and shareholder servicing fee with respect to Class D shares held in any particular account, and those Class D shares will convert into a number of Class A shares determined by multiplying each Class D share to be converted by the applicable “Conversion Rate” described herein, on the earlier of (i) a listing of the Class A shares on a national securities exchange; (ii) a merger or consolidation of the company with or into another entity, or the sale or other disposition of all or substantially all of our assets; (iii) after the termination of this primary offering in which the initial Class D shares in the account were sold, the end of the month in which total underwriting compensation paid in this primary offering is not less than 10% of the gross proceeds of this primary offering from the sale of Class A, Class T, Class D and Class I shares; and (iv) the end of the month in which the total underwriting compensation paid in any particular account with respect to such Class D shares purchased in this primary offering, comprised of the dealer manager fees, selling commissions, and distribution and shareholder servicing fees, is not less than 8.5% of the gross offering price of those Class D shares purchased in such primary offering (excluding shares purchased through our distribution reinvestment plan and those received as dividends). We will also cease paying the distribution and shareholder servicing fee with respect to Class D shares on the date upon which our shareholder distribution and servicing fee plan adopted by our board of directors terminates or is not continued with respect to the Class D Shares. Such plan must be approved annually by a vote of our board of directors, including a majority of our independent directors, who have no direct or indirect financial interest in the operation of such plan or any agreements related to such plan. If we redeem a portion, but not all of the Class D shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were redeemed and those Class D shares that were retained in the account. Likewise, if a portion of the Class D shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D shares that were transferred and the Class D shares that were retained in the account.

The “Conversion Rate” with respect to Class T shares will be equal to the quotient, the numerator of which is the net asset value per Class T share (including any reduction for distribution and shareholder servicing fees as described herein) and the denominator of which is the net asset value per Class A share. The “Conversion Rate” with respect to Class D shares will be equal to the quotient, the numerator of which is the net asset value per Class D share (including any reduction for distribution and shareholder servicing fees as described herein) and the denominator of which is the net asset value per Class A share.

We will further cease paying the distribution and shareholder servicing fee on any Class T or Class D share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction in which the company is a party and, with respect to Class T shares, in which the Class T shares as a class are exchanged for cash or other securities, or, with respect to Class D shares, in which the Class D shares as a class are exchanged for cash or other securities. If we liquidate (voluntarily or otherwise), dissolve or wind up our affairs, then, immediately before such liquidation, dissolution or winding up, our Class T shares and Class D shares will automatically convert to Class A shares at the applicable Conversion Rate and our net assets, or the proceeds therefrom, will be distributed to the holders of Class A shares, which will include all converted Class T shares and Class D shares, in accordance with their proportionate interests.

With respect to the conversion of Class T shares or Class D shares into Class A shares described above, each Class T share or Class D share, as applicable, will convert into an equivalent amount of Class A shares based on the respective net asset value per share for each class. Following the conversion of their Class T shares or Class D shares into Class A shares, those shareholders continuing to participate in our distribution reinvestment plan will receive Class A shares going forward at the then-current distribution reinvestment price per Class A share, which may be higher than the distribution reinvestment price that they were previously paying per Class T share or Class D share, as applicable.

The aggregate amount of underwriting compensation from any source for the Class A shares, Class T shares and Class D shares, including the distribution and shareholder servicing fees for the Class T shares and Class D shares, will not exceed FINRA’s 10% cap on underwriting compensation.

Volume Discounts (Class A Shares Only)

In connection with the purchase of a certain minimum number of Class A shares by an investor who does not otherwise qualify for the reduction in selling commissions described above, the amount of selling commissions otherwise payable to the Managing Dealer (and reallowable by the Managing Dealer to a participating broker) may be reduced in accordance with the following schedule:

		Maximum Reallowable Commissions on Sales per Incremental Share in Volume Discount Range
Amount of Shares Purchased	Purchase Price per Incremental Class A Share in Volume Discount Range	Percent	Dollar Amount
Up to $500,000	$35.08	6.00%	$2.10
$500,001—$750,000	$34.70	5.00%	$1.73
$750,001—$1,000,000	$34.33	4.00%	$1.37
$1,000,001—$2,500,000	$33.97	3.00%	$1.02
$2,500,001—$5,000,000	$33.61	2.00%	$0.67

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only.  We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only.  Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of approximately 36,098 shares at a weighted average purchase price of approximately $34.63 per share as shown below:

$500,000 at $35.08 per share = 14,252 shares (6.00% selling commission + 2.50% dealer manager fee);

$250,000 at $34.70 per share = 7,204 shares (5.00% selling commission + 2.50% dealer manager fee);

$250,000 at $34.33 per share = 7,282 shares (4.00% selling commission + 2.50% dealer manager fee); and

$250,000 at $33.97 per share = 7,360 shares (3.00% selling commission + 2.50% dealer manager fee).

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Subscriptions may be combined for the purpose of determining volume discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same Managing Dealer, participating broker-dealer or registered investment adviser. Further, subscriptions made by a purchaser through separate accounts may also be combined for the purpose of determining volume discounts to the extent that the accounts share the same primary account holder, as determined by the account tax identification number, or share the same tax identification number as a beneficiary of the account. The discounts will be prorated among the separate subscribers considered to be a single purchaser. An individual and his or her spouse who purchases our shares for their own accounts will be considered a single purchaser. Subscriptions made through separate accounts will be considered a single purchaser if the accounts have a common primary account holder or account beneficiary, as determined by the tax identification number. For purposes of applying such discounts, shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the distribution reinvestment plan will not be combined with other subscriptions for shares by the investor. Any reduction in selling commissions and/or dealer manager fees will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher returns on their investments in our shares than investors who do not receive a discounted purchase price.

Indemnification of the Managing Dealer and Participating Broker-Dealers

To the extent permitted under applicable law and our LLC Agreement, we have agreed to indemnify the Managing Dealer, participating broker-dealers, and participating registered investment advisers against certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the Managing Dealer Agreement. To the extent permitted under applicable law and our LLC Agreement, the Managing Dealer has agreed to indemnify us and our officers and directors against certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the Managing Dealer Agreement. To the extent permitted under applicable law and our LLC Agreement, we, the Managing Dealer and CFG have agreed to indemnify certain participating broker-dealers directly against certain liabilities arising under the Securities Act, liabilities arising from breaches of our representations and warranties contained in relevant selected dealer agreement and liabilities arising from violation or alleged violation of any applicable state or federal law.

Subscription Procedures

We will schedule monthly closings on subscriptions received and accepted by us. The monthly closing date on which we will accept subscriptions is expected to be the last business day of each month. Subscriptions will be effective only upon our acceptance, and we reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. Generally, an investor will know the monthly closing date that applies to their subscription. In the event we adjust the offering price after an investor submits their subscription agreement and before the date we accept such subscription, such investor will not be provided with direct notice by us of the adjusted offering price but will need to check our website or our filings with the SEC prior to the closing date of their subscription. In this case, an investor will have at least five business days after we publish the adjusted offering price to consider whether to withdraw their subscription request before they are committed to purchase shares upon our acceptance. However, there is no assurance that your subscription will be accepted or close on a succeeding month following your subscription date.

Funds received in connection with a subscription will be placed in a non-interest-bearing escrow account pending our monthly closing. We are not permitted to accept a subscription for shares of our shares until at least five (5) business days after the date you receive this prospectus. Subscriptions will be accepted or rejected within thirty (30) calendar days of receipt by us. If your subscription is rejected, all subscription funds will be returned to you without deduction for any expenses within ten (10) business days from the date the subscription is rejected.

All subscribers must complete and execute a subscription agreement, a specimen copy of which is attached as Appendix B to this prospectus, in order to purchase shares in this offering. Subscription agreements may be executed by investors with either a physical or, in certain jurisdictions where permitted, an electronic signature. All subscriptions for shares must be accompanied by a check or a wire payment for the full amount of the purchase price for the shares.

Subscription checks may be made payable to “UMB Bank, N.A., Escrow Agent for CNL Strategic Capital, LLC” and wires are to be transmitted directly to the escrow account as indicated on the subscription agreement. Subscription funds will be deposited into a non-interest bearing reconciliation account. Subscription funds held in the non-interest bearing account following the escrow period do not accrue interest or any other benefits to you. The investment proceeds will be transferred to our operating account no later than the close of business on the first business day following the day the funds were placed into the reconciliation account.

If the participating broker-dealer’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, the participating broker-dealer will deliver such checks to our transfer agent no later than the close of business on the first business day after receipt of checks for subscriptions. If the participating broker-dealer maintains a branch office, and, pursuant to a participating broker-dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker-dealer conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker-dealer will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker-dealer.

All subscription documents will be sent to our transfer agent. Once our transfer agent receives subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, then the investor’s funds will remain in escrow pending our monthly closing. If the subscription documents are rejected for any reason, we will instruct the escrow agent to promptly issue a refund payment payable to the subscriber to be transmitted to our transfer agent for return to the subscriber. DST is our transfer agent. Its telephone number is (866) 650-0650. Its address is CNL Strategic Capital, LLC, c/o DST Systems, Inc., 430 W. 7th Street, Suite 219001, Kansas City, Missouri 64105.

By executing a subscription agreement, you agree to be bound by each of the terms and conditions of our LLC Agreement and are granting power of attorney to the Manager which allows you to be one of our shareholders even though shareholders do not actually sign the LLC Agreement. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. If we accept your subscription, either your financial intermediary or our transfer agent will mail you a confirmation statement. If a subscriber’s check does not clear or a wire is not received in good order, then the subscriber will not be admitted as a shareholder and will not be entitled to any distributions.

Suitability Standards

Our sponsor and each person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by a prospective investor regarding the investor’s financial situation and investment objectives. In making this determination, our sponsor and those selling shares on our behalf have a responsibility to ascertain that the prospective investor meets the minimum income and net worth standards set forth under “Suitability Standards” and:

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;
•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and
•	has apparent understanding of the fundamental risks of the investment, including the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of the Manager, the Sub-Manager and their respective affiliates and the tax consequences of the investment.

When determining an investor’s suitability, participating broker-dealers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

Liquidity of Prior Programs

FINRA member firms selling certain non-traded direct participation programs are required to disclose all pertinent facts relating to the liquidity and marketability of the program, including whether prior programs offered by an affiliated program sponsor liquidated on or around the date or time period disclosed in the prospectuses for those programs. Affiliates of CNL previously sponsored eight non-traded public real estate investment trust programs and two non-traded public business development companies. Six non-traded public real estate investment trust programs and two non-traded public business development company completed their liquidity events prior to the date contemplated in each program’s offering document. One non-traded public real estate investment trust program had delayed an investor’s liquidity event beyond the date contemplated in the program’s offering document but has subsequently completed its liquidity event. One non-traded public real estate investment trust program is currently within the liquidity time period disclosed in the prospectus for the program but have not has a liquidity event. The Managing Dealer has served as the Managing Dealer for all of the above referenced non-traded direct participation programs.

Offering Restrictions

Notice to Prospective Non-U.S. Investors

Our shares described in this prospectus have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in this prospectus. To the extent you are a citizen of, or domiciled in, a country or jurisdiction outside of the United States, please consult with your advisors before purchasing or disposing of shares. This prospectus does not constitute an invitation or offer to the public outside of the United States, whether by way of sale or subscription. Participating broker-dealers may not offer or sell, directly or indirectly, any shares outside of the United States.

Country-Specific Legends

Notice to Prospective Investors in the People’s Republic of China

Each of the Managing Dealer and participating broker-dealer has represented and agreed that our shares will not be offered or sold directly or indirectly within the People’s Republic of China (which, for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan (the “PRC”)). This prospectus and the related subscription agreement and any material or information contained or incorporated by reference herein in relation to this offering have not been, and will not be, submitted to or approved/verified by or registered with the China Securities Regulatory Commission (“CSRC”) or other relevant governmental and regulatory authorities in the PRC pursuant to relevant laws and regulations and thus may not be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of our shares in the PRC. Neither this prospectus nor any material or information contained or incorporated by reference herein constitutes an offer to sell or the solicitation of an offer to buy any securities in the PRC.

Our shares may only be invested by PRC investors that are authorized to engage in the investment in the shares of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the State Administration of Foreign Exchange, CSRC, the China Banking and Insurance Regulatory Commission and other relevant regulatory bodies, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or overseas investment regulations.

Financial Statements

The Prospectus is hereby supplemented with the following financial information, which is excerpted from Part I—Item 1. “Financial Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 2022.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2022 (Unaudited)	December 31, 2021
Assets
Investments at fair value
Portfolio company investments (amortized cost of $476,901 and $387,754, respectively)	$572,926	$455,997
U.S. treasury bills (amortized cost of $60,067 and $—, respectively)	60,075	—
Total investments at fair value	633,001	455,997
Cash	10,631	58,704
Receivable for shares sold	17,042	—
Prepaid expenses and other assets	591	143
Total assets	661,265	514,844
Liabilities
Due to related parties (Note 5)	11,372	9,922
Payable for shares repurchased	2,127	509
Deferred tax liabilities, net	2,103	1,877
Distributions payable	1,933	1,566
Accounts payable and other accrued expenses	1,062	661
Total liabilities	18,597	14,535
Commitments and contingencies (Note 11)
Members’ Equity (Net Assets)
Preferred shares, $0.001 par value, 50,000 shares authorized and unissued	—	—
Class FA Common shares, $0.001 par value, 7,400 shares authorized; 4,844 shares issued; 4,263 and 4,559 shares outstanding, respectively	4	5
Class A Common shares, $0.001 par value, 94,660 shares authorized; 2,068 and 1,486 shares issued, respectively; 2,019 and 1,461 shares outstanding, respectively	2	1
Class T Common shares, $0.001 par value, 558,620 shares authorized, respectively; 2,211 and 1,654 shares issued, respectively; 2,115 and 1,609 shares outstanding, respectively	2	2
Class D Common shares, $0.001 par value, 94,660 shares authorized; 1,685 and 1,020 shares issued, respectively; 1,657 and 1,009 shares outstanding, respectively	2	1
Class I Common shares, $0.001 par value, 94,660 shares authorized; 8,097 and 5,519 shares issued, respectively; 7,777 and 5,410 shares outstanding, respectively	8	5
Class S Common shares, $0.001 par value, 100,000 shares authorized; 1,770 shares issued; 1,765 and 1,766 shares outstanding, respectively	2	2
Capital in excess of par value	561,316	442,752
Distributable earnings	81,332	57,541
Total Members’ Equity	$642,668	$500,309

Net assets, Class FA shares	$145,589	$148,717
Net assets, Class A shares	64,443	44,958
Net assets, Class T shares	67,539	49,328
Net assets, Class D shares	52,356	30,607
Net assets, Class I shares	251,558	168,704
Net assets, Class S shares	61,183	57,995
Total Members’ Equity	$642,668	$500,309

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Investment Income
From portfolio company investments:
Interest income	$6,895	$4,483	$19,189	$11,917
Dividend income	5,167	8,362	14,710	11,141
From U.S. treasury bills and cash accounts:
Interest income	151	22	164	95
Total investment income	12,213	12,867	34,063	23,153
Operating Expenses
Total return incentive fees	3,090	1,419	7,723	6,289
Base management fees	2,425	1,287	6,417	3,277
Organization and offering expenses	756	688	2,002	1,802
Professional services	383	367	1,261	1,140
Pursuit costs	147	137	486	651
Distribution and shareholder servicing fees	210	104	549	247
Custodian and accounting fees	66	59	272	174
Insurance expense	56	60	172	173
Director fees and expenses	52	50	154	152
General and administrative expenses	108	50	208	124
Total operating expenses	7,293	4,221	19,244	14,029
Expense support	—	4,495	—	—
Reimbursement of expense support	183	1,055	2,535	1,055
Net operating expenses	7,476	9,771	21,779	15,084
Net investment income before taxes	4,737	3,096	12,284	8,069
Income tax expense	(128)	(985)	(244)	(1,125)
Net investment income	4,609	2,111	12,040	6,944
Net change in unrealized appreciation on investments:
Portfolio company investments	10,499	2,045	27,783	30,832
U.S. treasury bills	8	—	8	—
Benefit (provision) for deferred taxes on investments	357	(500)	(226)	(519)
Total net change in unrealized appreciation on investments	10,864	1,545	27,565	30,313
Net increase in net assets resulting from operations	$15,473	$3,656	$39,605	$37,257

Common shares information:
Net investment income per share	$0.25	$0.16	$0.69	$0.58
Net increase in net assets resulting from operations per share	$0.83	$0.28	$2.28	$3.12
Weighted average number of common shares outstanding	18,563	13,206	17,371	11,930

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands)

	Common Shares		Capital in
	Number of Shares	Par Value	Excess of Par Value	Distributable Earnings	Total Net Assets
Balance as of June 30, 2022	18,038	$18	$511,940	$71,486	$583,444
Net investment income	—	—	—	4,609	4,609
Net change in unrealized appreciation on investments	—	—	—	10,864	10,864
Distributions to shareholders	—	—	—	(5,627)	(5,627)
Issuance of common shares through the Public Offerings	1,562	2	49,548	—	49,550
Issuance of common shares through distribution reinvestment plan	62	—	1,955	—	1,955
Repurchase of common shares pursuant to share repurchase program	(66)	—	(2,127)	—	(2,127)
Balance as of September 30, 2022	19,596	$20	$561,316	$81,332	$642,668

	Common Shares		Capital in
	Number of Shares	Par Value	Excess of Par Value	Distributable Earnings	Total Net Assets
Balance as of December 31, 2021	15,814	$16	$442,752	$57,541	$500,309
Net investment income	—	—	—	12,040	12,040
Net change in unrealized appreciation on investments	—	—	—	27,565	27,565
Distributions to shareholders	—	—	—	(15,814)	(15,814)
Issuance of common shares through the Offerings	4,173	4	131,472	—	131,476
Issuance of common shares through distribution reinvestment plan	168	—	5,271	—	5,271
Repurchase of common shares pursuant to share repurchase program	(559)	—	(18,179)	—	(18,179)
Balance as of September 30, 2022	19,596	$20	$561,316	$81,332	$642,668

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands)

	Common Shares		Capital in
	Number of Shares	Par Value	Excess of Par Value	Distributable Earnings	Total Net Assets
Balance as of June 30, 2021	12,731	$13	$347,317	$56,737	$404,067
Net investment income	—	—	—	2,111	2,111
Net change in unrealized appreciation on investments	—	—	—	1,545	1,545
Distributions to shareholders	—	—	—	(4,037)	(4,037)
Issuance of common shares through the Public Offerings	1,451	1	44,823	—	44,824
Issuance of common shares through distribution reinvestment plan	37	—	1,152	—	1,152
Repurchase of common shares pursuant to share repurchase program	(22)	—	(694)	—	(694)
Balance as of September 30, 2021	14,197	$14	$392,598	$56,356	$448,968

	Common Shares		Capital in
	Number of Shares	Par Value	Excess of Par Value	Distributable Earnings	Total Net Assets
Balance as of December 31, 2020	10,458	$10	$278,908	$30,044	$308,962
Net investment income	—	—	—	6,944	6,944
Net change in unrealized appreciation on investments	—	—	—	30,313	30,313
Distributions to shareholders	—	—	—	(10,945)	(10,945)
Issuance of common shares through the Offerings	3,737	4	113,675	—	113,679
Issuance of common shares through distribution reinvestment plan	93	—	2,797	—	2,797
Repurchase of common shares pursuant to share repurchase program	(91)	—	(2,782)	—	(2,782)
Balance as of September 30, 2021	14,197	$14	$392,598	$56,356	$448,968

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating Activities:
Net increase in net assets resulting from operations	$39,605	$37,257
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio company investments	(89,383)	(73,000)
Proceeds from return of capital on portfolio company investments	237	2,789
Purchases of investments in U.S. Treasury Bills	(104,996)	—
Proceeds from redemptions/sales of U.S. Treasury Bills	45,063	—
Net change in unrealized appreciation on investments	(27,791)	(30,832)
Accretion of discounts	(134)	—
Increase in due to related parties	1,450	6,753
Increase in accounts payable and other accrued expenses	401	412
Increase in deferred tax liability, net	226	519
Increase in prepaid expenses and other assets	(296)	(74)
Other operating activities	49	97
Net cash used in operating activities	(135,569)	(56,079)
Financing Activities:
Proceeds from issuance of common shares	114,434	96,933
Payment on repurchases of common shares	(16,561)	(4,057)
Distributions paid, net of distributions reinvested	(10,176)	(7,773)
Deferred financing costs	(201)	(21)
Net cash provided by financing activities	87,496	85,082
Net (decrease) increase in cash	(48,073)	29,003
Cash, beginning of period	58,704	82,688
Cash, end of period	$10,631	$111,691
Supplemental disclosure of cash flow information and non-cash financing activities:
Distributions reinvested	$5,271	$2,797
Amounts incurred but not paid (including amounts due to related parties):
Distributions payable	$1,933	$1,392
Offering costs	$259	$256
Payable for shares repurchased	$2,127	$694

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

AS OF SEPTEMBER 30, 2022

(in thousands except share data)

Company (1)(2)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
Senior Secured Note – First Lien – 15.8%
ATA Holding Company, LLC	Real Estate Services	15.0%	4/1/2027	$37,000	$37,000	$37,000
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	8.0%	11/13/2022	2,000	2,000	2,000
Clarion Safety Systems, LLC	Visual Safety Solutions	15.0%	12/9/2028	22,500	22,500	22,500
Healthcare Safety Holdings, LLC	Healthcare Supplies	15.0%	7/16/2027	24,400	24,400	24,400
Polyform Products, Co.	Hobby Goods and Supplies	16.0%	2/7/2026	15,700	15,700	15,700
Total Senior Secured Notes – First Lien					101,600	101,600
Senior Secured Note – Second Lien – 11.7%
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	16.0%	8/1/2025	$12,114	$12,114	$12,114
Blue Ridge ESOP Associates	Business Services	15.0%	12/28/2028	2,641	2,641	2,641
Douglas Machines Corp.	Sanitation Products	16.0%	10/7/2028	15,000	15,000	15,000
Lawn Doctor, Inc.	Commercial and Professional Services	16.0%	7/7/2026	15,000	15,000	15,000
Milton Industries Inc.	Engineered Products	15.0%	12/19/2027	3,353	3,353	3,353
Resolution Economics, LLC	Business Services	15.0%	1/2/2026	2,834	2,834	2,834
Vektek Holdings, LLC	Engineered Products	15.0%	11/6/2029	24,400	24,400	24,400
Total Senior Secured Notes – Second Lien					75,342	75,342
Total Senior Secured Notes					176,942	176,942
Equity – 61.6%
ATA Holding Company, LLC(3)	Real Estate Services			37,985	$37,125	$39,242
Auriemma U.S. Roundtables(3)	Information Services and Advisory Solutions			32,386	32,386	45,089
Blue Ridge ESOP Associates	Business Services			11,489	12,793	19,634
Clarion Safety Systems, LLC(3)	Visual Safety Solutions			50,562	50,756	52,519
Douglas Machines Corp.(3)	Sanitation Products			35,500	35,500	35,681
Healthcare Safety Holdings, LLC(3)	Healthcare Supplies			17,320	17,320	31,081
Lawn Doctor, Inc.(3)	Commercial and Professional Services			7,746	27,776	63,049
Milton Industries Inc.	Engineered Products			6,647	6,647	13,755
Polyform Products, Co.(3)	Hobby Goods and Supplies			10,820	15,599	25,501
Resolution Economics, LLC	Business Services			7,166	7,129	13,505
Vektek Holdings, LLC(3)	Engineered Products			56,928	56,928	56,928
Total Equity					299,959	395,984
Total Portfolio Company Investments – 89.1%					$476,901	$572,926

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS (UNAUDITED)

AS OF SEPTEMBER 30, 2022 (continued)

(in thousands except share data)

	Interest Rate	Maturity Date	Principal Amount	Amortized Cost	Fair Value
Other Investments – 9.4%
U.S. Treasury Bills	—%	10/11/2022	$60,107	$60,067	$60,075
Total Other Investments				60,067	60,075
TOTAL INVESTMENTS – 98.5%				$536,968	$633,001
OTHER ASSETS IN EXCESS OF LIABILITIES – 1.5%					9,667
NET ASSETS – 100.0%					$642,668

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.

(2)	Percentages represent fair value as a percentage of net assets for each investment category.

(3)	As of September 30, 2022, the Company owned a controlling interest in this portfolio company.

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

CONDENSED CONSOLIDATED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2021

(in thousands except share data)

Company (1)(2)	Industry	Interest Rate	Maturity Date	Principal Amount / No. Shares	Amortized Cost	Fair Value
Senior Secured Note – First Lien – 23.3%
ATA Holding Company, LLC	Real Estate Services	15.0%	4/1/2027	37,000	$37,000	$37,000
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	8.0%	11/13/2022	2,000	2,000	2,000
Clarion Safety Systems, LLC	Visual Safety Solutions	15.0%	12/9/2028	22,500	22,500	22,500
Douglas Machines Corp.	Sanitation Products	16.0%	10/7/2028	15,000	15,000	15,000
Healthcare Safety Holdings, LLC	Healthcare Supplies	15.0%	7/16/2027	24,400	24,400	24,400
Polyform Products, Co.	Hobby Goods and Supplies	16.0%	8/7/2023	15,700	15,700	15,700
Total Senior Secured Notes – First Lien					116,600	116,600
Senior Secured Note – Second Lien – 7.2%
Auriemma U.S. Roundtables	Information Services and Advisory Solutions	16.0%	8/1/2025	12,114	$12,114	$12,114
Blue Ridge ESOP Associates	Business Services	15.0%	12/28/2028	2,641	2,641	2,641
Lawn Doctor, Inc.	Commercial and Professional Services	16.0%	7/7/2026	15,000	15,000	15,000
Milton Industries, Inc.	Engineered Products	15.0%	12/19/2027	3,353	3,353	3,353
Resolution Economics, LLC	Business Services	15.0%	1/2/2026	2,834	2,834	2,834
Total Senior Secured Notes – Second Lien					35,942	35,942
Total Senior Secured Notes					152,542	152,542
Equity – 60.7%
ATA Holding Company, LLC(3)	Real Estate Services			36,980	$36,000	$41,612
Auriemma U.S. Roundtables(3)	Information Services and Advisory Solutions			32,386	32,386	40,902
Blue Ridge ESOP Associates	Business Services			9,859	9,859	12,731
Clarion Safety Systems, LLC(3)	Visual Safety Solutions			46,759	46,759	46,760
Douglas Machines Corp.(3)	Sanitation Products			35,500	35,500	35,500
Healthcare Safety Holdings, LLC(3)	Healthcare Supplies			17,320	17,320	24,117
Lawn Doctor, Inc.(3)	Commercial and Professional Services			7,746	28,013	56,806
Milton Industries, Inc.	Engineered Products			6,647	6,647	9,286
Polyform Products, Co.(3)	Hobby Goods and Supplies			10,820	15,599	24,116
Resolution Economics, LLC	Business Services			7,166	7,129	11,625
Total Equity					235,212	303,455
TOTAL INVESTMENTS – 91.2%					$387,754	$455,997
OTHER ASSETS IN EXCESS OF LIABILITIES – 8.8%						44,312
NET ASSETS – 100.0%						$500,309

FOOTNOTES:

(1)	Security may be an obligation of one or more entities affiliated with the named company.

(2)	Percentages represent fair value as a percentage of net assets for each investment category.

(3)	As of December 31, 2021, the Company owned a controlling interest in this portfolio company.

See notes to condensed consolidated financial statements.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

1. Principal Business and Organization

CNL Strategic Capital, LLC (the “Company”) is a limited liability company that primarily seeks to acquire and grow durable, middle-market U.S. businesses. The Company is externally managed by CNL Strategic Capital Management, LLC (the “Manager”) and sub-managed by Levine Leichtman Strategic Capital, LLC (the “Sub-Manager”). The Manager is responsible for the overall management of the Company’s activities and the Sub-Manager is responsible for the day-to-day management of the Company’s assets. Each of the Manager and the Sub-Manager are registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The Company conducts and intends to continue its operations so that the Company and each of its subsidiaries do not fall within, or are excluded from, the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company intends to target businesses that are highly cash flow generative, with annual revenues primarily between $15 million and $250 million and whose management teams seek an ownership stake in the company. The Company’s business strategy is to acquire controlling equity interests in combination with debt positions and in doing so, provide long-term capital appreciation and current income while protecting invested capital. The Company seeks to structure its investments with limited, if any, third-party senior leverage.

The Company intends for a significant majority of its total assets to be comprised of long-term controlling equity interests and debt positions in the businesses it acquires. In addition and to a lesser extent, the Company may acquire other debt and minority equity positions, which may include acquiring debt in the secondary market and minority equity interests in combination with other funds managed by the Sub-Manager from co-investments with other partnerships managed by the Sub-Manager or their affiliates. The Company expects that these positions will comprise a minority of its total assets.

The Company commenced its initial public offering of up to $1.1 billion of its limited liability company interests (“shares”) on March 7, 2018 (the “Initial Public Offering”), which included up to $100.0 million of shares being offered through its distribution reinvestment plan, pursuant to a registration statement on Form S-1, as amended (the “Initial Registration Statement”). On November 1, 2021, the Company commenced a follow-on public offering of up to $1.1 billion of shares (the “Follow-On Public Offering” and together with the Initial Public Offering, the “Public Offerings”), which included up to $100.0 million of shares pursuant to a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”). Upon commencement of the Follow-On Public Offering, the Initial Registration Statement was deemed terminated.

Through the Follow-On Public Offering, the Company is offering, in any combination, four classes of shares: Class A shares, Class T shares, Class D shares and Class I shares (collectively, the “Non-founder shares”). There are differing selling fees and commissions and dealer manager fees for each share class. The Company also pays distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Follow-On Public Offering (excluding sales pursuant to its distributions investment plan). See Note 7. “Capital Transactions” and Note 13. “Subsequent Events” for additional information related to the Public Offerings.

2. Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as contained in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification” or “ASC”), which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties. In the opinion of management, the condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature and necessary for the fair presentation of financial results as of and for the periods presented.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Although the Company is organized and intends to conduct its business in a manner so that it is not required to register as an investment company under the Investment Company Act, its financial statements are prepared using the specialized accounting principles of ASC Topic 946, “Financial Services—Investment Companies” (“ASC Topic 946”) to utilize investment company accounting. The Company obtains funds through the issuance of equity interests to multiple unrelated investors, and provides such investors with investment management services. Further, the Company’s business strategy is to acquire interests in middle-market U.S. businesses to provide current income and long term capital appreciation, while protecting invested capital.

Overall, the Company believes that the use of investment company accounting on a fair value basis is consistent with the management of its assets on a fair value basis, and makes the Company’s financial statements more useful to investors and other financial statement users in facilitating the evaluation of an investment in the Company as compared to other investment products in the marketplace.

Principles of Consolidation

Under ASC Topic 946 the Company is precluded from consolidating any entity other than an investment company or an operating company which provides substantially all of its services to benefit the Company. In accordance therewith, the Company has consolidated the results of its wholly owned subsidiaries which provide services to the Company in its condensed consolidated financial statements. However, the Company has not consolidated the results of its subsidiaries in which the Company holds debt and equity investments. All intercompany account balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company’s portfolio companies and the success of its investment activities are affected by global and national economic, political and market conditions generally and also by the local economic conditions where the portfolio companies are located and operate. Certain external events such as public health crises, including the novel coronavirus (“COVID-19”) and its variants, natural disasters and geopolitical events, including the ongoing conflict between Russia, Belarus and Ukraine have recently led to increased financial and credit market volatility and disruptions, leading to record inflationary pressure, rising interest rates, supply chain issues, labor shortages and recessionary concerns. Although more normalized activities have resumed and there has been improvement due to global and domestic vaccination efforts, at this time the Company cannot predict the full extent of the impacts of the COVID-19 pandemic on the Company and the economy as a whole. Additionally, in response to recent inflationary pressure, the U.S. Federal Reserve and other global central banks have raised interest rates in 2022 and have indicated likely further interest rate increases. The full impact of such external events on the financial and credit markets and consequently on the Company’s financial conditions and results of operations is uncertain and cannot be fully predicted. The Company will continue to monitor these events and will adjust its operations as necessary.

Cash

Cash consists of demand deposits at commercial banks. Demand deposits are carried at cost plus accrued interest, which approximates fair value. The Company deposits its cash with highly-rated banking corporations and, at times, cash deposits may exceed the insured limits under applicable law.

Use of Estimates

Management makes estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. The uncertainty of future events may materially impact the accuracy of the estimates and assumptions used in the financial statements and related footnotes and actual results could differ from those estimates.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Valuation of Investments

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) clarifies that the fair value is the price in an orderly transaction between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. ASC Topic 820 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.

In addition, ASC Topic 820 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuation hierarchy established by ASC Topic 820 are defined as follows:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets. An active market is defined as a market in which transactions for the asset or liability occur with sufficient pricing information on an ongoing basis. Publicly listed equity and debt securities and listed derivatives that are traded on major securities exchanges and publicly traded equity options are generally valued using Level 1 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 2 or Level 3 asset.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include the following: (i) quoted prices for similar assets in active markets; (ii) quoted prices for identical or similar assets in markets that are not active; (iii) inputs that are derived principally from or corroborated by observable market data by correlation or other means; and (iv) inputs other than quoted prices that are observable for the assets. Fixed income and derivative assets, where there is an observable secondary trading market and through which pricing inputs are available through pricing services or broker quotes, are generally valued using Level 2 inputs. If a price for an asset cannot be determined based upon this established process, it shall then be valued as a Level 3 asset.

Level 3 – Unobservable inputs for the asset or liability being valued. Unobservable inputs will be used to measure fair value to the extent that observable inputs are not available and such inputs will be based on the best information available in the circumstances, which under certain circumstances might include the Manager’s or the Sub-Manager’s own data. Level 3 inputs may include, but are not limited to, capitalization and discount rates and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. The information may also include pricing information or broker quotes which include a disclaimer that the broker would not be held to such a price in an actual transaction. Certain assets may be valued based upon estimated value of underlying collateral and include adjustments deemed necessary for estimates of costs to obtain control and liquidate available collateral. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimer would result in classification as Level 3 information, assuming no additional corroborating evidence. Debt and equity investments in private companies or assets valued using the market or income approach are generally valued using Level 3 inputs.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls will be determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each asset. U.S. Treasury securities are classified as Level 1 assets and are recorded at fair value based on the average of the bid and ask quotes for identical instruments.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The Company’s board of directors is responsible for determining in good faith the fair value of the Company’s Level 3 investments in accordance with the valuation policy and procedures approved by the board of directors, based on, among other factors, the input of the Manager, the Sub-Manager, its audit committee, and the independent third-party valuation firm. The determination of the fair value of the Company’s assets requires judgment, especially with respect to assets for which market prices are not available. For most of the Company’s assets, market prices will not be available. Due to the inherent uncertainty of determining the fair value of assets that do not have a readily available market value, the fair value of the assets may differ significantly from the values that would have been used had a readily available market value existed for such assets, and the differences could be material. Because the calculation of the Company’s net asset value is based, in part, on the fair value of its assets, the Company’s calculation of net asset value is subjective and could be adversely affected if the determinations regarding the fair value of its assets were materially higher than the values that the Company ultimately realizes upon the disposal of such assets. Furthermore, through the valuation process, the Company’s board of directors may determine that the fair value of the Company’s assets differs materially from the values that were provided by the independent valuation firm.

The Company may also look to private merger and acquisition statistics, public trading multiples adjusted for illiquidity and other factors, valuations implied by third-party investments in the businesses or industry practices in determining fair value. The Company may also consider the size and scope of a business and its specific strengths and weaknesses, as well as any other factors it deems relevant in assessing the value.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation on Investments

The Company will measure realized gains or losses as the difference between the net proceeds from the sale, repayment, or disposal of an asset and the amortized cost basis of the asset, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation on investments will reflect the change in asset values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Income Recognition

Interest Income – Interest income from loans and debt securities is recorded on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest on loans and debt securities for accounting purposes if it has reason to doubt its ability to collect such interest. The Company places loans on non-accrual status when principal and interest are past due 90 days or more or when there is a reasonable doubt that the Company will collect principal or interest. Accrued interest is generally reversed when a loan is placed on non-accrual. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are generally restored to accrual status when past due principal and interest amounts are paid and, in management’s judgment, are likely to remain current. Since inception, the Company has not experienced any past due payments on any of its loan investments.

Original issue discounts (“OID”) on U.S. Treasury securities are reflected in the initial cost basis and the Company accretes such amounts as interest income over the term of the respective security using the effective interest method. The amortized cost of investments represents the original cost adjusted for the accretion of discounts.

Dividend Income – Dividend income is recorded on the record date for privately issued securities, but excludes any portion of distributions that are treated as a return of capital. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital. Generally, the Company will not record distributions from equity investments as dividend income unless there are sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital are recorded as a reduction in the cost basis of the investment.

Paid in Capital

The Company records the proceeds from the sale of its common shares on a net basis to (i) capital stock and (ii) paid in capital in excess of par value, excluding upfront selling commissions and dealer manager fees.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Share Repurchases

Under the Company’s share repurchase program (the “Share Repurchase Program”), a shareholder’s shares are deemed to have been redeemed as of the repurchase date, which will generally be the last business day of the month of a calendar quarter. Shares redeemed are retired and not available for reissue. See Note 7. “Capital Transactions” for additional information.

Organization and Offering Expenses

Organization expenses are expensed on the Company’s condensed consolidated statements of operations as incurred. Offering expenses, which consist of amounts incurred for items such as legal, accounting, regulatory and printing work incurred related to the Public Offerings, are capitalized on the Company’s condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to the Company’s condensed consolidated statements of operations over the lesser of the offering period or 12 months; however, the end of the deferral period will not exceed 12 months from the date the offering expense is incurred by the Manager and the Sub-Manager.

Distribution and Shareholder Servicing Fees

The Company pays distribution and shareholder servicing fees with respect to its Class T and Class D shares, as described further below in Note 5. “Related Party Transactions.” The Company records the distribution and shareholder servicing fees, which accrue daily, in the Company’s condensed consolidated statements of operations as they are incurred.

Deferred Financing Costs

Financing costs, including upfront fees, commitment fees and legal fees related to borrowings (as further described in Note 8. “Borrowings”) are deferred and amortized over the life of the related financing instrument using the effective yield method. The amortization of deferred financing costs is included in general and administrative expense in the Company’s condensed consolidated statements of operations.

Allocation of Profit and Loss

Class-specific expenses, including base management fees, total return incentive fees, organization and offering expenses, distribution and shareholder servicing fees, expense support (reimbursement) and certain transfer agent fees, are allocated to each share class of common shares in accordance with how such expenses are attributable to the particular share classes, as determined by the Company’s board of directors, the Company’s governing agreements and, in certain cases, expenses which are specifically identifiable to a share class.

Income and expenses which are not class-specific are allocated monthly pro rata among the share classes based on shares outstanding as of the end of the month.

Earnings per Share and Net Investment Income per Share

Earnings per share and net investment income per share are calculated for each share class of common shares based upon the weighted average number of common shares outstanding during the reporting period.

Distributions

The Company’s board of directors has declared and intends to continue to declare distributions based on monthly record dates and such distributions are expected to be paid on a monthly basis one month in arrears. Distributions are made on all classes of the Company’s shares at the same time.

The Company has adopted a distribution reinvestment plan that provides for reinvestment of distributions on behalf of shareholders. Non-founder shareholders participating in the distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares having the same class designation as the class of shares to which such distributions are attributable at a price per share equivalent to the then current public offering price, net of up-front selling commissions and dealer manager fees. Cash distributions paid on Class FA shares participating in the distribution reinvestment plan are reinvested in additional Class A shares. Class S shares do not participate in the distribution reinvestment plan.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Reclassifications

Certain reclassifications have been made to the condensed consolidated statement of operations and condensed consolidated statement of cash flows for the nine months ended September 30, 2021 to conform with the current year presentation. There was no impact on the Company’s consolidated net income, net change in net assets resulting from operations, net cash used in operations or net cash provided by financing activities as a result of the reclassifications.

Income Taxes

Under GAAP, the Company is subject to the provisions of ASC 740, “Income Taxes.” The Company follows the authoritative guidance on accounting for uncertainty in income taxes and concluded it has no material uncertain tax positions to be recognized at this time. If applicable, the Company will recognize interest and penalties related to unrecognized tax benefits as income tax expense in the Company’s condensed consolidated statements of operations.

The Company has operated and expects to continue to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. Generally, the Company will not be taxable as a corporation if 90% or more of its gross income for each taxable year consists of “qualifying income” (generally, interest (other than interest generated from a financial business), dividends, real property rents, gain from the sale of assets that produce qualifying income and certain other items) and the Company is not required to register under the Investment Company Act (the “qualifying income exception”). As a partnership, the individual shareholders are responsible for their proportionate share of the Company’s taxable income.

The Company holds certain equity investments in taxable subsidiaries (the “Taxable Subsidiaries”). The Taxable Subsidiaries permit the Company to hold equity investments in portfolio companies which are “pass through” entities for tax purposes. The Taxable Subsidiaries are not consolidated with the Company for income tax purposes and may generate income tax expense, benefit, and the related tax assets and liabilities, as a result of the Taxable Subsidiaries’ ownership of certain portfolio investments. The income tax expense, or benefit, if any, and related tax assets and liabilities are reflected in the Company’s condensed consolidated financial statements. See Note 9. “Income Taxes” for additional information.

During the quarter and nine months ended September 30, 2022 and 2021, the Company did not incur any material interest or penalties. Tax years ending December 31, 2021, 2020 and 2019 remain subject to examination by major tax jurisdictions.

3. Investments

The Company made an additional equity investment in ATA of approximately $1.1 million in February 2022, an additional equity investment of approximately $4.0 million in Clarion in June 2022 and an additional equity investment in Blue Ridge of approximately $2.9 million in August 2022.

In May 2022, the Company, through a wholly-owned subsidiary, acquired an approximate 84% equity ownership interest in Vektek Holdings, LLC (“Vektek”) for consideration of approximately $56.9 million, subject to certain post-closing adjustments (the “Acquisition”). Additionally, on the closing date of the Acquisition, the Company, through a wholly-owned subsidiary, made a debt investment of approximately $24.4 million in the form of a senior secured note issued by Vektek.

In August 2022, the Company began investing in short-term U.S. Treasury Bills. As of September 30, 2022, the U.S. Treasury Bills held by the Company were scheduled to mature within 30 days.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The Company’s investment portfolio is summarized as follows as of September 30, 2022 and December 31, 2021 (in thousands):

	As of September 30, 2022
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior secured debt
First lien	$101,600	$101,600	16.1%	15.8%
Second lien	75,342	75,342	11.9	11.7
Total senior secured debt	176,942	176,942	28.0	27.5
Equity	299,959	395,984	62.6	61.6
U.S. Treasury Bills	60,067	60,075	9.4	9.4
Total investments	$536,968	$633,001	100.0%	98.5%

	As of December 31, 2021
Asset Category	Cost	Fair Value	Fair Value Percentage of Investment Portfolio	Fair Value Percentage of Net Assets
Senior secured debt
First lien	$116,600	$116,600	25.6%	23.3%
Second lien	35,942	35,942	7.9	7.2
Total senior secured debt	152,542	152,542	33.5	30.5
Equity	235,212	303,455	66.5	60.7
Total investments	$387,754	$455,997	100.0%	91.2%

Collectively, the Company’s debt investments accrue interest at a weighted average per annum rate of 15.2% and have weighted average remaining years to maturity of 4.9 years as of September 30, 2022. The note purchase agreements contain customary covenants and events of default. As of September 30, 2022, all of the Company’s portfolio companies were in compliance with their respective debt covenants.

As of September 30, 2022 and December 31, 2021, none of the Company’s debt investments were on non-accrual status.

The industry dispersion of the Company’s portfolio company investments, based on fair value, as of September 30, 2022 and December 31, 2021 were as follows:

Industry	September 30, 2022	December 31, 2021
Engineered Products	17.3%	2.8%
Commercial and Professional Services	13.6	15.8
Real Estate Services	13.3	17.2
Visual Safety Solutions	13.1	15.2
Information Services and Advisory Solutions	10.3	12.1
Healthcare Supplies	9.7	10.6
Sanitation Products	8.8	11.1
Hobby Goods and Supplies	7.2	8.7
Business Services	6.7	6.5
Total	100.0%	100.0%

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

All investment positions held at September 30, 2022 and December 31, 2021 were denominated in U.S. dollars and located in the United States based on their country of domicile.

Summarized Portfolio Company Financial Information

The Company had one significant portfolio company in which it owned a controlling equity interest during the quarter and nine months ended September 30, 2022 and 2021. The following tables present unaudited summarized operating data for the quarter and nine months ended September 30, 2022 and 2021, and summarized balance sheet data as of September 30, 2022 (unaudited) and December 31, 2021 for this portfolio company (in thousands):

Lawn Doctor, Inc.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$8,414	$7,927	$29,960	$27,716
Expenses	(7,252)	(7,318)	(26,524)	(24,774)
Income before taxes	1,162	609	3,436	2,942
Income tax expense	(287)	(16)	(842)	(628)
Consolidated net income	875	593	2,594	2,314
Net (income) loss attributable to non-controlling interests	(15)	3	18	91
Net income	$860	$596	$2,612	$2,405

	As of September 30, 2022	As of December 31, 2021
Current assets	$12,145	$13,926
Non-current assets	89,293	92,309
Current liabilities	6,925	7,961
Non-current liabilities	62,777	63,576
Non-controlling interests	(518)	(500)
Stockholders’ equity	32,254	35,198
Ownership percentage(1)	61%	61%

FOOTNOTE:

(1)	Represents the Company’s undiluted ownership percentage as of the end of the period presented, rounded to the nearest percent.

4. Fair Value of Financial Instruments

The Company’s investments were categorized in the fair value hierarchy described in Note 2. “Significant Accounting Policies,” as follows as of September 30, 2022 and December 31, 2021 (in thousands):

	As of September 30, 2022				As of December 31, 2021
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Senior Debt	$—	$—	$176,942	$176,942	$—	$—	$152,542	$152,542
Equity	—	—	395,984	395,984	—	—	303,455	303,455
U.S. Treasury Bills	60,075	—	—	60,075	—	—	—	—
Total Investments	$60,075	$—	$572,926	$633,001	$—	$—	$455,997	$455,997

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The ranges of unobservable inputs used in the fair value measurement of the Company’s Level 3 investments as of September 30, 2022 and December 31, 2021 were as follows (in thousands):

September 30, 2022
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input(2)
Senior Debt	$176,942	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.0% – 14.0% (11.8%) 6.6x – 13.6x (9.7x) 6.5x – 12.5x (10.8x)	Decrease Increase Increase
Equity	395,984	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	10.0% – 14.0% (11.8%) 6.6x – 13.6x (9.7x) 6.5x – 12.5x (10.8x)	Decrease Increase Increase
Total	$572,926

December 31, 2021
Asset Group	Fair Value	Valuation Techniques	Unobservable Inputs	Range (Weighted Average)(1)	Impact to Valuation from an Increase in Input(2)
Senior Debt	$130,042	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	8.5% – 13.0% (11.4%) 4.1x – 15.2x (8.9x) 6.0x – 12.5x (9.6x)	Decrease Increase Increase
	22,500	Transaction Precedent	Transaction Price	N/A	N/A
Equity	256,695	Discounted Cash Flow Market Comparables Transaction Method	Discount Rate EBITDA Multiple EBITDA Multiple	8.5% – 13.0% (11.4%) 4.1x – 15.2x (8.9x) 6.0x – 12.5x (9.6x)	Decrease Increase Increase
	46,760	Transaction Precedent	Transaction Price	N/A	N/A
Total	$455,997

FOOTNOTES:

(1)	Discount rates are relative to the enterprise value of the portfolio companies and are not the market yields on the associated debt investments. Unobservable inputs were weighted by the relative fair value of the investments.

(2)	This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

The preceding tables include the significant unobservable inputs as they relate to the Company’s determination of fair values for its investments categorized within Level 3 as of September 30, 2022 and December 31, 2021. In addition to the techniques and inputs noted in the tables above, according to the Company’s valuation policy, the Company may also use other valuation techniques and methodologies when determining the fair value estimates for the Company’s investments. Any significant increases or decreases in the unobservable inputs would result in significant increases or decreases in the fair value of the Company’s investments.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Investments that do not have a readily available market value are valued utilizing a market approach, an income approach (i.e. discounted cash flow approach), a transaction approach, or a combination of such approaches, as appropriate. The market approach uses prices, including third party indicative broker quotes, and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The transaction approach uses pricing indications derived from recent precedent merger and acquisition transactions involving comparable target companies. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) that are discounted based on a required or expected discount rate to derive a present value amount range. The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors the Company may take into account to determine the fair value of its investments include, as relevant: available current market data, including an assessment of the credit quality of the security’s issuer, relevant and applicable market trading and transaction comparables, applicable market yields and multiples, illiquidity discounts, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, data derived from merger and acquisition activities for comparable companies, and enterprise values, among other factors.

The following tables provide a reconciliation of investments for which Level 3 inputs were used in determining fair value for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended September 30, 2022
	Senior Debt	Equity	Total
Fair value balance as of January 1, 2022	$152,542	$303,455	$455,997
Additions	24,400	64,983	89,383
Return of capital(1)	—	(237)	(237)
Net change in unrealized appreciation(2)	—	27,783	27,783
Fair value balance as of September 30, 2022	$176,942	$395,984	$572,926
Change in net unrealized appreciation on investments held as of September 30, 2022(2)	$—	$27,783	$27,783

	Nine Months Ended September 30, 2021
	Senior Debt	Equity	Total
Fair value balance as of January 1, 2021	$78,042	$153,155	$231,197
Additions	37,000	36,000	73,000
Return of capital(1)	—	(2,789)	(2,789)
Net change in unrealized appreciation(2)	—	30,832	30,832
Fair value balance as of September 30, 2021	$115,042	$217,198	$332,240
Change in net unrealized appreciation on investments held as of September 30, 2021(2)	$—	$30,832	$30,832

FOOTNOTES:

(1)	Represents portion of distributions received which were accounted for as a return of capital. See Note 2. “Significant Accounting Policies” for information on the accounting treatment of distributions from portfolio companies.

(2)	Included in net change in unrealized appreciation on investments in the condensed consolidated statements of operations.

5. Related Party Transactions

The Manager and Sub-Manager, along with certain affiliates of the Manager or Sub-Manager, receive fees and compensation in connection with the Public Offerings, as well as the acquisition, management and sale of the assets of the Company, as follows:

Managing Dealer

Commissions — The Company pays CNL Securities Corp. (the “Managing Dealer”), an affiliate of the Manager, a selling commission up to 6.00% of the sale price for each Class A share and 3.00% of the sale price for each Class T share sold in the Follow-On Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of the selling commissions to participating broker-dealers.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Dealer Manager Fee — The Company pays the Managing Dealer a dealer manager fee of up to 2.50% of the price of each Class A share and 1.75% of the price of each Class T share sold in the Follow-On Public Offering (excluding sales pursuant to the Company’s distribution reinvestment plan). The Managing Dealer may reallow all or a portion of such dealer manager fees to participating broker-dealers.

Distribution and Shareholder Servicing Fee — The Company pays the Managing Dealer a distribution and shareholder servicing fee, subject to certain limits, with respect to its Class T and Class D shares sold in the Public Offerings (excluding Class T shares and Class D shares sold through the distribution reinvestment plan and those received as share distributions) in an annual amount equal to 1.00% and 0.50%, respectively, of its current net asset value per share, as disclosed in its periodic or current reports, payable on a monthly basis. The distribution and shareholder servicing fee accrues daily and is paid monthly in arrears. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to the broker-dealer who sold the Class T or Class D shares or, if applicable, to a servicing broker-dealer of the Class T or Class D shares or a fund supermarket platform featuring Class D shares, so long as the broker-dealer or financial intermediary has entered into a contractual agreement with the Managing Dealer that provides for such reallowance. The distribution and shareholder servicing fee is an ongoing fee that is allocated among all Class T and Class D shares, respectively, and is not paid at the time of purchase.

Manager and/or Sub-Manager

Organization and Offering Costs — The Company reimburses the Manager and the Sub-Manager, along with their respective affiliates, for the organization and offering costs (other than selling commissions and dealer manager fees) they have incurred on the Company’s behalf only to the extent that such expenses do not exceed 1.5% of the cumulative gross proceeds from the Public Offerings. The Company incurred an obligation to reimburse the Manager and Sub-Manager for organization and offering costs based on actual amounts raised through the Public Offerings of approximately $0.8 million and $0.7 million during each of the quarters ended September 30, 2022 and 2021, and approximately $2.0 million and $1.7 million during the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, the Manager and the Sub-Manager had incurred approximately $2.9 million of organization and offering costs on behalf of the Company in connection with the Public Offerings in excess of the reimbursement limitation. These costs will be recognized by the Company in future periods as the Company receives future offering proceeds from the Follow-On Public Offering to the extent such costs are within the 1.5% limitation.

Base Management Fee to Manager and Sub-Manager — The Company pays each of the Manager and the Sub-Manager 50% of the total base management fee for their services under the Management Agreement and the Sub-Management Agreement, subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement described below. The Company incurred base management fees of approximately $2.4 million and $1.3 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $6.4 million and $3.3 million during the nine months ended September 30, 2022 and 2021, respectively.

The base management fee is calculated for each share class at an annual rate of (i) for the Non-founder shares of a particular class, 2% of the product of (x) the Company’s average gross assets and (y) the ratio of Non-founder share Average Adjusted Capital (as defined below), for a particular class to total Average Adjusted Capital and (ii) for the Founder shares of a particular class, 1% of the product of (x) the Company’s average gross assets and (y) the ratio of outstanding Founder share Average Adjusted Capital for a particular class to total Average Adjusted Capital, in each case excluding cash, and is payable monthly in arrears. The management fee for a certain month is calculated based on the average value of the Company’s gross assets at the end of that month and the immediately preceding calendar month. The determination of gross assets reflects changes in the fair market value of the Company’s assets, which does not necessarily equal their notional value, reflecting both realized and unrealized capital appreciation or depreciation. The base management fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable month. “Adjusted Capital” is defined as cumulative proceeds generated from sales of the Company’s shares of a particular share class (including proceeds from the sale of shares pursuant to the distribution reinvestment plan, if any), net of upfront selling commissions and dealer manager fees (“sales load”), if any, reduced for the full amounts paid for share repurchases pursuant to any share repurchase program, if any, for such class.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Total Return Incentive Fee on Income to the Manager and Sub-Manager — The Company also pays each of the Manager and the Sub-Manager 50% of the total return incentive fee for their services under the Management Agreement and the Sub-Management Agreement. The Company recorded total return incentive fees of approximately $3.1 million and $1.4 million during the quarters ended September 30, 2022 and 2021, respectively, and approximately $7.7 million and $6.3 million during the nine months ended September 30, 2022 and 2021, respectively.

The total return incentive fee is based on the Total Return to Shareholders (as defined below) for each share class in any calendar year, payable annually in arrears. The Company accrues (but does not pay) the total return incentive fee on a quarterly basis, to the extent that it is earned, and performs a final reconciliation and makes required payments at completion of each calendar year. The total return incentive fee may be reduced or deferred by the Manager and the Sub-Manager under the Management Agreement and the Expense Support and Conditional Reimbursement Agreement described below. For purposes of this calculation, “Total Return to Shareholders” for any calendar quarter is calculated for each share class as the change in the net asset value for such share class plus total distributions for such share class calculated based on the Average Adjusted Capital for such class as of such calendar quarter end. The terms “Total Return to Non-founder Shareholders” and “Total Return to Founder Shareholders” means the Total Return to Shareholders specifically attributable to each particular share class of Non-founder shares or Founder shares, as applicable.

The total return incentive fee for each share class is calculated as follows:

●	No total return incentive fee will be payable in any calendar year in which the annual Total Return to Shareholders of a particular share class does not exceed 7% (the “Annual Preferred Return”).

●	As it relates to the Non-founder shares, all of the Total Return to Shareholders with respect to each particular share class of Non-founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 8.75%, or the “Non-founder breakpoint,” in any calendar year, will be payable to the Manager (“Non-founder Catch Up”). The Non-Founder Catch Up is intended to provide an incentive fee of 20% of the Total Return to Non-founder Shareholders of a particular share class once the Total Return to Non-founder Shareholders of a particular class exceeds 8.75% in any calendar year.

●	As it relates to Founder shares, all of the Total Return to Founder Shareholders with respect to each particular share class of Founder shares, if any, that exceeds the annual preferred return, but is less than or equal to 7.777%, or the “founder breakpoint,” in any calendar year, will be payable to the Manager (“Founder Catch Up”). The Founder Catch Up is intended to provide an incentive fee of 10% of the Total Return to Founder Shareholders of a particular share class once the Total Return to Founder Shareholders of a particular class exceeds 7.777% in any calendar year.

●	For any quarter in which the Total Return to Shareholders of a particular share class exceeds the relevant breakpoint, the total return incentive fee of a particular share class shall equal, for Non-founder shares, 20% of the Total Return to Non-founder Shareholders of a particular class, and for Founder shares, 10% of the Total Return to Founder Shareholders of a particular class, in each case because the annual preferred and relevant catch ups will have been achieved.

●	For purposes of calculating the Total Return to Shareholders, the change in the Company’s net asset value is subject to a High Water Mark. The “High Water Mark” is equal to the highest year-end net asset value, for each share class of the Company since inception, adjusted for any special distributions resulting from the sale of the Company’s assets, provided such adjustment is approved by the Company’s board of directors. If, as of each calendar year end, the Company’s net asset value for the applicable share class is (A) above the High Water Mark, then, for such calendar year, the Total Return to Shareholders calculation will include the increase in the Company’s net asset value for such share class in excess of the High Water Mark, and (B) if the Company’s net asset value for the applicable share class is below the High Water Mark, for such calendar year, (i) any increase in the Company’s per share net asset value will be disregarded in the calculation of Total Return to Shareholders for such share class while (ii) any decrease in the Company’s per share net asset value will be included the calculation of Total Return to Shareholders for such share class. For the years ended December 31, 2022 and 2021, the High Water Marks were as follows:

For the year ended:	Class FA	Class A	Class T	Class D	Class I	Class S
December 31, 2022	$32.62	$30.78	$30.66	$30.35	$31.18	$32.84
December 31, 2021	29.97	28.76	28.67	28.24	29.06	30.08

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

For purposes of this calculation, “Average Adjusted Capital” for an applicable class is computed on the daily Adjusted Capital for such class for the actual number of days in such applicable quarter. The annual preferred return of 7% and the relevant breakpoints of 8.75% and 7.777%, respectively, are also adjusted for the actual number of days in each calendar year, measured as of each calendar quarter end.

Reimbursement to Manager and Sub-Manager for Operating Expenses and Pursuit Costs — The Company reimburses the Manager and the Sub-Manager and their respective affiliates for certain third party operating expenses and pursuit costs incurred in connection with their provision of services to the Company, including fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business, subject to the terms of the Company’s limited liability company agreement, the Management Agreement, the Sub-Management Agreement and the Expense Support and Conditional Reimbursement Agreement (as defined below). The Company does not reimburse the Manager and Sub-Manager for administrative services performed by the Manager or Sub-Manager for the benefit of the Company.

Expense Support and Conditional Reimbursement Agreement — The Company entered into an expense support and conditional reimbursement agreement with the Manager and the Sub-Manager (the “Expense Support and Conditional Reimbursement Agreement”), which became effective on February 7, 2018, pursuant to which each of the Manager and the Sub-Manager agrees to reduce the payment of base management fees, total return incentive fees and the reimbursements of reimbursable expenses due to the Manager and the Sub-Manager under the Management Agreement and the Sub-Management Agreement, as applicable, to the extent that the Company’s annual regular cash distributions exceed its annual net income (with certain adjustments). The amount of such expense support is equal to the annual (calendar year) excess, if any, of (a) the distributions (as defined in the Expense Support and Conditional Reimbursement Agreement) declared and paid (net of the Company’s distribution reinvestment plan) to shareholders minus (b) the available operating funds, as defined in the Expense Support and Conditional Reimbursement Agreement (the “Expense Support”).

The Expense Support amount is borne equally by the Manager and the Sub-Manager and is calculated as of the last business day of the calendar year. Until the Expense Support and Conditional Reimbursement Agreement is terminated, the Manager and Sub-Manager shall equally conditionally reduce the payment of fees and reimbursements of reimbursable expenses in an amount equal to the conditional waiver amount (as defined in and subject to limitations described in the Expense Support and Conditional Reimbursement Agreement). The term of the Expense Support and Conditional Reimbursement Agreement has the same initial term and renewal terms as the Management Agreement or the Sub-Management Agreement, as applicable, to the Manager or the Sub-Manager. Expense support is paid by the Manager and Sub-Manager annually in arrears.

If, on the last business day of the calendar year, the annual (calendar year) year-to-date available operating funds exceeds the sum of the annual (calendar year) year-to-date distributions paid per share class (the “Excess Operating Funds”), the Company uses such Excess Operating Funds to pay the Manager and the Sub-Manager all or a portion of the outstanding unreimbursed Expense Support amounts for each share class, as applicable, subject to certain conditions (the “Conditional Reimbursements”) as described further in the Expense Support and Conditional Reimbursement Agreement. The Company’s obligation to make Conditional Reimbursements shall automatically terminate and be of no further effect three years following the date which the Expense Support amount was provided and to which such Conditional Reimbursement relates, as described further in the Expense Support and Conditional Reimbursement Agreement.

Since inception, the Company has received cumulative Expense Support of approximately $5.1 million. During the quarter ended September 30, 2021, the Company recorded Expense Support of approximately $(4.5) million which represented a reversal of expense support accrued through June 30, 2021 and Expense Support reimbursement of approximately $1.1 million. The Company reimbursed approximately $1.8 million of Expense Support to the Manager and Sub-Manager for the year ended December 31, 2021. As of September 30, 2022, the remaining amount of Expense Support collected from the Manager and Sub-Manager subject to reimbursement was approximately $3.2 million. The Company recorded reimbursement of Expense Support in the condensed consolidated statements of operations of approximately $0.2 million and $2.5 million during the quarter and nine months ended September 30, 2022, respectively.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The following table summarizes Expense Support received (excluding years for which reimbursement eligibility has expired), Expense Support reimbursed and the remaining Expense Support that may become reimbursable, subject to the conditions of reimbursement defined in the Expense Support and Conditional Reimbursement Agreement, as of September 30, 2022 (in thousands):

For the Year Ended	Amount of Expense Support Received	Expense Support Reimbursed(1)	Expense Support Subject to Reimbursement(2)	Reimbursement Eligibility Expiration
December 31, 2019	$1,372	$(970)	$402	March 31, 2023
December 31, 2020	3,301	(509)	2,792	March 31, 2024
	$4,673	$(1,479)	$3,194

FOOTNOTES:

(1)	Represents Expense Support reimbursed to the Manager and Sub-Manager accrued as of December 31, 2021 and paid during the nine months ended September 30, 2022, related to Expense Support received for the years ended December 31, 2020 and 2019. The Company also reimbursed $(353) related to Expense Support received for the year ended December 31, 2018.

(2)	Represents remaining Expense Support that is subject to reimbursement, which is calculated by share class and subject to limitations as defined in the Expense Support and Conditional Reimbursement Agreement. During the nine months ended September 30, 2022, management accrued reimbursement of expense support of $2,535. Management believes that Expense Support reimbursement payments by the Company to the Manager and Sub-Manager for unreimbursed Expense Support in excess of this accrual amount are not probable under the terms of the Expense Support and Conditional Reimbursement Agreement as of September 30, 2022.

Distributions

Individuals and entities affiliated with the Manager and Sub-Manager owned approximately 0.4 million and 0.4 million shares as of September 30, 2022 and 2021, respectively. These individuals and entities received distributions from the Company of approximately $0.1 million and $0.2 million during the quarters ended September 30, 2022 and 2021, respectively, and $0.3 million and $0.5 million during the nine months ended September 30, 2022 and 2021, respectively.

Related party fees and expenses incurred for the quarter and nine months ended September 30, 2022 and 2021 are summarized below (in thousands):

		Quarter Ended September 30,		Nine Months Ended September 30,
Related Party	Source Agreement & Description	2022	2021	2022	2021
Managing Dealer	Managing Dealer Agreement:	$565	$542	$1,335	$1,084
	Commissions	288	296	689	580
	Dealer manager fees	210	104	549	247
	Distribution and shareholder servicing fees
Manager and Sub-Manager	Management Agreement and Sub-Management Agreement:
	Organization and offering reimbursement(1)(2)	756	688	2,002	1,741
	Base management fees(1)	2,425	1,287	6,417	3,277
	Total return incentive fees(1)	3,090	1,419	7,723	6,289
Manager and Sub-Manager	Expense Support and Conditional Reimbursement Agreement:
	Expense Support	—	4,495	—	—
	Reimbursement of Expense Support	183	1,055	2,535	1,055
Manager	Administrative Services Agreement:
	Reimbursement of third-party operating expenses(1)	13	41	70	97
Sub-Manager	Sub-Management Agreement:
	Reimbursement of third-party pursuit costs(1)(3)	—	137	339	651

FOOTNOTES:

(1)	Expenses subject to Expense Support.

(2)	Organization reimbursements are expensed on the Company’s condensed consolidated statements of operations as incurred. Offering reimbursements are capitalized on the Company’s condensed consolidated statements of assets and liabilities as deferred offering expenses and expensed to the Company’s condensed consolidated statements of operations over the lesser of the offering period or 12 months.

(3)	Includes reimbursement of third-party fees incurred for investments that did not close, including fees and expenses associated with performing due diligence reviews.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The following table presents amounts due to related parties as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Total return incentive fee	$7,723	$7,283
Reimbursement of Expense Support	2,535	1,831
Base management fees	774	578
Organization and offering expenses	259	176
Distribution and shareholder servicing fees	72	53
Reimbursement of third-party operating expenses and pursuit costs	9	1
Total due to related parties	$11,372	$9,922

6. Distributions

The Company’s board of directors declared distributions on a monthly basis in each of the nine months ended September 30, 2022 and 2021 (nine record dates). Declared distributions are paid and reinvested monthly in arrears. The following table reflects the total distributions declared during the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Nine Months Ended September 30,
	2022			2021
Distribution Period	Distributions Declared(1)	Distributions Reinvested(2)	Cash Distributions Net of Distributions Reinvested (2)	Distributions Declared(1)(2)	Distributions Reinvested (2)	Cash Distributions Net of Distributions Reinvested (2)
First Quarter	$4,928	$1,630	$3,298	$3,290	$789	$2,501
Second Quarter	5,259	1,819	3,440	3,618	972	2,646
Third Quarter	5,627	2,036	3,591	4,037	1,224	2,813
	$15,814	$5,485	$10,329	$10,945	$2,985	$7,960

FOOTNOTES:

(1)	The Company’s board of directors declared distributions per share on a monthly basis. See Note 12. “Financial Highlights” for distributions declared by share class. Monthly distributions declared per share for each share class were as follows:

Record Date Period	Class FA	Class A	Class T	Class D	Class I	Class S
January 1, 2022 - September 30, 2022	$0.104167	$0.104167	$0.083333	$0.093750	$0.104167	$0.104167
January 1, 2021 - September 30, 2021	0.104167	0.104167	0.083333	0.093750	0.104167	0.104167

(2)	Amounts based on distribution record date.

The sources of declared distributions on a GAAP basis were as follows (in thousands):

	Nine Months Ended September 30,
	2022		2021
	Amount	% of Distributions Declared	Amount	% of Distributions Declared
Net investment income(1)	$12,040	76.1%	$6,944	63.4%
Distributions in excess of net investment income(2)	3,774	23.9	4,001	36.6
Total distributions declared	$15,814	100.0%	$10,945	100.0%

FOOTNOTES:

(1)	Net investment income includes reimbursement of Expense Support of $2,535 and $1,055 for the nine months ended September 30, 2022 and 2021, respectively. See Note 5. “Related Party Transactions” for additional information.

(2)	Consists of distributions made from offering proceeds for the periods presented.

CNL STRATEGIC CAPITAL, LLC

 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

In September 2022, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on October 28, 2022 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares, $0.104167 per share for Class I shares and $0.104167 per share for Class S shares.

7. Capital Transactions

Public Offerings

Under the Public Offerings, the Company has offered and continues to offer up to $1.0 billion of shares, on a best efforts basis, which means that CNL Securities Corp., as the Managing Dealer of the Public Offerings, uses its best effort but is not required to sell any specific amount of shares. The Company is offering, in any combination, four classes of shares in the Follow-On Public Offering: Class A shares, Class T shares, Class D shares and Class I shares. The initial minimum permitted purchase amount is $5,000 in shares. There are differing selling fees and commissions for each share class. The Company also pays distribution and shareholder servicing fees, subject to certain limits, on the Class T and Class D shares sold in the Public Offerings (excluding sales pursuant to the Company’s distribution reinvestment plan). The public offering price, selling commissions and dealer manager fees per share class are determined monthly as approved by the Company’s board of directors. As of September 30, 2022, the public offering price was $34.60 per Class A share, $33.18 per Class T share, $31.27 per Class D share and $32.13 per Class I share.

The Company is also offering, in any combination, up to $100.0 million of Class A shares, Class T shares, Class D shares and Class I shares to be issued pursuant to its distribution reinvestment plan.

See Note 13. “Subsequent Events” for additional information related to the Follow-On Public Offering.

The following tables summarize the total shares issued and proceeds received by share class in connection with the Public Offerings, excluding shares repurchased through the Share Repurchase Program described further below, for the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Nine Months Ended September 30, 2022
	Proceeds from Public Offerings				Distributions Reinvested(1)		Total
Share Class	Shares Issued	Gross Proceeds	Sales Load(2)	Net Proceeds to Company	Shares Issued	Proceeds to Company	Shares Issued	Net Proceeds to Company(3)	Average Net Proceeds per Share
Class A	503	$16,978	$(1,232)	$15,746	38	$1,213	541	$16,959	$31.31
Class T	531	17,394	(792)	16,602	26	821	557	17,423	31.28
Class D	646	20,010	—	20,010	18	576	664	20,586	30.96
Class I	2,493	79,118	—	79,118	86	2,661	2,579	81,779	31.71
	4,173	$133,500	$(2,024)	$131,476	168	$5,271	4,341	$136,747	$31.49

	Nine Months Ended September 30, 2021
	Proceeds from Public Offerings				Distributions Reinvested(1)		Total
Share Class	Shares Issued	Gross Proceeds	Sales Load(2)	Net Proceeds to Company	Shares Issued	Proceeds to Company	Shares Issued	Net Proceeds to Company(3)	Average Net Proceeds per Share
Class A	310	$10,087	$(735)	$9,352	32	$965	342	$10,317	$30.17
Class T	644	20,442	(928)	19,514	12	367	656	19,881	30.30
Class D	456	13,691	—	13,691	9	263	465	13,954	30.02
Class I	2,327	71,122	—	71,122	40	1,202	2,367	72,324	30.55
	3,737	$115,342	$(1,663)	$113,679	93	$2,797	3,830	$116,476	$30.41

CNL STRATEGIC CAPITAL, LLC

 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

FOOTNOTES:

(1)	Amounts are based on distribution reinvestment date. Distributions are declared monthly and paid or reinvested one month in arrears.

(2)	The Company incurs selling commissions and dealer manager fees on the sale of Class A and Class T shares sold through the Public Offerings. See Note 5. “Related Party Transactions” for additional information regarding up-front selling commissions and dealer manager fees.

(3)	Approximately $17.0 million and $16.7 million of net proceeds for shares sold and issued on September 30, 2022 and 2021, respectively, was received in cash in October 2022 and 2021, respectively.

Share Repurchase Program

In accordance with the Share Repurchase Program, the total amount of aggregate repurchases of Class FA, Class A, Class T, Class D, Class I and Class S shares is limited to up to 2.5% of the aggregate net asset value per calendar quarter (based on the aggregate net asset value as of the last date of the month immediately prior to the repurchase date) and up to 10% of the aggregate net asset value per year (based on the average aggregate net asset value as of the end of each of the Company’s trailing four quarters). Unless the Company’s board of directors determines otherwise, the Company limits the number of shares to be repurchased during any calendar quarter to the number of shares the Company can repurchase with the proceeds received from the sale of shares under its distribution reinvestment plan in the previous quarter. Notwithstanding the foregoing, at the sole discretion of the Company’s board of directors, the Company may also use other sources, including, but not limited to, offering proceeds and borrowings to repurchase shares.

During the nine months ended September 30, 2022 and 2021, the Company received requests for the repurchase of approximately $18.2 million and $2.8 million, respectively, of the Company’s common shares which exceeded proceeds from its distribution reinvestment plan in the applicable periods by approximately $13.3 million and $0.6 million, respectively. The Company’s board of directors approved the use of other sources to satisfy repurchase requests received in excess of proceeds received from the distribution reinvestment plan.

The following table summarizes the shares repurchased during the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA	296	$9,829	$33.24
Class A	23	735	31.36
Class T	11	334	31.27
Class D	16	507	31.00
Class I	212	6,746	31.84
Class S	1	28	33.74
Nine Months Ended September 30, 2022	559	$18,179	$32.53

	Shares Repurchased	Total Consideration	Average Price Paid per Share
Class FA	18	$565	$32.05
Class A	18	527	29.88
Class T	16	493	29.86
Class D	5	147	29.32
Class I	34	1,050	30.75
Nine Months Ended September 30, 2021	91	$2,782	$30.59

As of September 30, 2022 and December 31, 2021, the Company had a payable for shares repurchased of approximately $2.1 million and $0.5 million, respectively, which were paid in October and January 2022, respectively.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

Share Conversions

Class T and Class D shares are converted into Class A shares once the maximum amount of distribution and shareholder servicing fees for those particular shares has been met. The shares to be converted are multiplied by the applicable conversion rate, the numerator of which is the net asset value per share of the share class being converted and the denominator of which is the net asset value per Class A share.

During the nine months ended September 30, 2022, 40,513 Class T shares were converted to 40,441 Class A shares at an average conversion rate of 1.00. There were no share conversions during the nine months ended September 30, 2021.

8. Borrowings

In September 2021, the Company entered into a second amended and restated loan agreement (the “2021 Loan Agreement”) and related promissory note with United Community Bank (d/b/a Seaside Bank and Trust) for a $25.0 million line of credit. The Company did not borrow any amounts under the 2021 Line of Credit and the Company’s ability to request draws under the 2021 Loan Agreement expired in August 2022.

In August 2022, the Company entered into a new loan agreement (the “2022 Loan Agreement”) and related promissory note with First Horizon Bank for a $50.0 million revolving line of credit (the “2022 Line of Credit”). In connection with the 2022 Loan Agreement, the Company is required to pay a total commitment fee to First Horizon Bank of $0.25 million, of which $0.13 million was paid during the nine months ended September 30, 2022. The 2022 Line of Credit is available for advances through August 2023.

The Company is required to pay a fee to First Horizon with each advance under the 2022 Line of Credit in an amount equal to 0.05% of the amount of each borrowing. The Company is also required to pay interest on the borrowed amount at a rate per year equal to the 30-day secured overnight financing rate (“SOFR”) plus 2.75%. Interest payments are due monthly in arrears. Furthermore, the Company is required to pay a quarterly unused line fee when the average outstanding balance of the 2022 Line of Credit is less than $25.0 million. Unused line fee payments are due quarterly in arrears.

The Company may prepay, without penalty, all or any part of the borrowings under the 2022 Loan Agreement at any time and such borrowings are required to be repaid within 180 days of the borrowing date. Under the 2022 Loan Agreement, the Company is required to comply with certain covenants including the provision of financial statements on a quarterly basis, a restriction from incurring any debt, and restrictions on the transfer and sale of assets held by certain subsidiaries. Additionally, the Company has a covenant related to its fair market value of investments as a multiple of borrowings outstanding.

In connection with the 2022 Loan Agreement, the Company entered into a pledge and security agreement (“Pledge Agreement”) in favour of the lender under the 2022 Line of Credit. Under the Pledge Agreement, the Company is required to contribute proceeds from the Follow-On Public Offering to pay down the outstanding debt to the extent there are any borrowings outstanding under the 2022 Loan Agreement.

The Company had not borrowed any amounts under the 2022 Line of Credit as of September 30, 2022.

9. Income Taxes

The Company incurs income tax expense (benefit) related to its Taxable Subsidiaries. The components of income tax expense (benefit) were as follows during the quarter and nine months ended September 30, 2022 and 2021 (in thousands):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Current tax expense	$128	$985	$244	$1,125
Deferred tax (benefit) expense	(357)	500	226	519
Total income tax expense	$(229)	$1,485	$470	$1,644

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

The effective tax rate for the nine months ended September 30, 2022 and 2021 was 1.2% and 4.2%, respectively. The primary items giving rise to the difference between the 21.0% federal statutory rate applicable to corporations and the effective tax rates are due to state taxes and the benefits of the partnership structure.

Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2022 and December 31, 2021 were as follows (in thousands):

	September 30, 2022	December 31, 2021
Deferred tax assets:
Carryforwards for net operating loss	$803	$533
Other	30	18
Valuation Allowance	(40)	(22)
Total deferred tax assets	793	529
Deferred tax liabilities:
Unrealized appreciation on investments	(2,896)	(2,406)
Total deferred tax liabilities	(2,896)	(2,406)
Deferred tax liabilities, net	$(2,103)	$(1,877)

10. Concentrations of Risk

The Company had one portfolio company (Lawn Doctor) which met at least one of the significance tests under Rule 10-01(b) of Regulation S-X (the “Significance Tests”) for at least one of the periods presented in the condensed consolidated financial statements.

The portfolio companies are required to make monthly interest payments on their debt, with the debt principal due upon maturity. Failure of any of these portfolio companies to pay contractual interest payments could have a material adverse effect on the Company’s results of operations and cash flows from operations, which would impact its ability to make distributions to shareholders.

11. Commitments & Contingencies

See Note 5. “Related Party Transactions” for information on contingent amounts due to the Manager and Sub-Manager for the reimbursement of organization and offering costs under the Public Offerings and for the reimbursement of Expense Support.

From time to time, the Company and officers or directors of the Company may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its businesses. As of September 30, 2022, the Company was not involved in any legal proceedings.

In addition, in the normal course of business, the Company enters into contracts with its vendors and others that provide for general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company. However, based on experience, the Company expects that risk of loss to be remote.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

12. Financial Highlights

The following are schedules of financial highlights of the Company attributed to each class of shares for the nine months ended September 30, 2022 and 2021 (in thousands except per share data):

	Nine Months Ended September 30, 2022
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period	$32.62	$30.78	$30.66	$30.35	$31.18	$32.84
Net investment income, before reimbursement of Expense Support(1)	1.26	0.68	0.47	0.54	0.65	1.20
Reimbursement of Expense Support(1)(2)	(0.33)	(0.16)	—	—	(0.12)	—
Net investment income(1)	0.93	0.52	0.47	0.54	0.53	1.20
Net realized and unrealized gains, net of taxes(1)(3)	1.54	1.56	1.55	1.54	1.58	1.56
Net increase resulting from investment operations	2.47	2.08	2.02	2.08	2.11	2.76
Distributions to shareholders(4)	(0.94)	(0.94)	(0.75)	(0.84)	(0.94)	(0.94)
Net decrease resulting from distributions to shareholders	(0.94)	(0.94)	(0.75)	(0.84)	(0.94)	(0.94)
Net Asset Value, End of Period	$34.15	$31.92	$31.93	$31.59	$32.35	$34.66

Net assets, end of period	$145,589	$64,443	$67,539	$52,356	$251,558	$61,183
Average net assets(5)	$146,998	$52,817	$56,318	$38,532	$204,736	$59,389
Shares outstanding, end of period	4,263	2,019	2,115	1,657	7,777	1,765
Distributions declared	$4,143	$1,580	$1,349	$1,048	$6,039	$1,655
Total investment return based on net asset value before total return incentive fee(6)	8.52%	8.33%	8.14%	8.34%	8.32%	9.48%
Total investment return based on net asset value after total return incentive fee(6)	7.52%	6.85%	6.67%	6.96%	6.86%	8.52%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before total return incentive fee	1.00%	2.43%	3.13%	3.09%	2.51%	1.13%
Total operating expenses before reimbursement of Expense Support	1.83%	4.13%	4.79%	4.85%	4.20%	2.04%
Total operating expenses after reimbursement of Expense Support	2.81%	4.65%	4.79%	4.85%	4.60%	2.04%
Net investment income before total return incentive fee	3.63%	3.35%	3.16%	3.50%	3.35%	4.49%
Net investment income	2.80%	1.65%	1.50%	1.74%	1.67%	3.58%

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Nine Months Ended September 30, 2021
	Class FA Shares	Class A Shares	Class T Shares	Class D Shares	Class I Shares	Class S Shares
OPERATING PERFORMANCE PER SHARE
Net Asset Value, Beginning of Period	$29.97	$28.76	$28.67	$28.24	$29.06	$30.08
Net investment income before reimbursement of Expense Support(1)	0.97	0.38	0.23	0.37	0.37	0.89
Reimbursement of Expense Support(1)(2)	(0.17)	(0.03)	(0.16)	(0.16)	—	—
Net investment income(1)	0.80	0.35	0.07	0.21	0.37	0.89
Net realized and unrealized gains, net of taxes(1)(3)	2.61	2.63	2.66	2.66	2.69	2.61
Net increase resulting from investment operations	3.41	2.98	2.73	2.87	3.06	3.50
Distributions to shareholders(4)	(0.94)	(0.94)	(0.75)	(0.84)	(0.94)	(0.94)
Net decrease resulting from distributions to shareholders	(0.94)	(0.94)	(0.75)	(0.84)	(0.94)	(0.94)
Net Asset Value, End of Period	$32.44	$30.80	$30.65	$30.27	$31.18	$32.64

Net assets, end of period	$147,969	$41,851	$39,665	$27,652	$134,054	$57,778
Average net assets(5)	$144,325	$35,346	$25,327	$17,260	$91,833	$56,108
Shares outstanding, end of period	4,561	1,359	1,294	914	4,299	1,770
Distributions declared	$4,289	$1,095	$628	$487	$2,786	$1,660
Total investment return based on net asset value before total return incentive fee(6)	12.76%	12.72%	11.08%	11.80%	12.38%	13.10%
Total investment return based on net asset value after total return incentive fee(6)	11.33%	10.48%	9.61%	10.29%	10.65%	11.77%
RATIOS/SUPPLEMENTAL DATA (not annualized):
Ratios to average net assets:(5)(7)
Total operating expenses before total return incentive fee	1.15%	2.37%	3.94%	3.54%	3.12%	1.37%
Total operating expenses before reimbursement of Expense Support	2.35%	4.78%	6.04%	5.74%	5.47%	2.60%
Total operating expenses after reimbursement of Expense Support	2.90%	4.88%	6.58%	6.27%	5.41%	2.60%
Net investment income before total return incentive fee	3.74%	3.56%	2.34%	2.90%	3.51%	4.04%
Net investment income	2.54%	1.15%	0.24%	0.70%	1.22%	2.81%

FOOTNOTES:

(1)	The per share amounts presented are based on weighted average shares outstanding.

(2)	Reimbursement of Expense Support is accrued throughout the year and is subject to a final calculation as of the last business day of the calendar year.

(3)	The amount shown at this caption is the balancing figure derived from the other figures in the schedule. The amount shown at this caption for a share outstanding throughout the period may not agree with the change in the aggregate gains and losses in portfolio investments for the period because of the timing of sales and repurchases of the Company’s shares in relation to fluctuating fair values for the portfolio investments.

(4)	The per share data for distributions is the actual amount of distributions paid or payable per common share outstanding during the entire period; distributions per share are rounded to the nearest $0.01.

(5)	The computation of average net assets during the period is based on net assets measured at each month end, adjusted for capital contributions or withdrawals during the month.

(6)	Total investment return is calculated for each share class as the change in the net asset value for such share class during the period and assuming all distributions are reinvested. Class FA assumes distributions are reinvested in Class A shares and all other share classes assume distributions are reinvested in the same share class, including Class S shares which do not participate in the distribution reinvestment plan. Amounts are not annualized and are not representative of total return as calculated for purposes of the total return incentive fee described in Note 5. “Related Party Transactions.” Since there is no public market for the Company’s shares, terminal market value per share is assumed to be equal to net asset value per share on the last day of the period presented. The Company’s performance changes over time and currently may be different than that shown above. Past performance is no guarantee of future results. Investment performance is presented without regard to sales load that may be incurred by shareholders in the purchase of the Company’s shares.

(7)	Actual results may not be indicative of future results. Additionally, an individual investor’s ratios may vary from the ratios presented for a share class as a whole.

CNL STRATEGIC CAPITAL, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

13. Subsequent Events

Distributions

In October 2022, the Company’s board of directors declared a monthly cash distribution on the outstanding shares of all classes of common shares of record on November 29, 2022 of $0.104167 per share for Class FA shares, $0.104167 per share for Class A shares, $0.083333 per share for Class T shares, $0.093750 per share for Class D shares, $0.104167 per share for Class I shares and $0.104167 per share for Class S shares.

Offerings

In October 2022, the Company’s board of directors approved new per share offering prices for each share class in the Follow-On Public Offering. The new offering prices are effective as of October 27, 2022. The following table provides the new offering prices and applicable upfront selling commissions and dealer manager fees for each share class available in the Follow-On Public Offering:

	Class A	Class T	Class D	Class I
Effective October 27, 2022:
Offering Price, Per Share	$34.89	$33.52	$31.59	$32.35
Selling Commissions, Per Share	2.09	1.01	—	—
Dealer Manager Fees, Per Share	0.88	0.58	—	—

Capital Transactions

During the period October 1, 2022 through November 10, 2022, the Company received additional net proceeds from the Follow-On Public Offering and distribution reinvestment plan of the following (in thousands except per share data):

	Proceeds from Follow-On Public Offering				Distribution Reinvestment Plan		Total
Share Class	Shares	Gross Proceeds	Sales Load	Net Proceeds to Company	Shares	Gross Proceeds	Shares	Net Proceeds to Company	Average Net Proceeds per Share
Class A	42	$1,445	$(101)	$1,344	9	$268	51	$1,612	$31.90
Class T	112	3,739	(178)	3,561	6	219	118	3,780	31.92
Class D	74	2,339	—	2,339	6	174	80	2,513	31.58
Class I	242	7,838	—	7,838	24	754	266	8,592	32.34
	470	$15,361	$(279)	$15,082	45	$1,425	515	$16,497	$32.08